As filed with the Securities and Exchange Commission on February 14, 2005
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LEVEL 8 SYSTEMS, INC.	CICERO, INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)
Delaware	Delaware
(State of other jurisdiction of incorporation or organization)	(State of other jurisdiction of incorporation or organization)
11-2920559	20-2199504
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

 1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
(732) 919-3150
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 John P. Broderick
Chief Financial Officer
Level 8 Systems, Inc.
1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
(732) 919-3150
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Robert J. May, Jr., Esq.
Alexa M. Schumann, Esq.
Lemery Greisler LLC
10 Railroad Place
Saratoga Springs, New York 12866
(518) 581-8800

   Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Cicero, Inc. common stock, par value $.001 per share	31,003,193	$2.50	$77,507,983	$9,122.69
(1) Estimated solely for calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended. The proposed maximum offering price and the amount of the registration fee are based on the estimate of the average of the high and low price of the common stock as reported on the Over-the-Counter Bulletin Board on the effective date.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index begins on page F-47

1433 State Highway 34, Building C
Farmingdale, New Jersey 07727

February 14, 2005

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Level 8 Systems, Inc. (the “Company” or “Level 8”) to be held at 1433 Highway 34, Building C, Farmingdale, New Jersey on March 7, 2005, at 10.00 a.m., local time.  I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

On November 23, 2004, our board of directors unanimously approved a plan to merge Level 8 Systems into Cicero, Inc., a wholly owned subsidiary. If approved by our shareholders, Level 8 Systems, Inc. will become merged into Cicero, Inc., a Delaware corporation recently formed by Level 8 Systems, Inc., and Cicero, Inc. will be the surviving corporation. We believe the recapitalization merger will have a positive impact on the future operations of the Company and its ability to raise additional capital that it will need to continue operations.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year, as well as on our plans for the future.

Please take this opportunity to become involved in the affairs of the Company. Each of the issues covered by the Proxy Statement is important to position the Company for growth. We hope you will take time to carefully consider each matter. We strongly recommend that all stockholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the adoption of the 2005 Cicero, Inc. Employee Stock Option Plan, “FOR” the election of the Board of Director nominees, and “FOR” ratification of Margolis and Company P.C.’s appointment as our Independent Registered Public Accounting Firm for 2004.

Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,
Chairman of the Board, Chief Executive Officer and
Chief Technology Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this document is February 14, 2005. This document was first sent to shareholders on or about February XX, 2005.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH THIS DOCUMENT HAS REFERRED YOU. LEVEL 8 SYSTEMS AND CICERO HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

THIS DOCUMENT MAY INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LEVEL 8 SYSTEMS, INC. THAT IS NOT INCLUDED OR DELIVERED WITH THE DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING PERSONS:

John P. Broderick, Chief Financial Officer/Chief Operating Officer
Attn: Ms. Sharon Cothren
8000 Regency Pkwy, Suite 542
Cary, North Carolina 27511

If you would like to request documents from us, please do so by March 3, 2005 in order to receive them prior to the annual meeting.

See “Where You Can Find Additional Information” beginning on page 2.

The information in this preliminary prospectus is not complete and may be changed. We may not complete the offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

LEVEL 8 SYSTEMS, INC.
1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 7, 2005
CICERO, INC.
PROSPECTUS FOR
31,003,193 SHARES OF CICERO COMMON STOCK
OTCBB : CCRO

This document constitutes a proxy statement of Level 8 Systems, Inc. in connection with the solicitation of proxies by the board of directors of Level 8 Systems for use at the annual meeting of shareholders to be held at 1433 State Highway 34, Building C, Farmingdale, New Jersey on March 7, 2005 at 10:00AM. At the annual meeting, Level 8 Systems, Inc. shareholders will be asked to consider and vote on the following proposals:

1.To approve and adopt the Agreement and Plan of Merger, dated December 30, 2004 between Level 8 Systems and Cicero, Inc. (“CI”) which provides, among other things, (i) for the merger of Level 8 Systems, Inc. with and into Cicero, Inc., (ii) the conversion of each share of common stock of Level 8 Systems, Inc. outstanding immediately prior to the merger into .05 shares of Cicero, Inc. common stock, plus cash in lieu of any fractional share interest, and (iii) the conversion of each outstanding share of the various Series of Preferred Stock of Level 8 Systems, Inc. into shares of Cicero, Inc. Series A-1 Preferred Stock at various conversion rates;

2.To approve the 2005 Cicero, Inc. Employee Stock Option Plan and allocate 3,000,000 shares of common stock for grant to employees and consultants.

3.To elect five (5) directors to the board of directors to serve for the ensuing year and until their successors are duly elected and qualified;

4.To ratify the appointment of Margolis and Company P.C. as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2004; and

5.To transact such other business as may properly be brought before such special meeting.

If you were a stockholder of record at the close of business on February 8, 2005, you are entitled to notice of, and to vote at, the annual meeting. As of that date, there were 43,441,917 shares of Level 8 Systems, Inc. common stock outstanding. Each share of Level 8 common stock is entitled to one vote on each matter properly brought before the annual meeting.

This document also constitutes a prospectus of Cicero, Inc. filed as a part of a registration statement filed with the Securities and Exchange Commission relating up to 31,003,193 shares of Cicero, Inc. common stock, $.001 par value per share.

On December 31, 2004, the last sales price of the common stock quoted on the Over-the-Counter Bulletin Board was $0.13 per share. Level 8 Systems, Inc.’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “LVEL.”

The Level 8 Systems board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement, FOR the adoption of the Employee Incentive Stock Option Plan, FOR the election of the board of director nominees, and FOR the ratification of Margolis and Company P.C.’s appointment as our Independent Registered Public Accounting Firm for 2004.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1: What do I need to do now?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid envelope as soon as possible, so that your shares may be represented and voted at the special meeting to be held March 7, 2005.

Q2: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q3: If my shares are held in an IRA, who votes those shares?

A: You vote shares held by you in an IRA as though you held those shares directly.

Q4: Can I change my vote after I have my mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q5: Should I send in my stock certificate now?

A:  No. Shortly after the merger is completed, Cicero Inc. will send you written instructions for exchanging your stock certificates.

Q6: When do you expect the merger to be completed?

A: Level 8 Systems expects to complete the merger on or before March 31, 2005.

Q7: Who should I call with questions or to obtain additional copies of this document?

A:  You should call:
Mr. John P. Broderick, CFO/COO
8000 Regency Pkwy.
Cary, NC 27511
(919) 380- 5000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Level 8 Systems, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain these materials from us at no cost by directing a written or oral request to us at Level 8 Systems, Inc., 8000 Regency Pkwy, Suite 542; Cary, North Carolina 27511, Attention: John P. Broderick, Chief Financial Officer; or by telephone, (919) 380-5000; or at our website www.Level 8.com. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including Level 8 Systems, Inc, that file electronically with the Securities and Exchange Commission.

SUMMARY

This summary highlights selected information from this document. Because this is a summary, it does not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire document and the attached exhibits.
Overview

We provide next generation application integration products and services that are based on open technology standards and are licensed to customers across a broad range of industries. Our software helps organizations leverage their extensive system and business process investments, increase operational efficiencies, reduce costs and strengthen valued customer relationships by uniting disparate applications, systems, information and business processes.

In the following narrative, all dollar amounts are in thousands.

General

Our board of directors has approved a plan, pending the approval of the stockholders of Level 8 Systems, Inc. to merge the Company with and into Cicero, Inc., (“CI”) with Cicero, Inc. being the surviving corporation. Pursuant to the merger agreement, Cicero, Inc. will assume all assets and liabilities of the Company, including obligations under our outstanding indebtedness and contracts. Our existing board of directors and officers will become the board of directors and officers of Cicero, Inc. for identical terms of office. Our existing subsidiaries will become the subsidiaries of Cicero, Inc.

The merger agreement provides that each share of Level 8 Systems, Inc. common stock (the “Company common stock”) outstanding on the effective date of the merger will be exchanged for .05 shares of Cicero, Inc. common stock, and following the exchange Level 8 Systems, Inc. will merge with and into Cicero, Inc. A copy of the merger agreement is attached as Exhibit 1.1 to this prospectus/proxy statement.

The recapitalizing merger will effect a change in the capital structure of the Company and other changes of a legal nature, which are described below under the heading "Comparison of Shareholder Rights Before and After the Recapitalization." However, the recapitalization merger will not result in any change in headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, taxes, assets, liabilities or net worth (other than as a result of the costs incident to the recapitalization merger, which are immaterial). Our management, including all directors and officers, will remain the same in connection with the recapitalization merger and will assume identical positions with Cicero, Inc. None of our subsidiaries will be changing their capitalization in connection with the recapitalization merger. Existing employment agreements of the executive officers of the Company will survive the recapitalization merger. Upon the effective time of the recapitalization merger, each 20 shares of Company common stock will be converted into 1 share of common stock of Cicero, Inc. and such shares will trade on the OTCBB under the symbol "CCRO." Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

The board of directors believes the recapitalization merger will have a positive impact on the future operations of the Company and its ability to raise additional capital that it will need to continue operations.

Business Strategy

The Company is seeking the authority to affect the recapitalization merger because it hopes that it will broaden the market for our common stock and that the resulting anticipated increased price level will encourage interest in the common stock. We believe that the continued market price of the Company’s common stock has and will continue to impair its acceptability to institutional investors, professional investors and other members of the investing public. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

The Company further believes that a higher stock price would help the Company to attract and retain employees and other service providers. The Company believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the plan of merger successfully increases the per share price of the Company’s common stock, the Company believes this increase will enhance our ability to attract and retain employees and service providers.

While our the Company believes that our common stock would trade at higher prices after the consummation of the recapitalization merger, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the recapitalization merger times the merger exchange ratio. In some cases, the total market capitalization of a company following a recapitalization merger is lower, and may be substantially lower, than the total market capitalization before the recapitalization merger. This will likely be the case in the recapitalization merger, since one aspect of the transaction is the mandatory exercise of the Note Warrants, which will result in a significant dilution of the Company’s common stock. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. In addition, there can be no assurance that the recapitalization merger will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase the Company’s ability to attract and retain employees and other service providers.

Since its inception and through various organic changes in the Company’s fortunes and business, the Company has issued preferred shares to raise capital for the Company’s ongoing business. There are four series of preferred stock, as well as convertible notes, all of which are convertible into Company common stock at conversion prices that no longer correspond to the Company common stock’s price. The Company believes that the preferred shareholders represent a continuing potential source of financing and wish to encourage further investment by them and continued support by them. The Company believes that the only way that they can do this is by reducing the exercise price to be more in line with the current market price of the common stock.

Competitive Advantages

By using Level 8’s Cicero software, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments. In addition, Cicero enables organizations to reduce the business risks inherent in replacement of mission-critical applications and extend the productive life and functional reach of their application portfolio.

The Cicero software is engineered to harness diverse business applications and shape them to more effectively serve the people who use them. Cicero provides an intuitive environment that simplifies the integration of complex multi-platform applications. Cicero provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes. Cicero streamlines all activities by providing a single, seamless user interface for simple access to all systems associated with a task. Cicero enables automatic information sharing among line-of-business applications and tools. Cicero is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency.

Structure of the Merger

The merger agreement provides that the Company will merge with and into Cicero, Inc. (“CI”), with Cicero, Inc. being the surviving corporation. Pursuant to the merger agreement, Cicero, Inc. will assume all assets and liabilities of the Company, including obligations under our outstanding indebtedness and contracts. Our existing board of directors and officers will become the board of directors and officers of Cicero, Inc. for identical terms of office. Our existing subsidiaries will become the subsidiaries of Cicero, Inc.

At the effective time of the recapitalization merger, each stock or security of the Company will be converted as follows:

(a)
Each share of Company common stock issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one-twentieth (.05) of a share of fully paid and non-assessable share of common stock, par value $0.001, of CI (the “CI common stock"), with the same rights, powers and privileges as the shares so converted and all shares of Company common stock shall be cancelled and retired and shall cease to exist.

(b)
Each share of the Company’s Series A-3 Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0142857 shares of fully paid and non-assessable shares of Series A-1 Preferred Stock, par value $0.001, of CI ("CI A-1 Preferred Stock"). Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company’s common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series A-3 Preferred Stock shall be cancelled and retired and shall cease to exist.

(c)
Each share of the Company’s Series B-3 Preferred Stock, par value $0.001 per share (the “Series B3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0125 shares of fully paid and non-assessable shares of CI A-1 Preferred Stock, Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company’s common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series B-3 Preferred Stock shall be cancelled and retired and shall cease to exist.

(d)
Each share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .20 shares of fully paid and non-assessable shares of CI A-1 Preferred Stock, Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company’s common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series C Preferred Stock shall be cancelled and retired and shall cease to exist.

(e)
Each share of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .25 shares of fully paid and non-assessable shares of CI A-1 Preferred Stock, Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company’s common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series D Preferred Stock shall be cancelled and retired and shall cease to exist.

(f)
Certain Convertible Notes of the Company (the “Convertible Notes”) shall be converted into such number of fully paid and non-assessable shares of CI Preferred Stock that would convert into the same number of shares of the Company’s common stock that the Convertible Notes would convert into immediately prior to the Effective Time, at conversion prices ranging from $0.026 to $0.007, however the number of shares of CI common stock underlying such Convertible Notes shall be one-twentieth (.05) of the number of shares Company common stock into which the Convertible Notes were convertible into immediately prior to the Effective Time, and all of the Company’s Convertible Notes, if so elected by the Note holders, shall be cancelled and retired and shall cease to exist.

(g)
Each option, warrant, purchase right, unit or other security of the Company issued and outstanding immediately prior to the Effective Time, not including the Convertible Notes, the Series A-3 Preferred Stock, the Series B-3 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (the “Convertible Securities”) shall be (i) converted into and shall be an identical security of CI, however the number of shares of CI common stock underlying such Convertible Securities shall be one-twentieth (.05) of the number of shares Company common stock into which the Convertible Securities were convertible into immediately prior to the Effective Time. CI shall cause to be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities, such number of shares of CI common stock as is sufficient to underlie such Convertible Securities.

(h)
Each share of CI common stock owned by the Company or any other person immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

(i)	CI will issue up to 239,920 shares of common stock to various parties to retire agreements by the Company to issue shares to those parties.

Transaction Steps
Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of Level 8 System’s outstanding common stock. In addition, the approval of at least 66% of the holders of the Series D Preferred Stock and at least 85% of the Series A-3, B-3 and C Preferred Stock is required to approve the merger agreement. The directors and executive officers of Level 8 Systems and their affiliates together own about 10.3% Level 8 System’s outstanding common stock as of December 31, 2004.

Comparative Stockholders Rights
Each holder of common shares of Level 8 Systems will hold the same rights, powers and privileges in Cicero, Inc. common shares. Holders of Level 8 Systems Series A-3, Series B-3, Series C and Series D Preferred Shares will have the same rights, powers and privileges in Cicero, Inc. Series A-1 Preferred Shares except for (i) certain anti-dilution protections that have been permanently waived; and (ii) certain voting, redemption and other rights that the holders of the Series A-1 Preferred will not be entitled to. Further, all Series A-1 Preferred Shares will have a pari passu liquidation preference with all other Series A-1 Preferred Shares.

Federal Income Tax Consequences of the Merger
Level 8 Systems shareholders generally will not recognize gain or loss for federal income tax purposes on the shares of Cicero, Inc. common stock they receive in the merger. Level 8 Systems’ attorneys have issued a legal opinion to this effect, which is included as an exhibit to registration statement filed with the Securities and Exchange Commission for the shares to be issued in the merger. Level 8 Systems shareholders will be taxed on cash received in exchange for any fractional shares. Tax matters are complicated and tax results may vary among shareholders. Level 8 Systems and Cicero, Inc. urge you to contact your own tax advisor to understand fully how the merger will affect you.

Recommendation of Board of Directors
On November 23, 2004, the board of directors of Level 8 Systems, Inc. voted unanimously to approve the merger. The board believes the recapitalization will have a positive impact on the future operations of the Company and its ability to raise additional capital that it will need to continue operations. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the Merger agreement and has determined that these actions are in the best interests of the Company and our stockholders. In addition, the board of directors unanimously recommends that you vote “FOR” the approval of the Employee Stock Option Plan, “FOR” the re-election of the board nominees, and “FOR” ratification of the appointment of our Independent Registered Public Accounting Firm.

Interests of Certain Parties in the Merger
When considering the recommendation of Level 8 System’s board of directors, you should be aware that some directors and executive officers have interests in the merger, which may conflict with their interests as shareholders. These interests include:

•
Anthony Pizi, President and CEO of Level 8 Systems, holds Convertible Notes amounting to $227 and convertible into 920,388 shares of Level 8 Systems common stock prior to the merger. Under the terms of the merger agreement, these notes would be convertible into the equivalent of 525,082 shares of Cicero, Inc. In addition, Mr. Pizi is separately owed $350, which may be converted into an additional 47,548,239 warrants to purchase common stock of Level 8 Systems, Inc. at a purchase price of $0.002 per share. These warrants are only issuable upon approval of the merger, and after such approval, these warrants would be converted into 2,377,412 warrants to purchase CI common stock with a purchase price of $0.04 per share;

•
Executive officers and directors hold options to purchase Level 8 Systems common stock that will convert into options to purchase CI stock. As of December 31, 2004, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors of Level 8 Systems, which represents the economic value of the options, is negative;

•	Following the merger, CI will indemnify, and provide liability insurance to officers and directors of Level 8 Systems; and

•
Following the merger, the current members of Level 8 System’s board of directors will remain directors of CI, and the compensation for non-employee directors of CI will be subject to review following the effective time of the merger.

In addition, participants in the Note and Warrant offering hold a senior position with respect to indebtedness and liquidity. Failure to secure approval of the merger proxy may put the Company in a position of default upon maturity of the Notes.

Conditions to the Merger
The merger agreement was unanimously approved by the board of directors of the Company and the board of directors of Cicero, Inc. and subsequently was adopted by the Company, as the sole stockholder of Cicero, Inc. Approval of the recapitalization proposal, which constitutes approval of the merger agreement, requires the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock together with the holders of the Company’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting on an as-converted basis, voting together as a class. In addition, the affirmative vote of at least 85% of the holders of the Company’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, and Series C Preferred Stock and the affirmative vote of at least 66% of the holders of the Company’s Series D Preferred Stock, each voting separately as its own individual class, is required to approve the recapitalization proposal.

Regulatory Approvals
To the Company's knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the recapitalization merger will be the filing of the Certificate of Merger with the Secretary of State of Delaware.

Selected Consolidated Financial Data
The following selected financial data for the years 1999 through 2003 is derived from the audited consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

The selected financial data for the nine months ended September 30, 2003 and 2004 is derived from the consolidated financial statements included herein on pages F-33 through F-35.

	Year Ended December 31,					Nine Months Ended September 30,
	(in thousands, except per share data)
	1999	2000	2001	2002	2003	2003	2004
SELECTED STATEMENT OF OPERATIONS DATA						(unaudited)
Revenue	$52,920	$83,729	$17,357	$3,101	$530	$433	$506
Loss from continuing operations	(15,477)	(28,367)	(58,060)	(13,142)	(9,874)	(7,866)	(8,618)
Loss from continuing operations per common share - basic and diluted	$(1.78)	$(2.10)	$(3.70)	$(0.75)	$(0.54)	$(0.42)	$(0.25)
Weighted average common and common equivalent shares outstanding- basic and diluted	8,918	14,019	15,958	18,877	21,463	20,104	34,334

	At December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
SELECTED BALANCE SHEET DATA						(unaudited)
Working capital (deficiency)	$(36)	$28,311	$(4,529)	$(6,254)	$(6,555)	$(6,267)	$(8,864)
Total assets	133,581	169,956	35,744	11,852	5,362	6,509	1,147
Long-term debt, including current maturities	27,593	27,133	4,845	2,893	2,756	2,701	4,158
Senior convertible redeemable preferred stock	--	--	--	--	3,355	3,530	2,692
Loans from related companies, net of current maturities	4,000	--	--	--	--	--	--
Stockholders' equity (deficit)	72,221	117,730	13,893	1,653	(6,103)	(5,322)	(11,705)

Due to the Company’s acquisition and divestiture activities, year-to-year comparisons of results of operations are not necessarily meaningful. Additionally, as a result of the Company’s pursuit of a growth strategy focusing on its software product sales and synergies gained as a result of eliminating duplicative functions, the results of operations are significantly different than the result of combining the previous operations of each acquired company into Level 8.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below together with the other information included in this prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We depend on an unproven strategy for ongoing revenue.

In 2001, we determined that our best possibility of long- term success would be to concentrate our sales efforts into the customer contact centers of large companies, where the customer service representatives of our target market interact with their customers via telephone, facsimile, electronic mail and other means of communication. The success of our strategy is highly dependent on market acceptance of our Cicero software product (“Cicero”), which we have licensed from Merrill Lynch. Cicero has no track record of sales to the financial services industry and there is no certainty that we will have strong market penetration with our Cicero offering.

Cicero was officially launched in a general release version in June 2001. While we have limited significant sales of Cicero to date, we have yet to establish a predictable revenue stream. A previous version of Cicero has been in use on over 30,000 workstations at Merrill Lynch for approximately five years.  We have substantially modified the version of Cicero used at Merrill Lynch to introduce a commercial product that may be implemented in our target markets.

Furthermore, we have ceased our sales and marketing efforts with respect to our historical revenue producing products, the Geneva Integration Suite line of products, and our historical business of Enterprise Application Integration at the server level. We have sold all assets associated with the Geneva AppBuilder software, which represented approximately 59% of our revenue in fiscal year 2001. We also sold our Geneva Message Queuing and XIPC products in the third quarter of 2001 and our Star/SQL and CTRC products in second quarter of 2002. In October 2002, we sold our Systems Integration business, which consisted of Geneva Enterprise Integrator, and Geneva Business Process Automator. These sales represent substantially all of the products in our Messaging and Application Engineering segment and all the products in our Systems Integration Segment. Our past performance and revenues therefore provide no indication of our future prospects and revenues.

Our new strategy is subject to the following specialized risks that may adversely affect our long-term revenue and profitability prospects:

•	Cicero was originally developed internally by Merrill Lynch and has no track record of successful sales to organizations within the financial services industry and may not gain market acceptance;
•
We are approaching a different segment of the financial services industry, the customer contact center, compared to our sales and marketing efforts in the past and there can be no assurance that we can successfully sell and market into this industry; and

•	We have had very limited success because the financial condition of the Company has caused concern for enterprise customers that would be dependent on Cicero for their long-term needs.

We have a history of losses and expect that we will continue to experience losses at least through 2004.

We experienced operating losses and net losses in 1998, 1999, 2000, 2001, 2002, and 2003 and for the nine months ended September 30, 2004. We incurred a net loss of $25,056 for 1998, $15,477 for 1999, $28,367 for 2000, $105,135 for 2001, $18,182 for 2002, $10,006 for 2003 and $8,641 for the nine months ended September 30, 2004. As of September 30, 2004, we had a working capital deficit of $8,864 and an accumulated deficit of $220,914. Our ability to generate positive cash flow is dependent upon achieving and sustaining certain cost reductions and generating sufficient revenues.

Therefore, due to these and other factors, we expect that we will continue to experience net losses through the first quarter of 2005. We have not generated sufficient revenues to pay for all of our operating costs or other expenses and have relied on financing transactions over the last three fiscal years to pay our operating costs and other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful. Furthermore, there can be no assurance that if we are unable to generate sufficient revenue from operations that we will be able to continue to access the capital markets to fund our operations, or that if we are able to do so that it will be on satisfactory terms.

There is substantial doubt as to whether we can continue as a going concern.

Because we incurred net operating losses of $8,641 for the nine months ended September 30, 2004 and $10,006 for the year ended December 31, 2003, we experienced negative cash flows from operations, had significant working capital deficiencies at September 30, 2004 and because we are relying on acceptance of a newly developed and marketed product, there is substantial doubt that we can continue to operate as a going concern. While we have attracted some additional capital to continue to fund operations, there can be no assurance that we can obtain additional financing and if we do obtain financing that it will be on terms that are favorable to us or our stockholders.

The so-called “penny stock rule” could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers.

These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser's written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Escrowed Funds from our Series D Preferred Stock financing have been distributed back to the Series D Preferred stockholders and are not available to the Company.

In March 2003, we closed the sale of Series D Preferred Stock and warrants. Pursuant to the terms of the financing transaction, $2,000 of the $3,500 proceeds of the financing was placed in escrow. At the end of September 2004, $776 of these proceeds was in escrow. In October 2004, we received notice from the lead investor of their intention to redeem a portion of their Series D Preferred Stock in return for the escrow monies. Such redemption was concluded in November 2004 and the escrowed proceeds of $778 were distributed back to the holders of Series D Preferred Stock.

Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price.

Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract, which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

Furthermore, individual Cicero sales are large and each sale can or will account for a large percentage of our revenue and a single sale may have a significant impact on the results of a quarter. The sales of Cicero can be classified as generally large in size to a small discrete number of customers. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer’s decision to purchase Cicero increases the risk of quarter-to-quarter fluctuations. Cicero sales require a significant commitment of time and financial resources because it is an enterprise product. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers’ internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers’ budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

We typically do not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter to quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Moreover, if our quarterly results years may not be indicative of the revenues for the first and second quarters. Moreover, if our results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

Loss of key personnel associated with Cicero development could adversely affect our business.

Loss of key executive personnel or the software engineers we have hired with specialized knowledge of the Cicero technology could have a significant impact on our execution of our new strategy give that they have specialized knowledge developed over a long period of time with respect to the Cicero technology. Furthermore, because of our prior reductions in the number of employees, we may find it difficult to recruit new employees in the future.

Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero.

Cicero is designed to address in a novel way the problems that large companies face integrating the functionality of different software applications by integrating these applications at the desktop. To effectively penetrate the market for solutions to this disparate application problem, Cicero will compete with traditional Enterprise Application Integration, or EAI, solutions that attempt to solve this business problem at the server or back-office level. Server level EAI solutions are currently sold and marketed by companies such as NEON, Mercator, Vitria, and BEA. There can be no assurance that our potential customers will determine that Cicero’s desktop integration methodology is superior to traditional middleware EAI solutions provided by the competitors described above in addressing this business problem. Moreover, the information systems departments of our target customers, large financial institutions, are large and may elect to attempt to internally develop an internal solution to this business problem rather than to purchase the Cicero product. Cicero itself was originally developed internally by Merrill Lynch to solve these integration needs.

Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors or the internally developed solutions of our customers. These competitive pressures could delay or prevent adoption of Cicero or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

We may be unable to enforce or defend our ownership and use of proprietary and licensed technology.

Our success depends to a significant degree upon our proprietary and licensed technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology; duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end- users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

We have not paid any dividends on our common stock and it is likely that no dividends will be paid in the future.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Provisions of our charter and Bylaws and Delaware law could deter takeover attempts.

Section 203 of the Delaware General Corporation Law, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder’s best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as the board of directors may determine preferences as from time to time. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of Level 8. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future.

Our stockholders may be diluted by the exercise of options and warrants and conversion of preferred stock or by the registration of additional securities for resale.

We have reserved 10,900,000 shares of common stock for issuance under our employee incentive plans and 120,000 shares under our outside director incentive plan. As of December 31, 2004, options to purchase an aggregate of 7,488,639 of common stock were outstanding pursuant to our employee and director incentive plans. As of December 31, 2004, warrants to purchase an additional 19,953,406 shares of common stock are outstanding. We have also reserved 188,528 shares of common stock for issuance upon conversion of the outstanding Series A-3 Preferred Stock, 2,394,063 shares of common stock for issuance upon conversion of the outstanding Series B-3 Preferred Stock, 3,002,632 shares of common stock for issuance upon conversion of the outstanding Series C Preferred Stock, and 4,270,500 shares of common stock for issuance upon the conversion of the outstanding Series D Preferred Stock. The exercise of such options and warrants or conversion of preferred stock and the subsequent sale of the underlying common stock in the public market could adversely cause the market price of our common stock to decline.

Our stockholders will be diluted by the automatic exercise of warrants pursuant to the approval of the recapitalization merger.

If the recapitalization merger is approved by the shareholders in accordance with the proxy materials provided, warrants for 9,824,510 shares of the Company’s common stock will be automatically exercised, the consideration for which will be the elimination through conversion of approximately $1,600 of Company debt. In addition, the Noteholders of this debt will receive 12,517,592 warrants to purchase common stock in Cicero, Inc., at a purchase price of $0.04 per share. The automatic exercise of such Warrants and the subsequent sale of the underlying common stock in the public market could adversely cause the market price of our common stock to decline.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words “estimate,” “project,” “intend,” “believe,” “expect” and similar expressions are intended to identify forward- looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements, which are not historical facts are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplate by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described in “Risk Factors” (page 7).

THE ANNUAL MEETING OF STOCKHOLDERS
To be held on March 7, 2005
_____________________________

PURPOSE OF THE ANNUAL MEETING

This Proxy Statement is furnished to stockholders in connection with the solicitation by the board of directors of Level 8 Systems, Inc., a Delaware corporation (the “Company”), of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters located at 1433 State Highway 34, Farmingdale, New Jersey at 10:00 a.m., local time, on March 7, 2005, and at any adjournment thereof (the “Annual Meeting”). This Registration Statement and the accompanying Notice of Annual Meeting and Form of Proxy are being mailed to the Company’s stockholders on or about February 21, 2005.

1.
To approve a merger of the Company into Cicero, Inc., a Delaware corporation (“C.I.”), whereby Cicero, Inc. would be the surviving corporation (the “Surviving Corporation”), and whereby the holders of shares of common stock of the Company shall be issued .05 shares of common stock, par value $0.001 per share of the Surviving Corporation for each share of the Company’s common stock held by a shareholder on the effective date of the merger (the “Merger”), and the filing of a Certificate of Merger with the Department of State of the State of Delaware to effectuate the Merger.

2.	To approve the 2005 Cicero, Inc. Employee Stock Option Plan and reserve 3,000,000 shares of common stock for grant to employees and consultants.

3.	To elect five (5) directors to the board of directors of the Surviving Corporation to serve for the ensuing year and until their successors are duly elected and qualified;

4.	To ratify the appointment of Margolis and Company P.C. as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2004; and

5.
To transact such other business as may properly come before the meeting and any adjournment(s) thereof. The board of directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The close of business on February 8, 2005 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Level 8 board of directors believes the merger is fair to, and is in the best interests of, both you and Level 8. The Level 8 board of directors unanimously recommends that you vote “FOR” the proposal to approve the Agreement and Plan of Merger dated December 30, 2004 between Level 8 Systems, Inc. and Cicero, Inc.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM
If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to the Company’s Secretary. Executed but unmarked proxies will be voted “FOR” each of the director nominees and proposals described in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

The close of business on February 8, 2005 has been fixed by the board of directors as the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting.  As of February 8, 2005, the Company had 43,441,917 shares of common stock which are each entitled to one vote (the “Voting Common Stock”). Additionally, the Company had 1,571 shares of Series A-3 Convertible Redeemable Preferred Stock, 30,000 shares of Series B-3 Convertible Preferred Stock, 1,141 shares of Series C Convertible Redeemable Preferred Stock and 1,367 shares of Series D Convertible Preferred Stock outstanding, with each holder of such stock being generally entitled to vote on an as-converted basis together with the holders of the common stock, subject to certain conversion limitations. Taking into account the relevant restrictions on conversion, the holders of Series D Preferred Stock are entitled to vote a total of 3,704,555 shares on an as-converted basis, the holders of Series C Preferred Stock are entitled to vote a total of 3,002,632 shares on an as-converted basis, the holders of Series B-3 Preferred Stock are entitled to vote a total of 2,394,063 shares on an as-converted basis and the holders of the Series A-3 Preferred Stock are entitled to vote 188,528 shares on an as-converted basis (collectively, the “Preferred Voting Stock,” and, together with the Common Voting Stock, the “Voting Stock”).

Collectively, for purposes of calculating the presence of a quorum and whether a particular proposal has been approved, there are a total of 52,797,484 shares of Voting Stock.

ABSTENTIONS
Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of Voting Stock represented at the meeting constitute a quorum. Directors are elected by plurality vote and therefore abstentions and broker non-votes have no effect on the election of directors in Proposal 3. Abstentions will count in the tabulation of votes cast on each of the other proposals and will have the same effect as votes against these proposals. Broker non-votes will count as present, but will not be deemed entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, will have no effect on the proposal to ratify the Independent Registered Public Accounting Firm, other than to reduce the affirmative votes needed to approve such proposal. In the case of Proposals 1 and 2, however, broker non-votes will have the same effect as votes against such proposals.

VOTE REQUIRED
The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of capital stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast. In general, approval of any matter by our stockholders requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. Accordingly, the approval of Proposal 4, ratification of the appointment of Independent Registered Public Accounting Firm each requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. However, Proposal 1, the merger of the Company into Cicero, Inc. and the filing of a Certificate of Merger in the State of Delaware to effectuate the merger, will require the affirmative vote of a majority of the issued and outstanding shares of Voting Common Stock voting as a single class and the affirmative vote of at least 85% of the issued and outstanding shares of the Series A-3, Series B-3 and Series C Preferred Stock, and the affirmative vote of at least 66% of the issued and outstanding shares of the Series D Preferred Stock, with each Series voting separately as a single class.

VOTING PROCEDURES
If you sign and return the proxy card at or before the Annual Meeting, your shares will be voted as you specify on the proxy card. If you sign and return the proxy card but do not specify a vote, your shares will be voted “FOR” the merger proposal.

We will appoint an inspector of elections to count the votes cast in person or by proxy at the meeting. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter. Similarly, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares and has not received voting instructions from the beneficial owner, those shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.

You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the Annual Meeting by:

•	giving written notice to our corporate secretary at 1433 State Highway 34, Building C, Farmingdale, New Jersey 07727 that you revoke your proxy;

•	filing another proxy with a later date; or
•	by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not by itself revoke a proxy.

If you have instructed a bank or broker to vote your shares, you must follow the directions you receive from your bank or broker to change your vote. You may request to receive and view future proxy mailings and other stockholder communications online. For more information, please see the insert included with your proxy materials.

We are not aware of any proposal that will be brought before the Annual Meeting other than those described in this proxy statement/prospectus. If any other matter is properly brought before the Annual Meeting, the persons named as your proxies will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment.

SOLICITATION OF PROXIES AND EXPENSES
If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to the Company’s Secretary. Executed but unmarked proxies will be voted “FOR” each of the director nominees and proposals described in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

Stockholder votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the Annual Meeting. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of Delaware, the Company’s state of incorporation.

The expense of the solicitation of proxies will be borne by the Company. Following the original mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegraph, courier service or personal interview by certain of the regular employees of the Company, who will receive no additional compensation for their services. In addition, the Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners.

SHARES OWNED BY LEVEL 8’s DIRECTORS AND EXECUTIVES
As of February 8, 2004, Mr. Pizi, the Company’s Chief Executive Officer is the only director and executive officer who directly or indirectly beneficially owned voting shares in the Company. Mr. Pizi owned 618,067 shares of the Company’s common stock, or 1.4% of the shares outstanding on that date, entitled to vote on the proposals. The directors and executive officers collectively own 4,996,228 shares that may be acquired by February 8, 2005; 2,465,781 shares upon the exercise of stock options, 998,513 upon the conversion of convertible notes, and the 618,067 shares of common stock owned by Mr. Pizi. We currently expect Mr. Pizi to vote all his shares of Company common stock “FOR” each proposal. If Mr. Pizi votes all of the shares that he owns as of February 8, 2005 in favor of the approval and adoption of the merger agreement as expected, the vote of at least 26,044,662 additional shares of Company common stock (or 49.3% of the shares of Company common stock outstanding as of that date and entitled to vote) will be required to approve and adopt the merger agreement.

PROPOSAL NO. 1 - APPROVAL AND ADOPTION OF THE MERGER AGREEMENT PURSUANT TO WHICH THE MERGER WILL BE EFFECTED

GENERAL

We provide next generation application integration products and services that are based on open technology standards and are licensed to a varied range of customers. Our software helps organizations leverage their extensive system and business process investments, increase operational efficiencies, reduce costs and strengthen valued customer relationships by uniting disparate applications, systems, information and business processes.

Our focus is on the emerging desktop integration market with our Cicero(R) product. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero offers a proven, innovative departure from traditional, costly and labor-intensive approaches to application integration that enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric interface that is designed to work the way people think.

At the Annual Meeting, shareholders of the Company will be asked to vote upon the recapitalization of the Company. The recapitalization will be effected pursuant to an Agreement and Plan of Merger, dated as of December 30, 2004 (the "merger agreement"), by and between the Company and CI, a Delaware corporation and a wholly owned subsidiary of the Company. On December 30, 2004, the boards of directors of each of the companies unanimously approved the merger agreement, and subsequently the Company, as the sole stockholder of CI, adopted the merger agreement. The merger agreement is attached as Exhibit 2.1 to this prospectus/proxy statement.

CHANGE IN NAME

The recapitalization merger will effect a change in the name of the Company to Cicero, Inc.  The Company has decided to change its name to Cicero, Inc. in order have the same name as the Company’s primary software product, Cicero. This will allow the Company to take advantage of the significant marketing campaign that has been undertaken utilizing the “Cicero” name. The name change to CI will eliminate confusion and will reflect the change in the Company’s business focus.

BUSINESS, JOBS, PHYSICAL LOCATION, ETC.

The recapitalization merger will effect a change in the capital structure of the Company and other changes of a legal nature, which are described below under the heading "Comparison of Shareholder Rights Before and After the Recapitalization." However, the recapitalization merger will not result in any change in headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, taxes, assets, liabilities or net worth (other than as a result of the costs incident to the recapitalization merger, which are immaterial). Our management, including all directors and officers, will remain the same in connection with the recapitalization merger and will assume identical positions with CI. None of our subsidiaries will be changing their capitalization in connection with the recapitalization merger. There will be no new employment agreements for executive officers or other direct or indirect interest of the current directors or executive officers of the Company as a result of the recapitalization. Upon the effective time of the recapitalization merger, each 20 shares of Company common stock will be converted into 1 share of common stock of CI and such shares will trade on the OTCBB under the symbol "CCRO." Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

REASONS FOR THE RECAPITALIZATION MERGER

The board believes the recapitalization will have a positive impact on the future operations of the Company and its ability to raise additional capital that it will need to continue operations.

The board of directors is seeking the authority to affect the recapitalization merger because it hopes that it will broaden the market for our common stock and that the resulting anticipated increased price level will encourage interest in the common stock. The board of directors believes that the continued market price of the Company’s common stock has and will continue to impair its acceptability to institutional investors, professional investors and other members of the investing public. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

The board of directors further believes that a higher stock price would help the Company to attract and retain employees and other service providers. The board of directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of the Company common stock, the board of directors believes this increase will enhance our ability to attract and retain employees and service providers.

While our board of directors believes that our common stock would trade at higher prices after the consummation of the recapitalization merger, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the recapitalization merger. The mandatory exercise of the Note Warrants will result in a significant dilution of the Company’s common stock. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase the Company’s ability to attract and retain employees and other service providers.

Consolidation of Preferred Stock Series.

Since its inception and through various organic changes in the Company’s fortunes and business, the Company has issued preferred shares to raise capital for the Company’s ongoing business. There are four series of preferred stock, as well as convertible notes, all of which are convertible into Company common stock at conversion prices that no longer correspond to the common stock’s price. The directors believe that the Preferred Shareholders represent a continuing potential source of financing and wish to encourage further investment by them and continued support by them. The directors believe that the only way that they can do this is by reducing the conversion price to be more in line with the current market price of the common stock.

Additionally, maintaining multiple series of preferred stock with differing rights has become an administrative burden, costing the Company resources that it can ill afford.

Exchange of Stock Certificates and Payment of Fractional Shares

If Proposal One is approved by our stockholders and the board of directors continues to believe that the recapitalization is in the best interests of the Company and our stockholders, the reduction in the number of our shares of common and preferred stock that you hold will occur automatically on the date that we file the certificate of merger with the Delaware Secretary of State without any further action on your part. As soon as practicable after the effective date of the Amendment, our transfer agent, American Stock Transfer, will mail transmittal forms to each holder of record of certificates representing the number of shares of our common and preferred stock that you previously held prior to the filing of the Merger.

After receipt of a transmittal form, you should surrender your old certificates and will receive in exchange certificates representing the number of shares of CI common stock that you will then hold. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from the Company’s transfer agent. In connection with the recapitalization merger, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-split common stock.

Common Stock Fractional Shares

If your number of shares of post-merger common stock includes a fraction, we will pay you, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the merger, based upon the average of the closing bid prices of our common stock as reported on OTCBB during each of the five (5) trading days preceding the effective date of the Merger. This cash payment represents merely a mechanical rounding off of the fractions resulting from the reverse split, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of our options, except as otherwise expressly specified in the documents governing such options.

As of the effective date of the Merger, each certificate representing pre-recapitalization shares of common stock will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-recapitalization shares of common stock and the right to receive the amount of cash for any fractional shares as a result of the recapitalization merger. It is very important for you to note that you will not be entitled to receive any dividends or other distributions payable by us after the Merger is effective until you surrender and exchange your certificates. If we issue and pay any dividends or distributions, these amounts will be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. The Company does not currently anticipate making any dividend distributions in the foreseeable future.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LISTING
Cicero, Inc. has applied to list its common stock on the OTC Bulletin Board. No other capital stock of Level 8 Systems, Inc. will be listed.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock. We anticipate that all of our earnings will be retained for the operation and expansion of our business and do not anticipate paying any cash dividends for common stock in the foreseeable future.

DISSENTERS' RIGHTS FOR THE HOLDER OF COMMON STOCK
Because shares of the Recapitalization Merger will comprise a merger of the Company into Cicero, Inc., its wholly owned subsidiary, under Section 253 of the DGCL, Delaware Law does not provide for Dissenter’s rights of appraisal to the Holders of Company Common Stock.

NOTE AND WARRANT FINANCING
The Company has recently concluded a private placement of approximately $1,600 notes to its warrant holders and certain other persons (the “Noteholders”).

If the Merger Proposal is approved, the Noteholders will be issued certain new warrants in Cicero, I The warrants issuable to the Noteholders will consist of (i) Warrants immediately exercisable for 491,226 shares of Cicero, Inc. Common Stock (“Initial Warrants”), and (2) Warrants exercisable for 12,517,592 shares of Cicero, Inc. Common Stock at an exercise price of $.04 per share, that will provide a cashless exercise option (“Additional Warrants”).

In addition to the Initial Warrants and Additional Warrants, participants who purchased the first $1,000 of the Notes will also receive warrants exercisable for 1,006,683 shares of Cicero, Inc., at an exercise of $2.00 per share (“Reload Warrants”). Unlike the Initial and Additional Warrants, the Reload Warrants are not automatically exercised by reason of the Merger. The Reload Warrants are exercisable for a period of 7 years after the date of issuance (the Initial, Additional and

Advanced Warrants are sometimes referred to as the “Note Warrants”).

The Initial and Additional Warrants are automatically exercised by their terms promptly following the effective date of the Merger. The principle on the Notes and accrued interest will be ceded to the Company as the exercise consideration for the Initial Warrants. Accordingly, the Notes will be extinguished upon exercise of the Initial Warrants. The Additional Warrants will be exercised cashlessly by applying the difference between the $.002 exercise price and the average trading price of the Company common stock for the three days prior to the effective date of the Merger.

Upon automatic exercise of the Initial and Additional Warrants , the Noteholders will own, in addition to any interest they will receive in respect of their other interests in the Company, 49.6% of the issued and outstanding Cicero, Inc. common stock. As a result of the issuance of warrant shares, the current common stockholders interest in the company will be substantially diluted. On a fully diluted basis the current common shareholders ownership in the Company of 50.0% on a fully diluted basis will be reduced to 9.1% ownership of Cicero, Inc. on a fully diluted basis.

The Noteholders who will own more than 5% of the Company, and their ownership of Cicero, Inc. following the Merger is illustrated below.

	Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Ownership
Landis, Mark and Carolyn	8,108,487 (1)	26.2%
Anthony C. Pizi	3,505,973 (2)	11.3%
Brown Simpson Partners I, LTD	2,057,738 (3)	6.6%
SDS Merchant Fund, L.P.	1,534,418 (4)	4.9%
North Sound Legacy International, Ltd.	1,408,089 (5)	4.5%

1.
Mark and Carolyn Landis are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer. Includes 6,710,682 shares of common stock upon the conversion of Series A-1 Preferred Stock. Includes 67,264 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 152,860 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share and 943,008 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share from the recent private placement. Also includes 93,750 shares of common stock exercisable upon the exercise of warrants at an exercise price of $1.70 per share, and 100,000 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, Also includes 40,923 shares of common stock.

2.
Includes 645,082 shares of common stock upon the conversion of Series A-1 Preferred Stock. Also includes 20,000 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 58,333 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, and 2,749,604 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share. Also includes 4,506 shares of common stock exercisable upon the exercise of warrants at an exercise price of $3.40 per share and 17,281 shares of common stock exercisable upon the exercise of warrants at an exercise price of $4.00 per share. Also includes 11,167 shares of common stock.

3.
Includes 186,875 shares of common stock upon the conversion of Series A-1 Preferred Stock. Also includes 107,500 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 215,000 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, and 1,441,893 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share. Also includes 13,514 shares of common stock exercisable upon the exercise of warrants at an exercise price of $7.40 per share, 5,757 shares of common stock exercisable upon the exercise of warrants at an exercise price of $7.60 per share, and 73,685 shares of common stock exercisable upon the exercise of warrants at an exercise price of $8.00 per share. Also includes 13,514 shares of common stock.

4.
Includes 288,800 shares of common stock upon the conversion of Series A-1 Preferred Stock. Also includes 35,899 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 105,353 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, and 1,035,824 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share. Also includes 51,482 shares of common stock exercisable upon the exercise of warrants at an exercise price of $1.40 per share and 12,500 shares of common stock exercisable upon the exercise of warrants at an exercise price of $4.00 per share. Also includes 4,560 shares of common stock.

5.
Includes 552,612 shares of common stock upon the conversion of Series A-1 Preferred Stock. Also includes 14,203 shares of common stock upon the immediate exercise of warrants as a result of the merger approval, 50,306 shares of common stock exercisable upon the exercise of warrants at an exercise price of $2.00 per share, and 745,389 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.04 per share. Also includes 24,996 shares of common stock exercisable upon the exercise of warrants at an exercise price of $1.40 per share and 12,138 shares of common stock exercisable upon the exercise of warrants at an exercise price of $4.00 per share. Also includes 8,445 shares of common stock.

If the Merger is not approved, the Noteholder’s will receive senior secured demand notes in Level 8 Systems, Inc. (“Senior Notes”) in a principal amount equal to the notes. The Senior Notes will be secured by a first priority security interest in the Company’s tangible and intangible assets.

The Company’s board of directors believes that the Noteholders will immediately demand payment of the Senior Notes. If the Noteholders make such a demand, the Company will have to obtain additional financing to retire the Senior Notes or liquidate the Company. The board does not believe the Company has the ability to obtain additional financing from other sources to repay the notes.

CICERO, INC.

Cicero, Inc., our wholly owned subsidiary, was incorporated under the Delaware General Corporate Law (“DGCL”) on December 17, 2004 under the name "Cicero, Inc." exclusively for the purpose of merging with the Company. The address and phone number of Cicero, Inc.'s principal office are the same as those of the Company. Prior to the recapitalization merger, Cicero, Inc. will have no material assets or liabilities and will not have carried on any business.

Upon completion of the recapitalization merger, the rights of the stockholders of Cicero, Inc. will be governed by the DGCL and the certificate of incorporation and the bylaws of Cicero, Inc. (the “Certificate of Incorporation" and the "Bylaws," respectively). The Certificate of Incorporation and the Bylaws are attached to this prospectus/proxy statement as Exhibits 3.1 and 3.2, respectively.

THE MERGER AGREEMENT

The merger agreement provides that the Company will merge with and into Cicero, Inc., with Cicero, Inc. being the surviving corporation. Pursuant to the merger agreement, Cicero, Inc. will assume all assets and liabilities of the Company, including obligations under our outstanding indebtedness and contracts. Our existing board of directors and officers will become the board of directors and officers of Cicero, Inc. for identical terms of office. Our existing subsidiaries will become the subsidiaries of Cicero, Inc.

At the effective time of the recapitalization merger, each stock or security of the Company will be converted as follows:

(a) Each share of Company common stock issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one-twentieth (.05) of a share of fully paid and non-assessable share of common stock, par value $0.001, of CI ("CI Common Stock"), with the same rights, powers and privileges as the shares so converted and all shares of Company common stock shall be cancelled and retired and retired and shall cease to exist.

(b) Each share of the Company’s Series A-3 Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0142857 shares of fully paid and non-assessable shares of Series A-1 Preferred Stock, par value $0.001, of CI ("CI A-1 Preferred Stock"). Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series A-3 Preferred Stock shall be cancelled and retired and shall cease to exist.

(c) Each share of the Company’s Series B-3 Preferred Stock, par value $0.001 per share (the “Series B-3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .0125 shares of fully paid and non-assessable shares of CI A-1 Preferred Stock, Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series B-3 Preferred Stock shall be cancelled and retired and shall cease to exist.

(d) Each share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .20 shares of fully paid and non-assessable shares of CI A-1 Preferred Stock, Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series C Preferred Stock shall be cancelled and retired and shall cease to exist.

(e) Each share of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into .25 shares of fully paid and non-assessable shares of C I A-1 Preferred Stock, Each share of CI A-1 Preferred Stock will convert into 1,000 shares of the Company common stock with the rights, powers and privileges set forth in the CI A-1 Preferred Stock certificate of designation and all shares of the Company’s Series D Preferred Stock shall be cancelled and retired and shall cease to exist.

(f) Certain Convertible Notes of the Company (the “Convertible Notes”) shall be converted into such number of fully paid and non-assessable shares of CI Preferred Stock that would convert into the same number of shares of the Company common stock that the Convertible Notes would convert into immediately prior to the Effective Time, at conversion prices ranging from $0.026 to $0.007, however the number of shares of CI common stock underlying such Convertible Notes shall be one-twentieth (.05) of the number of shares Company common stock into which the Convertible Notes were convertible into immediately prior to the Effective Time, and all of the Company’s Convertible Notes, if so elected by the Noteholders, shall be cancelled and retired and shall cease to exist.

(g) Each option, warrant, purchase right, unit or other security of the Company issued and outstanding immediately prior to the Effective Time, not including the Convertible Notes, the Series A-3 Preferred Stock, the Series B-3 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (the “Convertible Securities”) shall be (i) converted into and shall be an identical security of CI, however the number of shares of CI common stock underlying such Convertible Securities shall be one-twentieth (.05) of the number of shares Company common stock into which the Convertible Securities were convertible into immediately prior to the Effective Time. CI shall cause to be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities, such number of shares of CI common stock as is sufficient to underlie such Convertible Securities.

(h) Each share of CI common stock owned by the Company or any other person immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

You will not have to exchange your existing stock certificates of the Company for stock certificates of CI.  However, after consummation of the recapitalization merger, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to CI's transfer agent for cancellation, and obtain a new Delaware form of certificate.

At the effective time of the merger, the CI common stock will be listed for trading on the OTCBB.

Pursuant to the recapitalization merger, CI will assume all of the Company's obligations under the Company's 1997 Employee Stock Option Plan, each award of 20 shares of Company common stock under the Company stock plans will be converted into an award of 1 share of CI common stock on the same terms and conditions as in effect immediately prior to the recapitalization, and each option to purchase 20 shares of Company common stock under the Company stock plans will be converted into an option to purchase 1 share of Cicero, Inc. common stock on the same terms and conditions as in effect immediately prior to the recapitalization. Options and rights granted under the Company stock plans in the future will be for shares of CI common stock.

At the Annual Meeting, the Company’s shareholders shall also vote on the proposal to approve and adopt the CI 2005 Employee Stock Option Plan (the “Plan”). Assuming that the proposal to adopt the Plan is approved by the shareholders at the Annual Meeting, pursuant to the Plan, CI will be authorized to reserve and issue options to purchase up to 3,000,000 shares of the CI common stock to CI’s employees, consultants and non-employee directors.

As a part of the merger transaction, and contemporaneously therewith, CI will issue up to 239,920 shares of common stock to various parties to retire agreements by the Company to issue shares to those parties.

The merger agreement was unanimously approved by the board of directors of the Company and the board of directors of CI and subsequently was adopted by the Company, as the sole stockholder of CI Approval of the recapitalization proposal (which constitutes approval of the merger agreement) requires the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock together with the holders of the Company’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting on an as-converted basis, voting together as a class. In addition, the affirmative vote of at least 66% of the holders of the Company’s Series A-3 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each voting separately as its own individual class, is required to approve the recapitalization proposal.

Class A-1 Preferred Stock

The holders of the Cicero, Inc. (“CI”) Series A-1 Preferred Stock (the “CI A-1 Preferred Stock”) shall have the rights and preferences set forth in the Certificate of Designation which will be filed with the Secretary of State of Delaware upon the effectiveness of the Merger, which are summarized here. The CI A-1 Preferred Stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of common stock of CI for each share of CI A-1 Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of CI. The CI A-1 Preferred Stock is also convertible on a mandatory basis in the event that (i) CI closes on an additional $5,000 equity financing from strategic or institutional investors, or (ii) CI has four consecutive quarters of positive cash flow as reflected on CI’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Securities and Exchange Commission (“SEC”). The holders of CI A-1 Preferred Stock are entitled to receive equivalent dividends on an as-converted basis whenever CI declares a dividend on its common stock, other than dividends payable in shares of common stock. The holders of the CI A-1 Preferred Stock are entitled to a liquidation preference of $500 per share of CI A-1 Preferred Stock upon the liquidation of CI The CI A-1 Preferred Stock is not redeemable.

The holders of the CI A-1 Preferred Stock also possess the following voting rights. Each share of CIA-1 Preferred Stock shall represent that number of votes equal to the number of shares of common stock issuable upon conversion of a share of CI A-1 Preferred Stock. The holders of CI A-1 Preferred Stock and the holders of C I common stock shall vote together as a class on all matters except: (i) regarding the election of the board of directors of CI (as set forth below);

(ii) as required by law; or (iii) regarding certain corporate actions to be taken by CI (as set forth below).

The approval of at least two-thirds of the holders of CI A-1 Preferred Stock voting together as a class, shall be required in order for: (i) CI to merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) CI to authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the CI A-1 Preferred Stock; (iii) CI to redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on CI equity securities; (iv) CI to amend or repeal any provisions of its Certificate of Incorporation or By-Laws that would adversely affect the rights, preferences or privileges of the CI A-1 Preferred Stock; (v) CI to effectuate a significant change in the principal business of CI as conducted at the effective time of the Merger; (vi) CI to make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by C I; (vii) CI to make any loan or advance to any person, including any employees or directors of C I or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) CI to guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business. In addition, the unanimous vote of the CI board of directors is required for any liquidation, dissolution, recapitalization or reorganization of CI. The voting rights of the holders of CI A-1 Preferred Stock set forth in this paragraph shall be terminated immediately upon the closing by Cicero, Inc. of at least an additional $5,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares CI A-1 Preferred Stock are entitled to appoint two observers to CI’s board of directors who shall be entitled to receive all information received by members of the board of directors, and shall attend and participate without a vote at all meetings of CI’s board of directors and any committees thereof. At the option of a majority of the holders of CI A-1 Preferred Stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the CI board of directors, each having all voting and other rights attendant to any member of the CI board of directors. In the event that Cicero, Inc. does not have aggregate consolidated revenues of more than $1,500 as reflected on its financial statements for the six months ended on December 31, 2004, prepared in accordance with GAAP and filed with the SEC, then the holders of CI A-1 Preferred Stock shall have the right, but not the obligation, to elect a majority of the voting members of the CI board of directors.

EFFECTIVE TIME

If approved by the requisite vote of the Company Shareholders, it is anticipated that the recapitalization merger, and consequently the recapitalization, will become effective at the time set forth in each of the Certificates of Merger to be filed with the Secretary of State of Delaware in accordance with Section 253 of the DGCL. However, the merger agreement may be terminated and abandoned by action of the board of directors of the Company at any time prior to the effective time of the recapitalization merger, whether before or after the approval by the Company’s Shareholders, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the recapitalization merger would be inadvisable or not in the best interests of the Company and its shareholders.

EFFECT OF NOT OBTAINING THE REQUIRED VOTE FOR APPROVAL

If the recapitalization proposal fails to obtain the requisite vote for approval, the recapitalization merger will not be consummated and the Company will retain its existing capital structure. Additionally, the Additional Warrants and Reload Warrants will lapse and not be exercisable. The Noteholders will receive the Senior Notes and will remain liabilities of the Company. The board of directors believes that the Noteholders will demand payment of the Senior Notes if the Recapitalization Merger is not approved.

COMPARISON OF SHAREHOLDER RIGHTS BEFORE AND AFTER THE RECAPITALIZATION

As a result of the differences between the Company's charter and bylaws before and after the recapitalization, the effect of the exercise of the Note Warrants, and the consolidation of existing classes of preferred stock into a new class of preferred stock, the recapitalization will effect some considerable changes in the rights and the percentage ownership of the Company's shareholders. Summarized below are the most significant differences between the rights of the shareholders of the Company before and after the recapitalization. The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences, and is qualified in its entirety by reference to the Certificate of Incorporation, applicable certificates of designation, and the Bylaws.

OWNERSHIP OF COMPANY AND CAPITALIZATION

The Company		Cicero, Inc.
The ownership of the Company before the Recapitalization Merger, and before the mandatory exercise of the Initial and Additional Warrants, on a fully diluted basis is as follows, as well as a listing of the shareholders owning in excess of 5% of the issued and outstanding stock.

The ownership of Cicero, Inc. after the Recapitalization Merger, and after the mandatory exercise of the Initial and Additional Warrants, on a fully diluted basis is as follows, as well as a listing of the shareholders owning in excess of 5% of the issued and outstanding stock.

Authorized Capital	95,000,000	Authorized Capital	60,000,000

Issued and Outstanding	86,361,726	Issued and Outstanding	31,003,193

Common Stock	50.3%	Common Stock	9.4%
Preferred Stock Series A-3	0.2%	Preferred Stock Series A-1	33.5%
Preferred Stock Series B-3	2.8%
Preferred Stock Series C	3.5%
Preferred Stock Series D	4.9%
Warrants	23.1%	Warrants	45.7%
Options	8.7%	Options	11.4%
Convertible Notes	6.6%
Landis, Mark and Carolyn	6.8%	Landis, Mark and Carolyn	26.2%
Brown Simpson Partners I, Ltd	6.4%	Brown Simpson Partners I, LTD	6.6%
		Pizi, Anthony	11.3%
		SDS Merchant Fund, L.P.	4.9%
		North Sound Legacy International, Ltd.	4.5%

PAR VALUE OF CAPITAL STOCK; SURPLUS; CAPITAL

The additional paid in capital of the Company will be increased by $1,367 following the consummation of the merger and is attributable to the conversion of the remaining shares in the Series D Preferred Stock of Level 8 Systems into shares of A-1 Preferred Stock of CI. The redemption provisions of the Series D Preferred offering are being waived as part of the recapitalization and the accounting for the Series D Preferred Stock as mezzanine financing is no longer applicable.

Under the terms of the Note and Warrant Offering, the Noteholders will receive 12,517,592 warrants to purchase common stock in CI at a purchase price of $0.04 per share. In addition, certain Noteholders exercised existing warrants that will convert to 491,226 shares of CI common stock. The Company will be required to allocate the proceeds received from the Note and Warrant Offering between the warrants exercised and the future warrants granted. The Company will employ the Black-Scholes valuation method to determine the fair value of the warrants exercised and warrants issued. On a preliminary basis, it appears that allocation of the fair value of the warrants exercised is $89 and the fair value of the warrants to be issued is approximately $1,526. Based upon the allocation of the proceeds, the Company believes that the effective conversion price of the additional warrants will be less than the fair value of the Company’s common stock on the date of issuance. Since this beneficial conversion feature is immediately convertible upon issuance, CI will fully amortize this beneficial conversion feature on the date of issuance.

VOTING RIGHTS

The Company	Cicero, Inc.
The holders of Company common stock and holders of each of the series of preferred stock are entitled to vote together jointly on all matters. Holders of preferred stock are entitled to a number of votes equal to the number of shares of Company common stock into which the preferred stock is convertible.

So long as any shares of the preferred stock are outstanding, the approval of the holders of at least 2/3 (85% in the case of the Series A-3, B-3 and C Preferred Stock) of the outstanding shares of every series of preferred stock voting together as an individual class (and with respect to the altering of rights of a particular series of preferred stock, such series shall only vote if that particular series is affected) will be required in order for the Company to:

a) alter or change the rights, preferences or privileges of any series of the preferred stock;
b) alter or change the rights, preferences of privileges of any capital stock of the Company so as to affect adversely any series of the preferred stock;
c) create any securities that are superior in rank to any series of preferred stock;
d) create any securities that are pari passu in rank to any series of preferred stock;
e) increase the authorized number of shares of any series of preferred stock;
f) issue any shares of securities that are superior or pari passu in rank to any series of preferred stock;
g) issue any shares of preferred stock other than pursuant to the Stock Purchase Agreement applicable to any particular series of preferred stock;
h) redeem, or declare or pay any cash dividend or distribution on any securities that are junior in rank to any series of preferred stock;
i) increase the par value of the common stock;
j) issue any debt securities that would have any preference over any series of preferred stock upon the liquidation of the Company;
k) cause the Company to issue securities such that it would exceed the issuance cap set forth in the Certificate of Designations for each of the Series A-3 and Series B-3 Preferred Stock; or
l) issue, grant or sell, or be deemed to have issued, granted or sold, any shares of common stock, or options, rights or warrants to purchase of common stock at a price per share less than the conversion price then applicable to such series of preferred stock.

The holders of CI common stock and holders of the Series A-1 Preferred Stock are entitled to vote together jointly on all matters except as provided in the following paragraphs.

Each of the holders of preferred stock is entitled to a number of votes equal to the share of Company common stock into which the preferred stock is convertible.

Until the closing by the Company of an additional $5,000 equity financing from institutional investors, approval of the holders of at least 2/3 of the outstanding shares of the Series A-1 Preferred voting together separately as a class will be required in order for CI to:

a) a merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the CI;
b) the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 Preferred (excluding debt not convertible into any such senior or pari passu equity security);
c) the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of the Company at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 Preferred) or the payment of dividends or other distributions on equity securities by the CI (other than on the Series A-1 Preferred);
d) any amendment or repeal of any provision of the CI’s certificate of incorporation or by-laws that would adversely affect the rights, preferences, or privileges of the Series A-1 Preferred;
e) a significant change in the principal business of CI as conducted (by the Company) at the time of the consummation of the closing of the Merger;
f) the making of any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by CI;
g) the making of any loan or advance to any person, including, without limitation, any employee or director of the CI or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors or
h) the guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.

The holders of a majority of the outstanding shares of the Series A-1 Preferred shall be entitled to appoint two board observers who shall be entitled to receive all information received by the board of directors and to attend and participate without vote at meetings of the board of directors and its committees. At the option of the holders of a majority of the outstanding shares of the Series A-1 Preferred, the holders of the Series A-1 Preferred may temporarily or permanently exchange their board observer rights for two seats on the board of directors, each having one vote.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

The Company	Cicero, Inc.
The holders of Company common stock and the holders of each of the series of preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of Company common stock and the holders of the Series A-1 Preferred Stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of the Series A-1 Preferred shall be entitled, upon their election to do so, to elect two directors of the board of directors by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors, voting separately as a class.

In addition, if CI does not have aggregate consolidated revenues of more than $1,500 as reflected on its financial statements for the six months ended December 31, 2004, the holders of the Series A-1 Preferred Stock shall have the right, but not the obligation, to elect a majority of the voting members of the board of directors.

PREFERRED STOCK

The following is a comparison of the rights and preferences of the Series A-3, Series B-3, Series C and Series D Preferred Stock of the Company, to the rights and preferences of the CI Series A-1 Preferred Stock.

Company Series A-3, B-3, C and D Preferred Stock	Cicero, Inc. Series A-1 Preferred Stock
Voting Rights	Voting Rights
The holders of Company common stock and holder of each of the Series of Preferred Stock are entitled to vote together jointly on all matters. Holders of preferred stock are entitled to a number of votes equal to the number of shares of Company common stock into which the preferred stock is convertible.

So long as any shares of the preferred stock are outstanding, the approval of the holders of at least 2/3 (85% in the case of the Series A-3, B-3 and C Preferred Stock) of the outstanding shares of every series of preferred stock voting together as an individual class (and with respect to the altering of rights of a particular series of preferred stock, such series shall only vote if that particular series is affected) will be required in order for the Company to:

a) alter or change the rights, preferences or privileges of any series of the preferred stock;
b) alter or change the rights, preferences of privileges of any capital stock of the Company so as to affect adversely any series of the preferred stock;
c) create any securities that are superior in rank to any series of preferred stock;
d) create any securities that are pari passu in rank to any series of preferred stock;
e) increase the authorized number of shares of any series of preferred stock;
f) issue any shares of securities that are superior or pari passu in rank to any series of preferred stock;
g) issue any shares of preferred stock other than pursuant to the Stock Purchase Agreement applicable to any particular series of preferred stock;
h) redeem, or declare or pay any cash dividend or distribution on any securities that are junior in rank to any series of preferred stock;
i) increase the par value of the common stock;
j) issue any debt securities that would have any preference over any series of preferred stock upon the liquidation of the Company;
k) cause the Company to issue securities such that it would exceed the issuance cap set forth in the Certificate of Designations for each of the Series A-3 and Series B-3 Preferred Stock; or
l) issue, grant or sell, or be deemed to have issued, granted or sold, any shares of common stock, or options, rights or warrants to purchase of common stock at a price per share less than the conversion price then applicable to such series of preferred stock.

The holders of CI common stock and holders of the Series A-1 Preferred Stock are entitled to vote together jointly on all matters except as provided in the following paragraphs.

Each of the holders of preferred stock is entitled to a number of votes equal to the number of shares of Company common stock into which the preferred stock is convertible.

Until the closing by the Company of an additional $5,000 equity financing from institutional investors, approval of the holders of at least 2/3 of the outstanding shares of the Series A-1 Preferred Stock voting together separately as a class will be required for:

a) a merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the CI;
b) the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 Preferred Stock. (excluding debt not convertible into any such senior or pari passu equity security);
c) the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of the Company at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 Preferred Stock) or the payment of dividends or other distributions on equity securities by the Cicero (other than on the Series A-1 Preferred);
d) any amendment or repeal of any provision of the CI’s certificate of incorporation or by-laws that would adversely affect the rights, preferences, or privileges of the Series A-1 Preferred Stock;
e) a significant change in the principal business of CI as conducted (by the Company) at the time of the consummation of the closing of the Merger;
f) the making of any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by CI;
g) the making of any loan or advance to any person, including, without limitation, any employee or director of the CI or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors or
h) the guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.

The holders of a majority of the outstanding shares of the Series A-1 Preferred Stock shall be entitled to appoint two board observers who shall be entitled to receive all information received by the board of directors and to attend and participate without vote at meetings of the board of directors and its committees. At the option of the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock, the holders of the Series A-1 Preferred Stock may temporarily or permanently exchange their board observer rights for two seats on the board of directors, each having one vote.

Board of Directors	Board of Directors
The holders of Company common stock and the holders of each of the series of preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of Company common stock and the holders of the Series A-1 Preferred Stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of the Series A-1 Preferred Stock shall be entitled, upon their election to do so, to elect two directors of the board of directors by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors, voting separately as a class.

In addition, if CI does not have aggregate consolidated revenues of more than $1,500 as reflected on its financial statements for the six months ended December 31, 2004, the holders of the Series A-1 Preferred Stock shall have the right, but not the obligation, to elect a majority of the voting members of the board of directors.

Dividends	Dividends
The holders of the Company’s Series C and Series D Preferred Stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its common stock, other than dividends payable in shares of common stock.

The holders of the Company’s Series A-3 and B-3 Preferred Stock are not entitled to dividends unless declared by the board of directors.

The holders of CI A-1 Preferred Stock are entitled to receive equivalent dividends on an as-converted basis whenever Cicero declares a dividend on its common stock, other than dividends payable in shares of common stock.

Redemption	Redemption
The Company’s Series A-3, B-3 and C Preferred Stock is redeemable at the option of the Company at a redemption price of the original per share issuance price plus declared and unpaid dividends, if the following conditions are met: (i) less than 5% of the originally issued shares of that particular series are outstanding, and (ii) the price per share of Company common stock is greater than ($5.00 for Series C, $16.00 for Series A-3, and $25.06 for Series B-3) for at least 20 trading days.

The Company’s Series D Preferred Stock is redeemable at the option of the Holder under certain circumstances such as bankruptcy, merger or change of control at a redemption price calculated pursuant to a formula set forth in the Certificate of Designation for Series D Preferred Stock.
The CI A-1 Preferred Stock is not redeemable.
Conversion	Conversion
The Company’s Series A-3, B-3, C and D Preferred Stock are each convertible at any time at the option of the holder. The initial conversion prices for each series are: Series A-3 $8.333 per share; Series B-3 $12.531 per share; Series C $0.38 per share; and Series D $0.32 per share.

The CI A-1 Preferred Stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of common stock of CI for each share of CI A-1 Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of C I.

The CI A-1 Preferred Stock is also convertible on a mandatory basis in the event that (i) CI closes on an additional $5,000 equity financing from strategic or institutional investors, or (ii) CI has four consecutive quarters of positive cash flow as reflected on CI’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Securities and Exchange Commission (“SEC”).

Anti-Dilution Protection	Anti-Dilution Protection
The Company’s Series C Preferred Stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by the Company to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities.

The Company’s Series A-3 and B-3 Preferred Stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by the Company to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities. In addition, the conversion price shall be adjusted in the event that any common stock is sold at a lower price than the conversion price.

The Company’s Series D Preferred Stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, merger, consolidation or other corporate changes, and the issuance by the Company to all common stockholders of distributions or spin-offs, or the issuance to all common stockholders of any rights to purchase the Company’s common stock.

The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of CI.
Liquidation Preference	Liquidation Preference
The holders of each series of preferred stock are entitled to a liquidation preference of $1,000 per share of preferred stock upon the liquidation of the Company.	The holders of the CI A-1 Preferred Stock are entitled to a liquidation preference of $500 per share of CI A-1 Preferred Stock upon the liquidation of CI.
Other Rights	Other Rights
The holders of the Company’s Series A-3 and B-3 Preferred Stock are also entitled to receive warrants to purchase common stock upon either a subsequent financing or a loan from an unaffiliated lender. In addition, the occurrence of certain events will trigger a 14% per annum dividend that will accrue until such events are cured.

Until the second anniversary of the issuance date of the Series D Preferred Stock, the holders of the Company’s Series D Preferred Stock have rights to participate on a pro rata basis in any subsequent issuances of securities by the Company, including common and preferred stock.
The holders of the CI A-1 Preferred Stock are not entitled to any additional rights except as may be set forth in the Certificate of Designation.

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION MERGER

The following discussion addresses the material federal income tax consequences of the recapitalization merger that are applicable to holders of shares of Company common stock. The discussion does not deal with all federal income tax consequences that may be relevant to a particular holder of shares of Company common stock, or any foreign, state or local tax considerations. Accordingly, holders of Company common stock are urged to consult their own tax advisors as to the specific federal, foreign, state and local tax consequences to them as a result of the recapitalization merger.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Company has not and will not request a ruling from the Internal Revenue Service regarding the tax consequences of the recapitalization merger.

The Company believes that the recapitalization merger and the resulting recapitalization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by the holders of shares of Company common stock upon consummation of the recapitalization merger; (ii) the aggregate tax basis of shares of CI received in the recapitalization merger will be the same as the aggregate tax basis of shares of Company common stock exchanged in the recapitalization merger and (iii) the holding period of the shares of CI received in the recapitalization merger will include the period for which shares of Company common stock were held.

ACCOUNTING TREATMENT OF THE RECAPITALIZATION MERGER

The recapitalization merger will be accounted for as a reverse merger whereby, for accounting purposes, the Company will be considered the accounting acquiror and CI will be treated as the successor to the historical operations of the Company. Accordingly, the historical financial statements of the Company, which previously have been reported to the Commission on Forms 10-K and 10-Q, among others, as of and for all periods through the date of this proxy statement, will be treated as the financial statements of Cicero, Inc.

REGULATORY APPROVAL

To the Company's knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the recapitalization merger will be the filing of the Certificate of Merger with the Secretary of State of Delaware.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RECAPITALIZATION PROPOSAL (PROPOSAL 1).

PRICE RANGE OF OUR COMMON STOCK

Our common stock was traded on the Nasdaq National Market under the symbol ‘‘LVEL” from 1996 until December 23, 2002. From December 24, 2002 until January 23, 2003, our common stock traded on the Nasdaq SmallCap Market. As of January 24, 2003, our common stock was delisted from the Nasdaq SmallCap Market and is currently quoted on the OTC Bulletin Board. The chart below sets forth the high and low stock prices for the quarters of 2004 and for the quarters of the fiscal years ended December 31, 2003, 2002 and 2001.

	2004		2003		2002		2001
Quarter	High	Low	High	Low	High	Low	High	Low
First	$0.45	$0.35	$0.40	$0.15	$ 3.19	$ 1.26	$ 6.38	$ 2.39
Second	$0.39	$0.12	$0.35	$0.24	$ 1.70	$ 0.34	$ 3.25	$ 2.75
Third	$0.17	$0.09	$0.77	$0.24	$ 0.71	$ 0.25	$ 4.99	$ 1.45
Fourth	$0.14	$0.05	$0.48	$0.28	$ 0.56	$ 0.17	$ 3.10	$ 1.20

The closing price of our common stock on December 31, 2004 was $0.13 per share. As of December 31, 2004, we had 218 registered shareholders of record.

Upon the effective time of the recapitalization merger, each 20 shares of Company Common Stock will be converted into 1 share of Common Stock of Cicero, Inc. and such shares will trade on the OTCBB under the symbol "CCRO." Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

Business

Overview

We provide next generation application integration products and services that are based on open technology standards and are licensed to a wide range of customers. Our software helps organizations leverage their extensive system and business process investments, increase operational efficiencies, reduce costs and strengthen valued customer relationships by uniting disparate applications, systems, information and business processes.

Our focus is on the growing desktop integration and business process automation market with our Cicero® product. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero offers a proven, innovative departure from traditional, costly and labor-intensive approaches to application integration that enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric interface that works the way people think.

By using Cicero, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments. In addition, Cicero enables organizations to reduce the business risks inherent in replacement of mission-critical applications and extend the productive life and functional reach of their application portfolio.

Cicero is engineered to harness diverse business applications and shape them to more effectively serve the people who use them. Cicero provides an intuitive development environment, which simplifies the integration of complex multi-platform applications. Cicero provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes. Cicero streamlines all activities by providing a single, seamless user interface for simple access to all systems associated with a task. Cicero enables automatic information sharing among line-of-business applications and tools. Cicero is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency.

Until October 2002, we also offered products under our Geneva brand name to provide organizations with systems integration. Our systems integration products included Geneva Enterprise Integrator and Geneva Business Process Automator. These products were sold to EM Software Solutions Inc. in October 2002.

We were incorporated in New York in 1988, and re-incorporated in Delaware in 1999. Effective August 2004, our principal executive offices were relocated to 1433 State Highway 34, Farmingdale, New Jersey 07727. Our telephone number is (732) 919-3150 and our web site is located at www.level8.com.

Strategic Realignment

Historically, we have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as “Enterprise Application Integration” or “EAI.” Historically, EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

Until early 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the increasing need to integrate applications that are physically resident on different hardware platforms, a typical situation in larger companies. In most cases, companies with large customer bases utilize numerous different, or “disparate,” applications that were not designed to effectively communicate and pass information. With Cicero, which integrates the functionality of these disparate applications at the desktop, we believe that we have found a novel solution to this disparate application problem. We believe that our existing experience in and understanding of the EAI marketplace coupled with the unique Cicero solution, which approaches traditional EAI needs in a more effective manner, position us to be a competitive provider of business integration solutions to the financial services industry and other industries with large deployed call centers.

We originally licensed the Cicero technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero in perpetuity (subject to Merrill Lynch’s rights to terminate in the event of bankruptcy or a change in control of Level 8) and to grant ownership rights in the Cicero trademark. We are indemnified by Merrill Lynch with regard to the rights granted to us by them. Consideration for the original Cicero license consisted of 1,000,000 shares of our common stock. In exchange for the amendment, we granted an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20,000.

In connection with executing our strategic realignment and focusing on Cicero, we have restructured our business, reduced our number of employees and, in the fourth quarter of 2002, sold the remaining assets associated with Geneva Enterprise Integrator and Geneva Business Process Automator. In April 2001, management reassessed the methodology by which the Company would make operating decisions and allocate resources. Operating decisions and performance assessments were based on the following reportable segments: (1) Desktop Integration (Cicero), (2) System Integration (Geneva Enterprise Integrator and Geneva Business Process Automator) and (3) Messaging and Application Engineering (Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder). We have sold most of the assets comprising the Messaging and Application Engineering Products segment and all of the assets in the Systems Integration Segment. The Company has recognized the Systems Integration segment as a discontinued business and accordingly, has reclassified those assets and liabilities on the accompanying balance sheets for 2002 and 2003 and segregated the results of operations under gain or loss from a discontinued business on the accompanying statement of operations. As such, the Systems Integration segment has been eliminated. Geneva Integration Broker is the only current software product represented in the Messaging and Application Engineering segment.

Our future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has limited success in commercial markets to date. We have experienced negative cash flows from operations for the past three years. At September 30, 2004, we had a working capital deficiency of approximately $8,864. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding its product line and continue to negotiate with significant customers that have begun or finalized the “proof of concept” stage with the Cicero technology. We believe that we are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. Additionally, we are continuously seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

We closed the strategic acquisition of an encryption technology asset in January 2004 and a private placement of our common stock wherein we raised approximately $1,247. We expect that increased revenues will reduce our operating losses in future periods, however, there can be no assurance that management will be successful in executing as anticipated or in a timely manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to us or our stockholders. If we are unable to increase cash flow or obtain financing, it may not be able to generate enough capital to fund operations for the next twelve months.

Market Opportunity

Desktop Integration Segment Products - Cicero
Our target markets for Cicero are the customer contact centers of large consumer oriented businesses, such as in the financial services, insurance and telecommunications industries. Large-scale customer contact centers are characterized by large numbers of customer service agents that process phone calls, faxes, e-mails and other incoming customer inquiries and requests. Our goal is to greatly increase the efficiency of customer service agents in our target markets, thereby lowering operating costs and increasing customer retention and customer satisfaction. This increased efficiency is attained in a non-invasive manner, allowing companies to continue using their existing applications in a more productive manner.

Generally, managers of customer contact centers are under pressure to provide increased customer service at the lowest possible cost while dealing with high employee turnover and training costs. Some of the primary challenges faced by customer contact centers include:

•
Customer Service. Currently, most customer contact centers require multiple transfers to different agents to deal with diverse customer service issues. A one-call, one-contact system enhances customer service by avoiding these multiple transfers. Ideally, the customer service agent provides the call-in customer with multi-channel customer interfaces with timely access to all information that the customer needs. Increasing customer service and customer intimacy is one of the primary metrics on which contact centers are evaluated by management. Improving customer service through simplified processes and having access to additional information in an integrated environment also provides opportunities to cross-sell other products.

•
Contact Center Staffing. The contact center industry is characterized by high training costs, operational complexity, continuous turnover and increasing costs per call. These difficulties stem from increased customer expectations, the ever-increasing complexity and diversity of the business applications used by customer service agents, and pressure to decrease training time and increase the return on investment in customer service agents.

•
Industry Consolidation. Many industries in our target market, including the financial services industry, are in a constant state of consolidation. When companies consolidate, the customer contact centers are generally merged to lower overall costs and to reduce redundancies. This consolidation generally leads to re-training and the use of multiple applications handling similar functions that can be quite difficult to integrate successfully.

Our Solution

We were previously a provider of software that integrates an enterprise’s applications at the server level so that disparate applications can communicate with each other. Based on our experience in the EAI industry, we determined that a compelling product would be one that integrates disparate applications at a visual level in addition to at the server level. As a result, we proceeded to procure an exclusive license to develop and market Cicero. Cicero was developed internally by Merrill Lynch to increase the efficiency of 30,000 employees that have daily contact with Merrill Lynch customers. Since then, Cicero has been completely re-implemented to provide increased functionality and much more powerful integration capabilities. When coupled with solutions from other EAI vendors, Cicero becomes a comprehensive business solution and provides our customers with a front-to-back integrated system that appears as a single application to the end-user.

Cicero is a software product that allows companies to integrate their existing applications into a seamless integrated desktop. Cicero subordinates and controls most Windows-based applications and provides a seamless environment with a consistent look and feel. The end-user can navigate any number of applications whether local, client-server, mainframe legacy or web-browser in a consistent and intuitive way that is completely customizable by their firm.

The Cicero solution provides the following key features:

•
Integrated End-User Environment. The end-user can use all of the applications necessary for his or her job function from a single environment with a consistent look and feel. Cicero integrates the execution and functionality of a variety of custom or packaged Windows-based applications. If a software product is designed to provide output into a Windows environment, Cicero can subordinate its presentation and control it through the Cicero environment. In addition, Cicero can guide the user by providing assistance in tasks consisting of multiple steps, and make additional information accessible without any extra effort on the user’s part. Furthermore, Cicero can enforce steps to be performed in a particular order, if needed, so as to enforce conformance with regulations, such as HIPAA, across multiple applications, or when an older, non-conformant application needs to be used in such an environment.

•
Information Center. The Information Center is a customizable hub of critical information that facilitates the effective execution of processes and minimizes the need to enter frequently accessed information repeatedly. The Cicero Information Center provides a configurable information hub to enable end users to interact with selected applications on a continuous basis and access real-time information. The information center is frequently used to support incoming message alerts, scrolling headlines, key operational statistics, interaction with Integrated Voice Response systems, and real-time video. Any information that is time-sensitive or actionable can be displayed side-by-side with the currently selected application page and information can be readily exchanged between the Information Center and other applications.

•
Context Sharing. Cicero’s unique, patented architecture enables just the right information in any workstation application to be shared with the other applications that need it. Cicero’s context-sharing Application Bus largely eliminates the need for re-keying customer data, simplifies customer information updates, and reduces errors and re-work. It also allows one subordinated application to perform processing based on a change in another application, thus causing applications to work together without end-user intervention.

•
Advanced Integration Architecture. Cicero is a sophisticated application integration platform that subordinates and controls and non-invasively integrates any applications with a “footprint” in the Windows environment. Cicero’s publish and subscribe bus architecture provides for efficient inter-application communication. Its event management capabilities allow applications to respond to events that occur within unrelated applications, making the integration more responsive. Cicero extends the usefulness and life span of legacy architectures and provides a common architecture for events across all platforms. Applications are integrated using Cicero Studio, a visual integration tool that allows applications to be quickly integrated. Integrators are not required to understand the details of the underlying technology when integrating an application. Cicero also supports open platform architecture for communication and interoperability, native scripting languages and XML. Both Cicero and Cicero Studio are designed to be extensible, allowing extensions to new environments by using well-defined plug-ins. Cicero can also present components or elements of integration as Web Services and incoming Web Services requests can initiate Cicero processes without requiring any action by a user.

•
Management Tools. Comprehensive tools are built into the system for version management, automatic component updates and user preference configuration. Remote control and diagnostic tools are integrated to provide off-site help desk and troubleshooting personnel with access to assist them in their support duties. In addition, built-in trace and history mechanisms allow user’s management to obtain operational information that can detail users’ activities or point out operational problems.

Deployment of the Cicero solution can provide our customers with the following key benefits:

•
Lower Average Cost Per Call and Average Call Time. Cicero increases the efficiency of the customer service agent by placing all productivity applications within a few mouse clicks and consolidating all standard applications into a single integrated desktop. Cost per call is lowered because the customer service agent is more productive in moving between disparate applications and is able to handle different requests without having to transfer the customer to another customer service agent.

•
Reduce Staff Cost. Cicero reduces staff cost in two ways. First, by increasing the efficiency of each customer service agent, a contact center can handle the same volume of customer service requests with a smaller staff. Secondly, because Cicero simplifies the use of all contact center applications, training costs and time can be reduced, placing newly hired staff into productive positions faster than other contract center applications.

•
Increase Cross-Selling Efficiency. The consolidation of all customer data and customer specific applications can increase the efficiency of cross selling of products and services. For instance, a Cicero enabled contact center might be configured to inform the customer service agent that the customer, while a brokerage services customer, does not use bill paying or other offered services. On the other hand, Cicero can help prevent customer service agents from selling a product that is inappropriate for that customer or a product or service that the customer already has through the company. Increasing the efficiency of cross selling can both increase revenues and avoid customer dissatisfaction.

•
Deliver Best in Class Customer Service. Increasing customer service is one of the primary methods by which a company in highly competitive customer focused industries such as financial services can differentiate itself from its competition. By increasing the efficiency and training level of its agents, decreasing average time per call and increasing effective cross-selling, the Cicero enabled contact center presents its customers with a more intimate and satisfying customer service experience that can aid in both customer retention and as a differentiator for customer acquisition.

•
Preserve Existing Information Technology Investment. Cicero integrates applications at the presentation level, which allows better use of existing custom designed applications and divergent computing platforms (e.g., midrange, client/server, LAN and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together the newer computing applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

Additionally, by visually and structurally linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Cicero solution helps organizations bridge the gap between legacy systems and newer platforms and the result is the extension of existing capabilities to a modern streamlined interface in which the underlying system architectures, such as the Web, mainframe, mid-range or client-server, are transparent to the end-user customer service agent, thereby preserving the existing information technology investments and increasing efficiency between applications.

•
Support a Broad Range of Applications, Platforms and Standards. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards to ensure ease of implementation The Cicero solution provides visual application integration solutions that support common industry standards and can handle a wide array of disparate applications and data types while operating on a Windows NT, Windows XP or Windows 2000 platform. The Cicero solution can be used to link custom or packaged applications together regardless of the tools or programming language used to create the application by integrating those applications at the presentation level.

•
Ease of Implementation and Enhanced Information Technology Productivity. The Cicero solution allows customers to create comprehensive data transformation and information exchange solutions without the need for non-standard coding. Our products provide pre-built adapters for a wide variety of different systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds implementation of new solutions into the deployed Cicero framework. For instance, while in operation at Merrill Lynch, Cicero was updated to include software for Siebel Systems over a period of only two days when Merrill Lynch decided to implement the Siebel Systems solution. The Cicero solution allows our target markets to rapidly integrate new and existing applications with little or no customization required.

Our Strategy

Our goal is to be the recognized global leader in providing complete desktop level application integration to the financial services industry. The following are the key elements of our strategy:

•
Leverage Our Existing Customers and Experience in the Financial Services Industry. We have had success in the past with our Geneva products in the financial services industry. We intend to utilize these long-term relationships and our understanding of the business to create opportunities for sales of the Cicero solution.

•
Build on Our Successes to Expand into New Markets. Our short-term goal is to gain a significant presence in the financial services industry with the Cicero solution. The financial services industry is ideal for Cicero because each entity has a large base of installed users that use the same general groups of applications. However, Cicero can be used in any industry that needs to integrate applications and processes such as telecommunications and insurance. Additionally, we believe that state and local governments, first responders and defense agencies are excellent target markets for integration of legacy applications.

•
Develop Strategic Partnerships. The critical success factor for customers implementing Customer Relationship Management (CRM) solutions in their contact centers is to have the right balance of technology and service provision. Similarly, penetration into the government market requires alliances with proven government system integrators and suppliers. We are implementing a tightly focused strategic teaming approach with a selected group of well-known consultancy and systems integration firms that specialize in financial services, government and eCRM integrated solutions. Leveraging these organizations, who will provide such integration services as architecture planning, technology integration and business workflow improvement, allows us to focus on core application system needs and how Cicero best addresses them, while our partners will surround the technology with appropriate industry and business knowledge.

•
Leverage Our In-House Expertise in the Cicero Software. Merrill Lynch originally developed Cicero internally for use by approximately 30,000 professionals worldwide. To approach the market from a position of strength, we have added members of the Merrill Lynch development team to our Cicero development team. We recruited and hired Anthony Pizi, First Vice President and Chief Technology Officer of Merrill Lynch’s Private Technology’s Architecture and Service Quality Group, and the Cicero project director as our Chairman, Chief Executive Officer and Chief Technology Officer as well as several of the primary Cicero engineers from Merrill Lynch to support our ongoing Cicero development efforts.

•
Utilize Market Analyses to Demonstrate Tangible Return-On-Investment results. Most contact centers benchmark their operational and services levels against established industry norms. Metrics such as average waiting time in the call queue, call abandonment rates, after call service work and percentage of one-call completion are typically measured against norms and trends. We believe that use of Cicero will provide tangible, demonstrable improvements to these metrics. In addition, Cicero can integrate applications and processes more efficiently than other competing solutions. This reduces costs to customers and provides a faster ROI than competing products.

•
Augment our product line with complementary product offerings. In this area, we use three strategies. The first is to acquire, when possible, complementary products that can be sold on their own, and can also complement the Cicero product offering. In this area, we have acquired the Ensuredmail product, which has been licensed both on its own, as well as in conjunction with Cicero. The second strategy is to develop Cicero connectors that facilitate the integration of existing products under Cicero. Some of these connectors may be delivered along with Cicero, while others may be licensed under separate product codes. The third strategy is to develop Cicero-powered solutions that address specific business challenges. These solutions such as our CTI Integrator not only addresses specific integration problems but also provides us with an opportunity to cross sell Cicero for future integration.

Products

Desktop Integration Segment Products - Cicero

Cicero runs on Windows NT, Windows XP, and Windows 2000 to organize applications in a flexible graphical configuration that keeps all the application functionality that the user needs within easy reach. For instance, selecting the “memo” tab might cause a Microsoft Word memo-template to be created within the Cicero desktop. The end-user need not even know that they are using Microsoft Word. Moreover, a customer-tracking database can be linked with a customer relationship management software package. Virtually any application that is used can be integrated under Cicero and be used in conjunction with other applications.

The patented Cicero technology, as exclusively licensed from Merrill Lynch, consists of several components: The Event Manager, a Component Object Model (COM)-based messaging service; The Context Manager, which administers the “publish and subscribe” protocols; a Graphical User Interface (GUI) manager which allows applications to be presented to the user in one or more flexible formats selected by the user organization, Cicero Studio, which allows applications to be integrated mostly using point-and-click methods. Cicero incorporates and Application Bus with underlying mechanisms to handle the inter-application connections. There are additional tools that provide ancillary functions, such as integrator tools and tools to view history and traces.

Cicero provides non-intrusive integration of desktop and web applications, portals, third-party business tools, and even legacy mainframe and client server applications, so all co-exist and share their information seamlessly. Cicero’s non-invasive technology means that clients don’t risk modifying either fragile source code or sensitive application program interfaces - and they can easily integrate off-the-shelf products and emerging technologies.

Cicero allows end-users to access applications in the most efficient way possible, by only allowing them to use the relevant portions of that application. For instance, a contact center customer service representative does not use 90% of the functionality of Microsoft Word, but might need access to a memorandum and other custom designed forms as well as basic editing functionality. Cicero can be set to control access to only those templates and, in a sense, turn-off the unused functionality by not allowing the end-user direct access to the underlying application. Under the same Cicero implementation, however, a different Cicero configuration could allow the employees in the Marketing department full access to Word because they have need of the full functionality. The functionality of the applications that Cicero integrates can be modulated by the business goals of the ultimate client, the parent company. This ability to limit user access to certain functions within applications enables companies to reduce their training burden by limiting the portions of the applications on which they are required to train their customer service representatives.

Cicero is an ideal product for large customer contact centers. We believe that Cicero, by combining ease of use, a shorter learning curve and consistent presentation of information will allow our clients to leverage their exiting investments in Customer Relationship Management or CRM applications and further increase customer services, productivity, return on investment and decrease cost both per seat and across the contact center.

Cicero is also the ideal product for many office workers who repetitively need to share information between different applications. It makes these workers more efficient and reduces the number of mistakes. It can also enforce rules for such workers, ensuring they comply with business regulations, such as HIPAA.

Cicero CTI Integrator

Cicero CTI Integrator enables contact centers to easily and quickly integrate their existing CTI applications with any application running on contact center desktops without modification of the underlying source code. This innovative solution works with existing applications including legacy systems and delivers real time efficiencies in terms of reducing key-strokes and errors while enhancing customer satisfaction.

Cicero CTI is targeted at contact centers that do not have the ability to integrate their computer telephony and customer relationship management software. The product offers entry-level integration within the contact center and is capable of upgrading to the complete Cicero solution.

Messaging and Application Engineering Segment Products -

Ensuredmail

Ensuredmail is an off-the-shelf package that provides encrypted e-mail capabilities. It provides all the advantages of encryption, such as security, proof-of-delivery and non-repudiation of origination. The recipient of an Ensuredmail message does not need to be an Ensuredmail licensee. When an Ensuredmail user sends a message to another user, the recipient receives instead an e-mail message containing a link to a web site. Clicking on the link starts on the recipient’s machine a process downloads the encryption software, if needed, and the message. The recipient must provide a password to decrypt and read the message. When both sender and recipient are licensees, then the process is simpler and more automated. Ensuredmail can work alongside generally available e-mail servers, such as Microsoft Exchange, and augment them. The client components can work within commonly available packages, such as Microsoft Outlook, or even AOL. Organizations typically use a server-based Ensuredmail implementation, whereas individuals can use a person to person variation.

Ensuredmail is FIPS140-1 certified, and in use by agencies of the Federal Government, in addition to private sector organizations.

Geneva Integration Broker

Geneva Integration Broker does not represent a significant portion of the Company’s current business or prospects. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. The key feature of Geneva Integration Broker is its support for XML and other standards for open data exchange on the Internet. The product provides a robust platform for building eBusiness applications that integrate with existing back-office systems. Geneva Integration Broker’s support for open data exchange and secure Internet transports is used for building Internet-based business-to-business solutions.

Services
We provide a full spectrum of technical support, training and consulting services across all of our operating segments as part of our commitment to providing our customers industry-leading business integration solutions. Our services organization is staffed by experts in the field of systems integration with backgrounds in development, consulting, and business process reengineering. In addition, our services professionals have substantial industry specific backgrounds with extraordinary depth in our focus marketplace of financial services.

Maintenance and Support
We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, telephone support and twenty-four hour, seven days a week access to support-related information via the Internet. Cicero is frequently used in mission-critical business situations, and our maintenance and support services are accustomed to the critical demands that must meet to deliver world-class service to our clients. Many of the members of our staff have expertise in lights-out mission critical environments and are ready to deliver service commensurate with those unique client needs.

Training Services
Our training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies. Our training organization seeks to enable client organizations to gain the proficiency needed in our products for full client self-sufficiency but retains the flexibility to tailor their curriculum to meet specific needs of our clients.

Consulting Services
We offer consulting services around our product offerings in project management, applications and platform integration, application design and development and application renewal, along with expertise in a wide variety of development environments and programming languages. We also have an active partner program in which we recruit leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our customer contact center solutions. Our consulting organization supports third party consultants by providing architectural and enabling services.

Customers
Approximately 30,000 Merrill Lynch personnel are currently using the Cicero technology. We licensed the Cicero technology from Merrill Lynch during 2000 and have developed it to initially sell to the contact center industry. Our significant customers include Nationwide Financial Services, Arvato Services, a division of Bertelsmann A.G., Bank of America, IBM and Gateway Electronic Medical Management Systems (GEMMS).

Merrill Lynch holds approximately three percent (3%) of the outstanding shares of our common stock. No one customer accounted for more than ten percent (10%) of operating revenues in 2001. Bank of America and Nationwide Financial Services individually accounted for more than ten percent (10%) of our operating revenues in 2002. In 2003, Bank of America, Nationwide Financial Services, and Gateway Electronic Medical Management Systems (GEMMS) each accounted for more than ten percent (10%) of our operating revenues.

Sales and Marketing

Sales
An important element of our sales strategy is to expand our relationships with third parties to increase market awareness and acceptance of our business integration software solutions. As part of these relationships, we will jointly sell and implement Cicero solutions with strategic partners such as systems integrators and embed Cicero along with other products through OEM relationships. We will provide training and other support necessary to systems integrators and OEMs to aid in the promotion of our products. To date we have signed partner agreements with Science Applications International Corporation, (SAIC), ThinkCentric, Hewlett Packard, House of Code, Titan Systems Corporation, Silent Systems, Inc., ADPI LLC, Arvato Services, a division of Bertelsmann A.G, GEMMS, Genesis Technology Group Inc., Plan B Technologies Inc., FI Systems Italia S.r.L. and Centrix Communications Services S.p.A.

Marketing
The target market for our products and services are large companies providing financial services and or customer relationship management to a large existing customer base. Increasing competitiveness and consolidation is driving companies in such businesses to increase the efficiency and quality of their customer contact centers. As a result, customer contact centers are compelled by both economic necessity and internal mandates to find ways to increase internal efficiency, increase customer satisfaction, increase effective cross-selling, decrease staff turnover cost and leverage their investment in current information technology.

Our marketing staff has an in-depth understanding of the financial services customer contact center software marketplace and the needs of customers in that marketplace, as well as experience in all of the key marketing disciplines. The staff also has broad knowledge of our products and services and how they can meet customer needs.

Core marketing functions include product marketing, marketing communications and strategic alliances. We utilize focused marketing programs that are intended to attract potential customers in our target vertical industries and to promote Level 8 and our brands. Our programs are specifically directed at our target market such as speaking engagements, public relations campaigns, focused trade shows and web site marketing, while devoting substantial resources to supporting the field sales team with high quality sales tools and collateral. As product acceptance grows and our target markets increase, we will shift to broader marketing programs.

The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets.

Research and Product Development
In connection with the narrowing of our strategic focus, and in light of the sale of our Systems Integration products, we have experienced an overall reduction in research and development costs. Since Cicero is a new product in a relatively untapped market, it is imperative to constantly enhance the feature sets and functionality of the product.

We incurred research and development expense of approximately $1,000, $1,900, and $5,400, in 2003, 2002, and 2001, respectively. The decrease in research and development costs in 2003 as compared with 2002 is the result of the impact of the closing of the Berkeley, California facility in June 2002. The decrease in research and development costs in 2002 is related to the sale of the Geneva AppBuilder line of business in October 2001. Approximately 100 employees, including the Geneva AppBuilder software development group, were transferred to the purchaser at that time.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.

We have in the past, and may in the future, experience delays in the introduction of our products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis.

Competition
The provision of custom contact center integration software includes a large number of participants in various segments, is subject to rapid changes, and is highly competitive. These markets are highly fragmented and served by numerous firms, many of which address only specific contact center problems and solutions. Clients may elect to use their internal information systems resources to satisfy their needs, rather than using those offered by Level 8.

The rapid growth and long-term potential of the market for business integration solutions to the contact centers of the financial services industry make it an attractive market for new competition. Many of our current and possible future competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than we have.

Representative Competitors for Cicero
•
Portal software offers the ability to aggregate information at a single point, but not the ability to integrate transactions from a myriad of information systems on the desktop. Plumtree is a representative company in the Portal market.

•
Middleware software provides integration of applications through messages and data exchange implemented typically in the middle tier of the application architecture. This approach requires modification of the application source code and substantial infrastructure investments and operational expense. Reuters, TIBCO and IBM MQSeries are representative products in the middleware market.

•
CRM software offers application tools that allow developers to build product specific interfaces and custom applications. This approach is not designed to be product neutral and is often dependent on deep integration with the company’s CRM technology. Siebel is a representative product in the CRM software category.

We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors’ responsiveness to customer needs.

Intellectual Property
Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, Merrill Lynch holds a patent with respect to the Cicero technology. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country. We use the registered trademarks “Level 8 Systems” and “Cicero”, and the trademarks “Level 8”, “Level 8 Technologies”, and “Geneva Integration Broker”.

All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to our technologies. Additionally, with respect to the Cicero line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers.

Although we do not believe that our products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against our customers or us in the future. In addition, we may be required to indemnify our distribution partners and end users for similar claims made against them. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not said litigation is resolved in our favor, which could have a material adverse effect on our business operating results and financial condition.

As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers and licensors may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming and expensive to defend and could adversely affect our business, operating results and financial condition.

Employees
As of December 31, 2004, we employed 29 employees. Our employees are not represented by a union or a collective bargaining agreement.

We believe that to fully implement our business plan we will be required to enhance our ability to work with the Microsoft Windows NT, Windows XP, and Windows 2000 operating systems by adding additional development personnel as well as additional direct sales personnel to complement our sales plan. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

PROPERTIES
Our corporate headquarters are located in approximately 1,300 square feet of office space in Farmingdale, New Jersey, pursuant to a twelve-month lease that will expire in August, 2005 with an option to renew for an additional twelve months. The United States operations group and administrative functions are based in offices of approximately 2,956 square feet in our Cary, North Carolina, office pursuant to a lease expiring in 2006. The research and development and customer support groups are located in the Farmingdale, New Jersey, and Cary, North Carolina, facilities.

LEGAL PROCEEDINGS
Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545 and it matures in December 2007. We assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and have recognized a long-term liability in the amount of $131.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189 plus interest over a 19-month period ending November 15, 2005.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. In October 2004, we reached a settlement agreement wherein we agreed to pay $160 over a 24 month period ending October 2006.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200 over a 20 month period ending July 2005.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General Information
Level 8 Systems is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with our Cicero product. Business integration software addresses the emerging need for a company’s information systems to deliver enterprise-wide views of the company’s business information processes.

In addition to software products, Level 8 also provides technical support, training and consulting services as part of its commitment to providing its customers industry-leading integration solutions. Level 8’s consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. Level 8 offers services around its integration software products.

This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. See “Forward Looking and Cautionary Statements.”

The Company's results of operations include the operations of the Company and its subsidiaries from the date of acquisition. During 2002, the Company identified the assets of the Systems Integration segment as being held for sale and thus a discontinued operation. Accordingly, the assets and liabilities have been reclassified to assets held for sale and the results of operations of that segment are now reclassified as loss from discontinued operations.

In August 2000, the Company acquired the rights to Cicero, a comprehensive integrated desktop computer environment from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) in exchange for 1,000,000 shares of its common stock valued at $22,750. The cost of the technology acquired had been capitalized and amortized over a three-year period. In January 2002, the Company extended the exclusive perpetual license to develop and sell the Cicero application integration software from Merrill Lynch.

Due to the Company’s acquisition and divestiture activities, year-to-year comparisons of results of operations are not necessarily meaningful. Additionally, as a result of the Company’s pursuit of a growth strategy focusing on its software product sales and synergies gained as a result of eliminating duplicative functions, the results of operations are significantly different than the result of combining the previous operations of each acquired company into Level 8. Pro forma comparisons are therefore not necessarily meaningful. In 2001, the Company began to shift its primary focus from selling multiple Enterprise Application Integration (“EAI”) products to selling Cicero, a desktop integration package, to the financial services industry with a decreased focus on services. During the last two fiscal quarters of 2001, the Company sold most of the products that comprised its Messaging and Application Engineering segment.

In 2002, the Company continued to reorganize and concentrate on the emerging desktop integration market and continued to dispose of non-strategic assets with the sale of the Star SQL and CTRC products from the Messaging and Application Engineering segment and the Geneva Enterprise Integrator and Business Process Automator from what was formerly the Systems Integration segment.

Business Strategy
During the second quarter of 2001, management reassessed how the Company would be managed and how resources would be allocated. At that time management then made operating decisions and assessed performance of the Company’s operations based on the following reportable segments: (1) Desktop Integration, (2) System Integration and (3) Messaging and Application Engineering. Previous reportable segments were: (1) software, (2) maintenance, (3) services, and (4) research and development. As noted above, the assets comprising the System Integration segment were identified as being held for resale and accordingly, the results of operations have been reclassified to gain or loss from a discontinued business and no segment information is presented.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment were Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. Geneva Message Queuing is an enterprise connectivity product for Microsoft and non-Microsoft applications. The primary use is for transactional, once and only once connectivity of Window-based Web applications to back-office information resources like mainframes and other legacy systems. Geneva XIPC provides similar delivery of information between applications. While Geneva Message Queuing is based around a Microsoft standard, Geneva XIPC is for use with Linux and other brands of UNIX operating systems. Geneva AppBuilder is a set of application engineering tools that assists customers in developing, adapting and managing enterprise-wide computer applications for the Internet/intranets and client/server networks.

On October 1, 2001, the Company completed the sale of its Geneva AppBuilder product. Under the terms of the agreement, the Company sold the rights, title and interest in the Geneva AppBuilder product along with all receivables, unbilled and deferred revenues as well as all maintenance contracts. The Geneva AppBuilder product accounted for approximately 85% of total revenue within the Messaging and Application Engineering segment and approximately 99% of total revenue for all segments. As more fully described in Note 2 to the Consolidated Financial Statements, the Company received approximately $19,000 in cash plus a note receivable for $1,000 due February 2002. The Company subsequently liquidated $22,000 of its short-term debt using the proceeds received and cash on hand. As part of the sale transaction, approximately 100 employees were transferred over to the acquiring company who also assumed certain facility and operating leases and entered into a sublease arrangement at the Cary, North Carolina facility. While future revenues have been negatively impacted by the sale of Geneva AppBuilder, the associated costs of doing business have been positively impacted by the overall reduction in operating costs.

During the quarter ended September 30, 2001, the Company sold two of its messaging products - Geneva Message Queuing and Geneva XIPC to Envoy Technologies, Inc. for $50 in cash and a note receivable for $400. Under the terms of the agreement, Envoy acquired all rights, title and interest to the products along with all customer and maintenance contracts.

Results of Operations
The following table sets forth, for the years indicated, the Company's results of continuing operations expressed as a percentage of revenue.
	Year Ended December 31,			Nine Months Ended September 30,
	2003	2002	2001	2004	2003
Revenue:
Software	19.3%	48.1%	9.6%	23.1%	20.3%
Maintenance	59.6%	18.4%	53.3%	43.9%	57.1%
Services	21.1%	33.5%	37.1%	33.0%	22.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue:
Software	783.4%	238.5%	85.3%	884.0%	747.1%
Maintenance	70.4%	5.8%	18.7%	56.9%	67.9%
Services	171.3%	29.0%	31.6%	158.3%	148.5%
Total	1,025.1%	273.3%	135.6%	1,099.2%	963.5%

Gross margin (loss)	(925.1)%	(173.3)%	(35.6)%	(999.2)%	(863.5)%

Operating expenses:
Sales and marketing	317.0%	90.6%	63.6%	185.8%	330.3%
Research and product development	191.9%	61.3%	30.9%	174.3%	178.5%
General and administrative	482.6%	126.9%	55.5%	250.0%	452.4%
Amortization of intangible assets	0.0%	0.0%	36.1%	(0.6) %	(4.4)%
Impairment of intangible assets	0.0%	0.0%	45.7%	116.0%	0.0%
(Gain)/loss on disposal of assets	78.3%	14.9%	(36.6)%	0.0%	(192.6)%
Restructuring, net	(157.4)%	41.9%	49.8%	0.0%	0.0%
Total	912.4%	335.6%	245.0%	725.5%	764.2%

Loss from operations	(1,837.5)%	(508.9)%	(280.6)%	(1,724.7)%	(1,627.7)%
Other income (expense), net	(25.5)%	80.1%	(51.0)%	21.5%	(188.9)%
Loss before taxes	(1,863.0)%	(428.8)%	(331.6)%	(1,703.2)%	(1,816.6)%
Income tax provision (benefit)	0.0%	(5.0)%	2.9%	0.0%	0.0%

Loss from continuing operations	(1,863.0)%	(423.8)%	(334.5)%	(1,703.2)%	(1,816.6)%
Loss from discontinued operations	(24.9)%	(162.5)%	(271.2)%	(4.5)%	(28.6)%
Net loss	(1,887.9)%	(586.3)%	(605.7)%	(1,707.7)%	(1,845.2)%

The following table sets forth data for total revenue for continuing operations by geographic origin as a percentage of total revenue for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2002	2001	2004	2003

United States	90%	96%	36%	98%	89%
Europe	9%	4%	55%	2%	10%
Asia Pacific	--	--	3%	--	--
Middle East	--	--	4%	--	--
Other	1%	--	2%	--	1%
Total.	100%	100%	100%	100%	100%

The table below presents information about reported segments for the twelve months ended December 31, 2003, 2002 and 2001:

	Desktop Integration	Messaging/Application Engineering	TOTAL
2003:
Total revenue	$466	$64	$530
Total cost of revenue	5,371	62	5,433
Gross margin (loss)	(4,905)	2	(4,903)
Total operating expenses	4,999	256	5,255
Segment profitability (loss)	$(9,904)	$(254)	$(10,158)

2002:
Total revenue	$2,148	$953	$3,101
Total cost of revenue	6,527	1,950	8,477
Gross margin (loss)	(4,379)	(997)	(5,376)
Total operating expenses	8,211	434	8,645
Segment profitability (loss)	$(12,590)	$(1,431)	$(14,021)

2001:
Total revenue	$134	$17,223	$17,357
Total cost of revenue	9,427	14,109	23,536
Gross margin (loss)	(9,293)	3,114	(6,179)
Total operating expenses	18,858	7,179	26,037
Segment profitability (loss)	$(28,151)	$(4,065)	$(32,216)

The table below presents information about reported segments for the nine months ended September 30, 2004 and 2003:

	Desktop Integration	Messaging and Application Engineering	TOTAL
2004:
Total revenue	$469	$37	$506
Total cost of revenue	5,348	214	5,562
Gross margin (loss)	(4,879)	(177)	(5,056)
Total operating expenses	2,771	316	3,087
Segment profitability (loss)	$(7,650)	$(493)	$(8,143)
2003:
Total revenue	$375	$58	$433
Total cost of revenue	4,099	73	4,172
Gross margin (loss)	(3,724)	(15)	(3,739)
Total operating expenses	3,956	206	4,162
Segment profitability (loss)	$(7,680)	$(221)	$(7,901)

A reconciliation of segment operating expenses to total operating expense follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2002	2001	2004	2003
				(unaudited)
Segment operating expenses	$5,255	$8,645	$26,037	$3,087	$4,162
Amortization of intangible assets	--	--	6,259	--	--
Write-off of intangible assets	--	--	7,929	587	--
(Gain)/loss on disposal of assets	415	461	(6,345)	(3)	(19)
Restructuring, net	(834)	1,300	8,650	--	(834)
Total operating expenses	$4,836	$10,406	$42,530	$3,671	$3,309

A reconciliation of total segment profitability to net loss as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2002	2001	2004	2003
				(unaudited)
Total segment profitability (loss)	$(10,158)	$(14,021)	$(32,216)	$(8,143)	$(7,901)
Change in fair value of warrant liability	--	--	--	198	(135)
Amortization of intangible assets	--	--	(6,259)	--	--
Impairment of intangible assets	--	--	(7,929)	(587)	--
Gain/(loss) on disposal of assets	(415)	(461)	6,345	3	(480)
Restructuring	834	(1,300)	(8,650)	--	834
Interest and other income/(expense), net	(135)	2,485	(8,850)	(89)	(184)
Net loss before provision for income taxes	$(9,874)	$(13,297)	$(57,559)	$(8,618)	$(7,866)

Comparison of the Three and Nine Months Ended September 30, 2004 and September 30, 2003

Revenue and Gross Margin
The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing the Company's proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to the Company's software products. Services revenue is comprised of fees for consulting and training services related to the Company's software products.

The Company's revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of the Company’s sales force. The Company typically does not have any material backlog of unfilled software orders and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility of the price of the Company's common stock.

Total revenues increased $60 or 53% for the quarter ended September 30, 2004 from the same period in 2003. For the nine months ended September 30, 2004, total revenues increased $73 or approximately 17% over the same period of the previous year. The increase in revenues, was primarily the result of a pilot program the Company recently completed with one major company and an initial installation with another major company. The Company believes that these programs will lead to future deployment of its Cicero software. Despite these two engagements, the Company continues to struggle for market acceptance. The Company believes that there are a number of factors that contribute including the relatively new category for the product, the environment for IT spending as well as the fragility of the Company’s financial condition. While the Company is actively pursuing strategic partners to resell the product and the Company has made significant progress on displaying the products capabilities to targeted customers, there is no assurance that the Company will be successful in this endeavor. Gross margin/(losses) were (125)% for the quarter ended September 30, 2004 and (1,535)% for the quarter ended September 30, 2003. The overall decline in the gross margin losses is attributable to the impairment of the unamortized portion of the Cicero software technology as of June 30, 2004.

Software Products
Software margin/(losses) were (622)% for the quarter ended September 30, 2004 and (17,156)% for the quarter ended September 30, 2003. The decrease in cost of software was primarily due to the impairment to the Cicero technology of approximately $2,844, which was recorded during the period ending June 30, 2004.

We expect to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero gains acceptance in the marketplace. Our expectations are based on a review of the sales cycle that has developed around the Cicero product since its release, a review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the status of in-process proof of concepts or beta sites with select corporations. The Messaging and Application Engineering segment revenue is expected to increase marginally with on-line sales of its products.

Maintenance
Maintenance revenue for the quarter ended September 30, 2004 decreased by approximately 5% or $4 as compared to the similar quarter for 2003. For the nine months ended September 30, 2004, maintenance revenue declined by $25 or approximately 10% over the same period of the previous year. The decline in overall maintenance revenues is primarily due to the termination of one maintenance contract for the Geneva Integration Broker product within the Messaging and Application Engineering segment.

The Desktop Integration segment accounted for approximately 97% of total maintenance revenue for the quarter. The Messaging and Application Engineering segment accounted for approximately 3% of total maintenance revenues. The increase in the Desktop Integration maintenance as a percentage of the total is primarily due to amortization of deferred maintenance revenues that resulted from 2003 maintenance contracts.

Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of the Company’s software products. Gross margin (loss) on maintenance products for the quarters ended September 30, 2004 and September 30, 2003 was (18)%, and (24%), respectively.

The Desktop Integration segment had a negative gross margin on maintenance revenues of 22% for the quarter ended September 30, 2004. The Messaging and Application Engineering segment incurred no cost of maintenance resulting in a gross margin of approximately 100% for the quarter.

Maintenance revenues are expected to increase in the Desktop Integration segment and increase slightly in the Messaging and Application Engineering segment. The cost of maintenance should remain constant for the Desktop Integration segment and the Messaging and Application Engineering segment.

Services
The Company recognized $88 services revenue for the quarter ended September 30, 2004, an increase of $64 or approximately 267% over the same period of the previous year. For the nine months ended September 30, 2004, the Company recognized service revenues of $167 or an increase of $69 over the same period in the previous year. The increase in service revenues for the quarter and then year to date is the result of two engagements during the current period; one for a pilot program and the other a small deployment. Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues should be insignificant as the majority of the relevant products are commercial off-the-shelf applications.

Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margins (losses) were (167)% for the quarter ended September 30, 2004 and (713)% for the quarter ended September 30, 2003.

Sales and Marketing
Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 30% or approximately $113 for the quarter ended September 30, 2004. For the nine months ended September 30, 2004, sales and marketing expense amounted to $940, a decrease of $490 or 34% over the same period of the previous year. The overall decline in sales and marketing expenses is due to a reduction in the Company’s sales and marketing workforce and sales compensation structure. Specifically, the Company reduced its headcount within sales and marketing by two employees and changed the compensation structure to lower fixed costs and increased variable success-based costs.

The Company's emphasis for the sales and marketing groups will be the Desktop Integration segment.

Research and Development
Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense increased by 7% or approximately $18 in the three months ended September 30, 2004 as compared to the same period in 2003. For the nine months ended September 30, 2004, research and development expenses amounted to $882 or an increase of $109 over the same period of the previous year. The increase in costs in 2004 reflects the additional costs of encryption technology development personnel as well certain other costs being reclassified for overhead purposes.

The Company intends to continue to make a significant investment in research and development on its Cicero product while enhancing efficiencies in this area.

General and Administrative
General and administrative expenses consist of personnel costs for the legal, financial, human resources, and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses for the quarter ended September 30, 2004 decreased by 46% or $298 over the same period in the prior year. For the nine months ended September 30, 2004, general and administrative expenses amounted to $1,265 or a decrease of $694 or a decrease of 35% over the same period of the previous year. The reason for the decrease in costs is the reduction of IT service staff that have been reclassified to cost of support and an overall reduction in the costs of business fees.

General and administrative expenses are expected to decrease slightly going forward as the Company continues to create certain efficiencies and consolidations.

Restructuring
At June 30, 2003, the Company’s accrual for restructuring was $515, which was primarily comprised of excess facility costs and which the Company believed represented its remaining cash obligations for the restructuring changes. In August 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company reversed the restructuring balance during the fourth quarter of 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $401 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

Change in Fair Value of Warrant Liability
The Company has recorded a warrant liability for derivatives in accordance with EITF 00-19 for its common stock warrants with redemption features outside the control of the Company. The fair value of the warrants as of September, 2004 has been determined using valuation techniques consistent with the valuation performed as of December 31, 2003 and recorded as a warrant liability. As of September 30, 2004, the Company has calculated that no warrant liability exists.

Provision for Taxes
Our effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the first and third quarters of 2004 or 2003. Because of our recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

Segment Profitability
Segment profitability represents loss before income taxes, interest and other income (expense), amortization of goodwill, restructuring charges, gain (loss) on sale of assets, and impairment charges. Segment profitability (loss) for the three and nine months ended September 30, 2004 was approximately ($1,107) and ($8,143) respectively, as compared to ($3,017) and ($7,901) respectively for the three and nine months ended September 30, 2003. The increase in the loss before income taxes, interest and other income and expense, restructuring charges, and gain or loss on sale of assets for the nine months ended September 30, 2004 is primarily attributable to the impairment charges to the software technology taken in the second quarter of 2004.

Segment profitability is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States of America, or as a measure of profitability or liquidity. We have included information concerning segment profitability as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful. Segment profitability as defined herein may not be comparable to similarly titled measures reported by other companies.

Impact of Inflation
Inflation has not had a significant effect on our operating results during the periods presented.

Comparison of Years Ended December 31, 2003, 2002, and 2001

Revenue and Gross Margin
The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing the Company’s proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to the Company’s software products. Services revenue is comprised of fees for consulting and training services related to the Company’s software products.

The Company's revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of the Company’s sales force. The Company typically does not have any material backlog of unfilled software orders and product revenue in any period is substantially dependent upon orders received in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from period to period. Fluctuations in operating results may result in volatility of the price of the Company's common stock.

Total revenues decreased 83% from $3,101 in 2002 to $530 in 2003 and decreased 82% from $17,357 in 2001 to $3,101 in 2002. During 2002, the Company executed software contracts with two major companies that totaled more than $1,200 in license revenues as well as significant integration services revenues. During 2003, no such contracts were executed. The decline in revenues may also be affected by the Company’s financial condition as well as the overall economy as certain prospective customers have deferred purchasing activity. The significant decrease in revenues from 2001 to 2002 is primarily the result of the sale of substantially all of the Messaging and Application Engineering segment products (approximately $17,200 of total revenues) at the start of the fourth quarter of 2001. Gross profit margin (loss) was (925)%, (173)%, and (36)% for 2003, 2002 and 2001, respectively.

The Desktop Integration segment had a gross margin (loss) of (1,053)% for the year ended December 31, 2003 and a gross margin (loss) of (204)% for the year ended December 31, 2002. Cicero is still a relatively new product and the software amortization expense was being recognized over a three-year period. In July 2002, the Company reassessed the life of the Cicero technology in light of the extension of the license and exclusivity provisions in perpetuity. As a result, the Company changed the estimated useful life to be 5 years, which resulted in a reduction in 2002 amortization expense by $2,407. At each balance sheet date, the Company reassesses the recoverability of the Cicero technology in accordance with FASB 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. This assessment was completed due to the Company’s continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. Currently, the Company is in negotiations with numerous customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of September 30, 2003 and at December 31, 2003. These charges, in the amount of $745 and $248 respectively, have been recorded as cost of software revenue.

The Messaging and Application Engineering segment gross margin for the year ended December 31, 2003 was insignificant. No future revenues are anticipated in that segment as all the products have been either sold or discontinued. For the year ended December 31, 2002, the Messaging and Application Engineering segment had a gross margin (loss) of (105%).

Software Products
Software product revenue decreased approximately 93% in 2003 from those results achieved in 2002 and decreased 10% in 2002 as compared to 2001. Software revenues in 2003 and 2002 are from the new Cicero product as the Company changed its strategic focus to the Desktop Integration segment. In 2001, software revenues primarily resulted from the Messaging and Application Engineering products, which were sold in the beginning of the fourth quarter of that year.

The gross margin on software products was (3,971)%, (396)% and (793)% for the 2003, 2002 and 2001 years ended, respectively. Cost of software is composed primarily of amortization of software product technology, amortization of capitalized software costs for internally developed software, impairment of software product technology, and royalties to third parties, and to a lesser extent, production and distribution costs. The decrease in cost of software for 2003 as compared with 2002 is due to the change in the amortization period from three years to five years, offset by impairment charges totaling $993. The decrease in cost of software from 2001 to 2002 reflects the impact of the sale of the AppBuilder product in the fourth quarter of 2001 of approximately $1,760, an impairment of $3,070 in the net realizable value of the CTRC technology in third quarter of 2001 and the impact of the change in the amortization period for the Cicero technology in July 2002 of $2,407.

The software product gross margin (loss) for the Desktop Integration segment was (3,971)% in 2003 and (309)% in 2002. The software product gross margin (loss) on the Messaging and Application Engineering segment was zero for 2003 and (1,162)% in 2002.

The Company expects to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero gains acceptance in the marketplace. The Company’s expectations are based on its review of the sales cycle that has developed around the Cicero product since being released by the Company, its review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the establishment of viable reference points in terms of an installed customer base with Fortune 500 Companies. The Messaging and Application Engineering segment revenue is expected to be de minimis as the majority of the products comprising this segment have been sold.

Maintenance
Maintenance revenues for the year ended December 31, 2003 decreased by approximately 45% or $255 from 2002. The decline in maintenance revenues in 2003 as compared to 2002 is the result of the sale of the CTRC and Star SQL products in June 2002. Maintenance revenues declined by approximately $8,691 or 94% in 2002 as compared to 2001. The decline in maintenance revenue is directly related to the sale of the Messaging and Application Engineering segment products in the fourth quarter of 2001.

The Desktop Integration segment accounted for approximately 80% of total maintenance revenue and the Messaging and Application Engineering segment accounted for approximately 20% of total maintenance revenues in 2003.

Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of the Company’s software products. The Company experienced a gross margin (loss) on maintenance products of (18)% for 2003. Gross margins on maintenance products for 2002 and 2001 were 68% and 65% respectively.

Maintenance revenues are expected to increase, primarily in the Desktop Integration segment. The majority of the products comprising the Messaging and Application Engineering segment have been sold and thus future revenues will be significantly lower as will the cost of maintenance associated with this segment. The cost of maintenance should increase slightly for the Desktop Integration segment.

Services
Services revenue for the year ended December 31, 2003 decreased by approximately 89% or $927 from 2002. The decline in service revenues is directly attributed to the lack of software license revenues in 2003. Service revenues for 2002 as compared to 2001 declined by 84% or $5,398. This decline is attributed to the sale of the Messaging and Application Engineering segment products in 2001. The principal product within the Messaging and Application Engineering segment products was AppBuilder. This product enabled companies to build new applications and typically, those customers utilized the Company’s consultants to assist in the application development.

Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margin (loss) was (711)%, 13% and 15% for the years ended 2003, 2002 and 2001 respectively.

Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues will continue to be deminimis as the majority of the relevant products have been sold.

Sales and Marketing
Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 40% or approximately $1,128 in 2003 due to a reduction in the Company’s sales and marketing workforce, decreased promotional activities and a reduction in the sales compensation structure. Sales and marketing expenses decreased by 75% or approximately $8,234 in 2002 as a result of the Company’s restructuring activities and the sale of most of the Messaging and Application Engineering segment products in the fourth quarter of 2001.

Sales and marketing expenses are expected to increase slightly as the Company adds additional direct sales personnel and supports the sales function with collateral marketing materials. The Company's emphasis for the sales and marketing groups will be the Desktop Integration segment.

Research and Development
 Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense decreased by 47% or $885 in 2003 over the same period in 2002 and decreased by 65% or $3,463 in 2002 as compared to the same period in 2001. The decline in both periods is attributed to operational restructurings and reduction in workforce.

The Company intends to continue to make a significant investment in research and development on its Cicero product while enhancing efficiencies in this area.

General and Administrative
General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, IT and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses for the year ended December 31, 2003 decreased by 35% or $1,377 over the prior year. In fiscal 2002, general and administrative expenses decreased by 59% or $5,695. The sharp decline in general and administrative costs in 2003 and 2002 reflect the restructuring program conducted by the Company during 2001 and 2002. In addition, during 2001, the Company recognized a charge of approximately $3,800 from a significant customer who filed for Chapter 11 Bankruptcy.

General and administrative expenses are expected to decrease going forward as the Company experiences the synergies of its smaller size and the cost reductions associated with previous office closings.

Amortization of Goodwill and Other Intangible Assets
Amortization of goodwill was $0 for 2003 and 2002. Amortization of goodwill and other intangible assets during 2001 amounted to $6,259. The reduction in amortization expense in 2002 is primarily attributable to the sale of Geneva AppBuilder products in October 2001 as well as the effect of impairment on the intangible assets acquired from StarQuest. At December 31, 2003, 2002 and 2001, there was no remaining goodwill on the Company’s balance sheet.

Restructuring
As part of the Company’s plan to focus on the emerging desktop integration marketplace with its new Cicero product, the Company has completed substantial restructurings in 2002 and 2001. As of December 31, 2002, the Company’s accrual for restructuring was $772, which was primarily comprised of excess facility costs. As more fully discussed in Note 20 Contingencies, in 2003 the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 2 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $545 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

During the second quarter of 2002, the Company announced an additional round of restructurings to further reduce its operating costs and streamline its operations. The Company recorded a restructuring charge in the amount of $1,300, which encompassed the cost associated with the closure of the Company’s Berkeley, California facility as well as a significant reduction in the Company’s European personnel.

During the first quarter of 2001, the Company announced and began implementation of an initial operational restructuring. The Company recorded restructuring charges of $6,650 during the quarter ended March 31, 2001 and an additional charge of $2,000 for the quarter ended June 30, 2001. Restructuring charges have been classified in “Restructuring” on the consolidated statements of operations. These operational restructurings involved the reduction of employee staff throughout the Company in all geographical regions in sales, marketing, services, development and all administrative functions.

The overall restructuring plan included the termination of 236 employees. The plan included a reduction of 107 personnel in the European operations and 129 personnel in the US operations. Employee termination costs comprised severance-related payments for all employees terminated in connection with the operational restructuring. Termination benefits did not include any amounts for employment-related services prior to termination.

Impairment of Intangible Assets
In May 2001, management reevaluated and modified its approach to managing the business and opted to conduct business and assess the efficiency of operations under a line-of-business approach. As such, the Company performed an assessment of the recoverability of its long-lived assets under a line-of-business approach, representing a change in accounting principle inseparate from the effect of the change in accounting estimates. This represents an accounting change from the Company’s previous policy of assessing impairment of intangible assets at the enterprise level, which is accounted for as a change in estimate. The change reflects management’s changed approach to managing the business.

During the third quarter of 2001, the Company was notified by one of its resellers that they would no longer engage in re-sales of the Company’s CTRC product, a component of the Messaging and Application Engineering segment. This reseller accounted for substantially all of the CTRC product sales. As a result, the Company performed an assessment of the recoverability of the Messaging and Application Engineering segment. The results of the Company’s analysis of undiscounted cash flows indicated that an impairment charge would be appropriate. The Company estimated the fair market value of the related assets through a discounted future cash flow valuation technique. The results of this analysis indicated the carrying value of these intangible assets exceeded their fair market values. The Company reduced the carrying value of the intangible assets and software product technology by approximately $7,929 and $3,070, respectively, as of September 30, 2001.

Change in Fair Value of Warrant Liability
The Company has issued warrants to Series A-3 and Series B-3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of the Company. The fair value of the warrants is accounted for as a liability and is re-measured at each balance sheet date. As of December 31, 2003, the warrant liability had a fair value of $198 and the Company had recorded the change in the fair value of the warrant liability of $133 for the year ended December 31, 2003 in the consolidated statements of operations.

Provision for Taxes
The Company’s effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in 2003, 2002 or 2001. Because of the Company’s inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision (credit) for the years ended December 31, 2002 and 2001 is primarily related to income taxes associated with foreign operations and foreign withholding taxes.

Impact of Inflation
Inflation has not had a significant effect on the Company’s operating results during the periods presented.

Liquidity and Capital Resources

Operating and Investing Activities for the Quarters ended September 30, 2004 and September 30, 2003, and the Years ended December 31, 2002 and December 31, 2003

The Company generated $18 of cash for the nine months ended September 30, 2004.

Operating activities utilized approximately $2,600 of cash, which was primarily comprised of the loss from operations of approximately $8,600, offset by non-cash charges for depreciation and amortization of approximately $4,300, an impairment of goodwill from the acquisition of the Ensuredmail technology in the amount of approximately $600, offset by the impact of a non-cash adjustment to the fair value of a warrant liability in the amount of $200. In addition, the Company’s cash increased by approximately $300 from the reduction in prepaid expenses and other assets, approximately $100 for an increase in deferred revenues from maintenance contracts and approximately $800 for the increase in accounts payable and accrued expenses, primarily from an increase in deferred salaries and other compensation.

The Company generated approximately $2,600 in cash during the nine months ending September 30, 2004 from financing activities from the proceeds of an additional round of investment from several new investors totaling $1,200, $100 in proceeds from the exercise of warrants, an increase in net short-term borrowings of $1,600, offset by repayments of the Company’s short-term debt in the amount of $300.

By comparison, in 2003, the Company utilized approximately $100 in cash during the nine months ended September 30, 2003.

Operating activities utilized approximately $3,700 of cash, which was primarily comprised of the loss from operations of $8,000, offset by non-cash charges for depreciation and amortization of approximately $2,400 and approximately $700 for impairment of software technology. In addition, the Company generated $1,400 in cash through a reduction in accounts receivable, $600 in fulfillment of its obligations to its creditors through its accounts payable and other accrued liabilities. The significant reduction in accounts receivable is the result of the reduction in overall revenues in the Desktop Integration segment from the last quarter of 2002.

The Company generated approximately $2,700 in cash during the first nine months of 2003 from financing activities from the proceeds of the sale of Series D Preferred Stock of approximately $3,500 offset by cash held in escrow of $775 and a reduction in the Company’s short term debt in the amount of $300.

For the twelve months ended December 31, 2003, we utilized $180 of cash.

Operating activities utilized approximately $4,800 in cash, which was primarily comprised of the loss from operations of $10,000, offset by non-cash charges for depreciation and amortization of approximately $3,100, an impairment of software technology of $1,000 and a non-cash decrease in the fair value of its warrant liability of $100. In addition, the Company had a reduction in accounts receivable of $1,400, a reduction in assets and liabilities of discontinued operations of $100 and a reduction of prepaid expenses and other assets of $400.

The Company generated approximately $800 in cash from investing activities, which was primarily the result of the collection of various notes receivable.

The Company generated approximately $3,800 of cash during the year from financing activities as a result of proceeds from a private placement of common stock and warrants in the amount of $800, cash proceeds from warrant exercises of $400 and cash proceeds from the sale of Series D Preferred Stock of approximately $3,500 offset by cash held in escrow of $776. In addition, the Company incurred gross borrowings of $1,000 and repaid $1,200 against those borrowings.

By comparison, the Company utilized approximately $311 in cash during the year ended December 31, 2002.

Operating activities utilized approximately $7,200 of cash, which was primarily comprised of the loss from operations of $18,200, offset by non-cash charges for depreciation and amortization of approximately $8,000 and a non-cash decrease in the fair value of its warrant liability of $2,900. In addition, the Company had a reduction in assets held for sale of approximately $6,400 and used approximately $2,100 in fulfillment of its obligations to its creditors through its accounts payable.

The Company generated approximately $3,900 of cash from investing activities, which was primarily comprised of approximately $2,500 in proceeds from the collection of various notes receivable and approximately $1,000 in proceeds from the sale of a line of business.

The Company generated approximately $3,200 of cash during the year from financing activities as a result of proceeds from a private placement of common stock and warrants in the amount of $2,000 and cash proceeds of a Preferred Stock offering in the amount of $1,400.

Financing Activities
The Company funded its cash needs during the quarter ended September 30, 2004 with cash on hand from June 30, 2004, with the cash realized from a private placement of its common stock and with the cash received from short-term secured promissory notes.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years. The Company also entered into convertible loan agreements with two other individual investors, each in the face amount of $50. Under the terms of the agreement, each loan is convertible into 135,135 shares of common stock and warrants to purchase 135,135 shares of common stock at $0.37 per share. The warrants expire in three years. In May 2004, one of the note holders elected to convert their note into common stock of the Company.

In May 2004, the Company settled litigation with respect to a vendor services complaint. The Company executed a Note payable in the amount of $189 plus interest over a twenty month period ending December 15, 2005. This amount has been reclassified from accounts payable in the accompanying balance sheet.

In April, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In May 2004, the Company entered into convertible loans aggregating $185 from several investors including a member of the Company’s board of directors. Under the terms of the agreements the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of the Company’s common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years.

Also in May 2004, the Company pledged certain accounts receivables with an investor for the face amount of $135 which bears interest at 1% per month and warrants to purchase 211,214 shares of our common stock at a conversion rate of $0.32 per share.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of our common stock exercisable at $0.16. The warrants expire in three years.

During the quarter ended September 30, 2004, the Company entered into a series of secured promissory notes with certain warrant holders. The Notes bear interest at 12% per annum, are secured by certain intellectual property of the Company and mature on or about December 31, 2004. Total secured promissory notes outstanding as of September 30, 2004, is $768.

The Company has a $1,971 term loan bearing interest at LIBOR plus 1% (approximately 2.2% at September 30, 2004), interest on which is payable quarterly. There are no financial covenants. In September 2004, the Company reached an agreement with Liraz Systems Ltd. (“Liraz”), the guarantor of the term loan, to extend the maturity date of the term loan until November 03, 2005. In consideration for the extension of the guaranty, the Company agreed to issue Liraz a total of 3,942,000 shares subject to Registration Rights.

The Company has incurred losses of approximately $10,000 and $18,000 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the nine months ended September 30, 2004 the Company incurred an additional loss of approximately $8,600 and has a working capital deficiency of approximately $8,900. The Company’s future revenues are largely dependent on acceptance of a newly developed and marketed product - Cicero. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its product line and has entered into preliminary sales negotiations with customers that have begun the “proof of concept” stage. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources although the Company has not experienced significant success to date with this approach. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity and it has recently completed a private financing round wherein it raised approximately $1,200 of new funds from several investors. In addition, the Company has announced a Plan of Reorganization in which it anticipates that it will be able to raise up to $1,700 of new funds. There can be no assurance that management will be successful in executing these strategies as anticipated or in a timely manner or that increased revenues will reduce further operating losses. If the Company is unable to significantly increase cash flow or obtain additional financing, it will likely be unable to generate sufficient capital to fund operations for the next twelve months and may be required to pursue other means of financing that may not be on terms favorable to the Company or its stockholders.

The Company funded its cash needs during the year ended December 31, 2003 with cash on hand from December 31, 2002, through the use of proceeds from a private placement of common stock and warrants, a private placement of preferred stock and warrants, and with cash from operations.

On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Redeemable Preferred Stock (“Series D Preferred Stock”), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the

Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share (“Series D-1 Warrants”). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003, because the Company failed to report $6,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company’s capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement required that the Company deposit $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds were released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. On October 21, 2004, the Company received notification from the lead investors of their intent to redeem the escrow balance and surrender the equivalent amount of Series D preferred shares. This redemption was completed in November 2004.

Another condition of the financing required the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch providing for the sale of all right, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter, $390 of escrowed funds was released. In addition, the Company and the lead investor agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

In connection with the sale of Series D Preferred Stock, the holders of the Company’s Series A-3 Preferred Stock and Series B-3 Preferred Stock (collectively, the “Existing Preferred Stockholders”), entered into an agreement whereby the Existing Preferred Stockholders have agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, the Company is also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900 following the sale of the Series D Preferred Stock. Additionally, the Existing Preferred Stockholders have also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of the Company’s delisting from Nasdaq. As consideration for the waiver agreement, the Company has agreed to issue on a pro rata basis up to 1,000,000 warrants to all the Existing Preferred Stockholders on a pro rata basis at such time and from time to time as the Company closes financing transactions that represent proceeds in excess of $2,900, excluding the proceeds from the Series D Preferred Stock transaction and any investments made by a strategic investor in the software business. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company’s financing or loan transaction that exceeds the $2,900 threshold.

In October 2003, the Company completed a common stock financing round wherein it raised $853 of capital. The offering closed on October 15, 2003. The Company sold 1,894,444 shares of common stock at a price of $0.45 per share for a total of $853 in proceeds and issued warrants to purchase 473,611 shares of the Company’s common stock at an exercise price of $0.45. The warrants expire three years from the date of grant. As part of an agreement with Liraz Systems,

Ltd, the guarantor of the Company’s term loan, the Company used $200 of the proceeds to reduce the principal outstanding on the term loan to $1,971.

In January 2004, the Company acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, Level 8 issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets acquired plus the assumption of certain liabilities acquired was $750 and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a common stock financing round wherein it raised $1,247 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. The Company sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. The Company also agreed to register the common stock and the warrants for resale under the Securities Act of 1933, as amended.

The Company has incurred losses of approximately $10,000 and $18,000 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the nine months ended September 30, 2004 the Company incurred an additional loss of approximately $8,641and has a working capital deficiency of approximately $8,864. The Company’s future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has limited success in commercial markets to date. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its product line and continues to negotiate with significant customers that have begun or finalized the “proof of concept” stage with the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

The Company closed a strategic acquisition of an encryption technology asset in January 2004 and a private placement of its common stock wherein it has raised approximately $1,247. The Company expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management will be successful in executing as anticipated or in a timely enough manner. If these strategies are unsuccessful, the Company may have to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. If the Company is unable to increase cash flow or obtain financing, it may not be able to generate enough capital to fund operations for the next twelve months. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Level 8 be unable to continue as a going concern.

Contractual Obligations
Future minimum payments for all contractual obligations for years subsequent to December 31, 2003 are as follows:

	2004	2005	2006	2007	Total
Short and long-term debt, including interest payments	$2,625	$--	$--	$131	$2,756
Service purchase commitments	400	--	--	--	400
Operating leases	214	221	84	--	519
Total	$3,239	$221	$84	$131	$3,675

At June 30, 2004, the Company had $2,692 of Series D Convertible Redeemable Preferred Stock outstanding. Under the terms of the agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company’s capital stock.

Under the employment agreement between the Company and Mr. Pizi effective January 1, 2004, the Company is to pay Mr. Pizi an annual base salary of $200, and a performance bonus in cash of up to $400 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock.

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2004, the Company pays Mr. Broderick a base salary of $200, and a performance bonus of cash up to $100 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of the Company, in its discretion. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to pay Mr. Broderick a lump sum payment equal to six months of Mr. Broderick's then base salary within thirty (30) days of termination.

Off Balance Sheet Arrangements
The Company does not have any off balance sheet arrangements. We have no subsidiaries or other unconsolidated limited purpose entities, and we have not guaranteed or otherwise supported the obligations of any other entity.

Critical Accounting Policies and Estimates
The policies discussed below are considered by us to be critical to an understanding of our financial statements because they require us to apply the most judgment and make estimates regarding matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. With respect to the policies discussed below, we note that because of the uncertainties inherent in forecasting, the estimates frequently require adjustment.

Our financial statements and related disclosures, which are prepared to conform to accounting principles generally accepted in the United States of America, require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and accounts receivable and expenses during the period reported. We are also required to disclose amounts of contingent assets and liabilities at the date of the financial statements. Our actual results in future periods could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary.

We consider the most significant accounting policies and estimates in our financial statements to be those surrounding: (1) revenue recognition; (2) allowance for doubtful trade accounts receivable; (3) valuation of notes receivable; (4) capitalization and valuation of software product technology; (5) valuation of deferred tax assets; and (6) restructuring reserves. These accounting policies, the basis for any estimates and potential impact to our Consolidated Financial Statements, should any of the estimates change, are further described as follows:

Revenue recognition
Our revenues are derived principally from three sources: (i) license fees for the use of our software products; (ii) fees for consulting services and training; and (iii) fees for maintenance and technical support. We generally recognize revenue from software license fees when both parties have signed a license agreement, the fee is fixed or determinable, collection of the fee is probable, delivery of our products has occurred and no other significant obligations remain. For multiple-element arrangements, we apply the "residual method". According to the residual method, revenue allocated to the undelivered elements is allocated based on vendor specific objective evidence ("VSOE") of fair value of those elements. VSOE is determined by reference to the price the customer would be required to pay when the element is sold separately. Revenue applicable to the delivered elements is deemed equal to the remainder of the contract price. The revenue recognition rules pertaining to software arrangements are complicated and certain assumptions are made in determining whether the fee is fixed and determinable and whether collectability is probable. For instance, in our license arrangements with resellers, estimates are made regarding the reseller's ability and intent to pay the license fee. Our estimates may prove incorrect if, for instance, subsequent sales by the reseller do not materialize. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to future results.

Revenues from services include fees for consulting services and training. Revenues from services are recognized on either a time and materials or percentage of completion basis as the services are performed and amounts due from customers are deemed collectible and non-refundable. Revenues from fixed price service agreements are recognized on a percentage of completion basis in direct proportion to the services provided. To the extent the actual time to complete such services varies from the estimates made at any reporting date, our revenue and the related gross margins may be impacted in the following period.

Allowance for doubtful trade accounts receivable
In addition to assessing the probability of collection in conjunction with revenue arrangements, we continually assess the collectability of outstanding invoices. Assumptions are made regarding the customer's ability and intent to pay and are based on historical trends, general economic conditions, and current customer data. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to bad debt expense.

Valuation of notes receivable
We continually assess the collectability of outstanding notes receivable. Assumptions are made regarding the counter party's ability and intent to pay and are based on historical trends and general economic conditions, and current financial data. As of June 30, 2004 the Company had no notes receivable.

Capitalization and valuation of software product technology
Our policy on capitalized software costs determines the timing of our recognition of certain development costs. In addition, this policy determines whether the cost is classified as development expense or cost of software revenue. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Additionally, we review software product technology assets for net realizable value at each balance sheet date. For the year ended December 31, 2003, the Company recorded a write down of software product technology totaling $993 and as of December 31, 2003 the Company had $4,063 in capitalized software product technology. At June 30, 2004, in accordance with FASB 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology. This assessment was performed due to the Company's continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. Currently, the Company is in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and, accordingly, the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $2,844, has been recorded as software amortization.

Valuation of deferred tax assets
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to the extent that it is more likely than not, that we will be unable to utilize deferred income tax assets in the future. At December 31, 2003, we had a valuation allowance of $80,511 against $80,511 of gross deferred tax assets. We considered all of the available evidence to arrive at our position on the net deferred tax asset; however, should circumstances change and alter our judgment in this regard, it may have an impact on future operating results.

At December 31, 2003, the Company has net operating loss carryforwards of approximately $186,293, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2023. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured.

Restructuring reserves
At December 31, 2002, the Company's restructuring liabilities totaled $772, which represented estimated excess facilities costs. In August 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 2 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable at assignment is approximately $401 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

Recent Accounting Announcements
In January 2003, the FASB issued Interpretation No. 46 or FIN 46 "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". In October 2003, the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities" deferring the effective date for applying the provisions of FIN 46 for public entities' interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities." This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company's consolidated financial position or results of operations might be materially impacted.

Disclosures about Market Risk
As the Company has sold most of its European based business and has closed several European sales offices, the majority of revenues are generated from US sources. The Company expects that trend to continue for the next year. As such, there is minimal foreign currency risk at present. Should the Company continue to develop a reseller presence in Europe and Asia, that risk will be increased.

Management

As of the date of this prospectus, the board of directors of the Company consisted of Anthony Pizi, Bruce Hasenyager, Nicholas Hatalski, Kenneth Neilsen and Jay Kingley. All Directors were elected at the 2003 Annual Meeting of Stockholders and will serve until the election and qualification of their successors or until their earlier death, resignation or removal. Mr. Frank Artale resigned from the Board in January 2004. Mr. Artale’s resignation was not the result of a disagreement with the Company or its management. Set forth below with respect to each director is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company.

Anthony C. Pizi
Director since August 2000.   Age: 45

Mr. Pizi has served as Chairman of the Board of Directors and as Chief Technology Officer since December 1, 2000. He has served as Chief Executive Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

Nicholas Hatalski
Director since September 2002.   Age: 42

Mr. Hatalski has been a director of Level 8 since September 2002. Prior to his retirement and since January 2004, Mr. Hatalski has served as the Vice President of Business Development and Product Strategy at MedSeek, Inc., a company dedicated to providing web-based solutions to the healthcare sector. Since December 2000, he was the Senior Vice President of the iServices Group of Park City Solutions, Inc. Prior to joining PCS, he was the Practice Manager for Technology Consulting at Siemens Health Services. His tenure at Siemens was 1984-2000.

Bruce W. Hasenyager
Director since October 2002.   Age: 62

Mr. Hasenyager has been a director of Level 8 since October 2002. Since April 2002, Mr. Hasenyager has served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University. Prior to that, Mr. Hasenyager served as Senior Vice President and CTO of Technology and Operations at MobilStar Network Corporation since April 1996.

Kenneth W. Nielsen
Director since October 2002.   Age: 44

Mr. Nielsen has been a director of Level 8 since October 2002. Since December 1998, Mr. Nielsen has served as President and CEO of Nielsen Personnel Services, Inc., a personal staffing firm. Prior to that, Mr. Nielsen was District Operations Manager for Outsource International, Inc.

Jay R. Kingley
Director since November 2002.   Age: 44

Mr. Kingley has been a director of Level 8 since November 2002. Mr. Kingley is currently the CEO of Kingley Institute LLC, a medical wellness company. Prior to that, Mr. Kingley served as CEO of Warren Partners, LLC, a software development and consulting company.  Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

EXECUTIVE OFFICERS

The Company’s current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

Anthony C. Pizi   Age: 45

Mr. Pizi currently serves as the Chairman of the Board, Chief Executive Officer and Chief Technology Officer of the Company, and has held all such offices since February 1, 2001. Prior to joining the Company, Mr. Pizi was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

John P. Broderick   Age: 55

Mr. Broderick has served as the Chief Operating Officer of the Company since June 2002, as the Chief Financial Officer of the Company since April 2001, and as Corporate Secretary since August 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.S. in accounting from Villanova University.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of December 13, 2004 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company’s directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

The named person has furnished stock ownership information to the Company. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before December 31, 2004 upon the exercise of stock options as well as exercise of warrants. The chart is based on 43,327,631 outstanding as of December 31, 2004. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Class

Brown Simpson Partners I, Ltd. (1)	5,936,921 (2)	13.7%
Mark and Carolyn P. Landis (3)	10,404,575 (4)	24.0%
Anthony C. Pizi	3,707,468 (5)	5.5%
John P. Broderick	732,510 (6)	1.7%
Nicholas Hatalski	256,250 (7)	*
Kenneth W. Nielsen	100,000 (8)	*
Bruce W. Hasenyager	100,000 (8)	*
Jay R. Kingley	100,000 (8)	*
All current directors and executive officers as a group (6 persons)	4,996,228 (9)	11.5%
•	Represents less than one percent of the outstanding shares.

(1) The address of Brown Simpson Partners I, is c/o Xmark Asset Mgmt. LLC, 152 West 57th St., 1st Floor, New York, New York 10019.

(2)Includes 1,197,032 shares of common stock issuable upon conversion of Series B-3 Preferred Stock, 460,526 shares of common stock issuable upon conversion of Series C Preferred Stock, Also owns 4,009,093 shares issuable upon the exercise of warrants. The exercise price of 115,132 warrants is $0.38 per share of common stock. The exercise price of 270,270 warrants is $0.37 per share of common stock. The exercise price of 3,623,691 warrants is $0.40 per share of common stock. Also includes 270,270 shares of common stock. Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of such shares of common stock.

(3) The address of Mark and Carolyn P. Landis is 251 Crandon Blvd., Key Biscayne, Fl. 33149

(4) Includes 263,158 shares of common stock issuable upon the conversion of Series C Preferred Stock. Also owns 5,220,273 shares of common stock issuable upon the exercise of warrants. The exercise price of 1,875,000 shares is $0.08 per share of common stock, 2,000,000 shares is $0.10 per share of common stock, 781,250 shares is $0.16 per share of common stock, 446,429 shares is $0.28 per share of common stock, and 117,594 shares exercisable at $0.37 per share of common stock. Also owns 446,429 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on February 1, 2004 at a conversion price of $0.28, 781,250 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on June 30, 2004 at a conversion price of $0.16, 1,000,000 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued October 12, 2004, and 1,875,000 shares of common stock issuable upon conversion of $150,000 principal amount of convertible promissory note, issued November 11, 2004. Also includes 818,465 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(5) Includes 1,333,271 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock. Also owns 835,742 shares of common stock issuable upon the exercise of warrants. The exercise price of 90,118 shares is $0.17 per share of common stock, the exercise price of 560,000 shares is $0.20 per share of common stock, and the exercise price of 185,624 shares is $0.32 per share of common stock. Also owns 270,270 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued on April 12, 2004 at a conversion price of $0.37, 560,000 shares of common stock issuable upon conversion of $112,000 principal amount of convertible promissory note, issued on June 11, 2004 at a conversion price of $0.20, and 90,118 shares of common stock issuable upon conversion of $15,320 principal amount of convertible promissory note, issued on June 14, 2004 at a conversion price of $0.17. Also includes 223,330 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(6) Consists of 732,510 shares subject to stock options exercisable within sixty (60) days.

(7) Includes 78,125 shares of common stock issuable upon exercise of warrants at an exercise price of $0.32 per share and 78,125 shares of common stock issuable upon conversion of $25,000 principal amount of convertible promissory note, issued on May 6, 2004 at a conversion price of $0.32. Also includes 100,000 shares subject to stock options exercisable within sixty (60) days.

(8) Consists of 100,000 shares subject to stock options exercisable within sixty (60) days.

(9) Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 5-8.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from Related Parties
In March 2004, we converted a promissory note into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125,000. Under the terms of the agreement, the loan is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years.

From time to time during 2003, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chairman and Chief Executive Officer for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At December 31, 2003, the Company was indebted to Mr. Pizi in the amount of $85. In January 2004, the Company repaid Mr. Pizi $75. On April 12, 2004, the Company entered into a short-term note payable with Mr. Pizi. The note, in the face amount of $100,000 bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15, which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16. The warrants expire in three years.

On October 12, 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, in the amount of $100. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years.

On October 28, 2004, the Company entered into a loan agreement with Anthony Pizi, the Company’s Chairman and Chief Executive Officer in the amount of $200. Under the terms of the agreement, the loan bears interest at 1% per month and is due December 15, 2004.

On November 12, 2004, the Company entered into another convertible loan agreement with Mark and Carolyn Landis, in the amount of $150. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08. The warrants expire in three years.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 24, 2003, Deloitte & Touche LLP resigned as the Company’s Independent Registered Public Accounting Firm. During the two most recent fiscal years preceding such resignation, neither of Deloitte & Touche’s reports on our financial statements contained an adverse opinion or a disclaimer of opinion, however, both reports contained qualifications as to uncertainty. During this same period, there were no qualifications as to audit scope or accounting principles, nor were there disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. There were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Company has provided Deloitte & Touche with a copy of the foregoing disclosures and Deloitte & Touche has furnished the Company with a letter addressed to the SEC indicating agreement with the statements provided therein.

On February 2, 2004, Level 8 Systems appointed Margolis & Company P.C. as the Company’s new Independent Registered Public Accounting Firm.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of certain provisions of the certificate of incorporation and bylaws of Level 8 are necessarily general and do not purport to be complete and are qualified in their entirety by reference to the certificate of incorporation and bylaws of Level 8 which have been incorporated by reference herein.

Common Stock.
The authorized capital stock of our company consists of 95 million shares, of which 85 million shares have been designated common stock, par value $.001 per share. As of December 31, 2004, there were 43,327,631 shares of common stock issued and outstanding, held by approximately 218 holders of record. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of the Company and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock.
Our company is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of our company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company.

As of the date of this prospectus, 21,000 shares have been designated as Series A 4% Convertible Redeemable Preferred Stock and none of which are currently outstanding; 30,000 shares have been designated Series B 4% Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A1 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 30,000 shares have been designated Series B1 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A2 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 30,000 shares have been designated Series B2 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A-3 Convertible Redeemable Preferred Stock, all of which were issued October 25, 2002, and 1,571 of which are currently outstanding; 30,000 have been designated Series B-3 Convertible Redeemable Preferred Stock, all of which were issued October 25, 2002, and all of which all are currently outstanding; 1,600 shares have been designated Series C Convertible Redeemable Preferred Stock, 1,590 of which were issued August 13, 2002 and 1,166 of which are currently outstanding; 3,705 shares have been designated Series D Convertible Preferred Stock, 3,530 of which were issued March 19, 2003 and 1,367of which are currently outstanding.

Each series of preferred stock is entitled to vote on an as-converted basis, subject to certain conversion restrictions, as to all matters presented to the stockholders of the Company.

Promissory Notes
As of the date of this prospectus 5,736,327 shares have been designated as shares held for conversion of promissory notes. The convertible notes bear interest at 1% per month and are convertible into 5,736,327 shares of our common stock and warrants to purchase 8,611,327 shares of our common stock. 446,429 warrants are exercisable at $0.28 per share, 578,125 warrants are exercisable at $0.32 per share, 405,405 warrants are exercisable at $0.37 per share, 560,000 warrants are exercisable at $0.20 per share, 90,118 warrants are exercisable at $0.17 per share, 781,250 warrants are exercisable at $0.16 per share, 2,000,000 warrants are exercisable at $0.10 per share, and 1,875,000 warrants are exercisable at $0.08 per share. The warrants expire in three years from the date of grant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock offered by this prospectus have been passed on for Level 8 Systems, Inc. by Lemery Greisler, LLC, Saratoga Springs, New York.

EXPERTS

The financial statements for the year ended December 31, 2003 have been audited by Margolis & Company P.C., Independent Registered Public Accounting Firm, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company’s ability to continue as a going concern), and are included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

The financial statements as of December 31, 2002 and 2001 and for the years then ended included in this prospectus, have been audited by Deloitte & Touche LLP, Independent Registered Public Accounting Firm, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company’s ability to continue as a going concern), and are included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Securities and Exchange Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Level 8 Systems, Inc. that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission Web site is http://www.sec.gov. We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4 to register the shares that we will issue in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission’s public reference facilities at the addresses listed above.

PROPOSAL II - APPROVAL AND ADOPTION OF THE 2005 CICERO, INC. EMPLOYEE STOCK PLAN

Background

The board of directors of the Company adopted (subject to shareholder approval) the Cicero, Inc. 2005 Stock Option Plan (the "Plan"). The following description of the Plan is intended only as a summary and is qualified in its entirety by reference to the Plan, which is an exhibit to this proxy statement.

Purpose

The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders principally by enabling the Company to offer employees and consultants of the Company and its subsidiaries and non- employee directors of the Company stock-based incentives in the Company in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Company's shareholders.

Eligibility

All employees and consultants of the Company and its subsidiaries and all non-employee directors of the Company designated by the board of directors to participate in the Plan are eligible to receive options under the Plan.

Available Shares

Options covering a maximum of 3,000,000 shares of Common Stock may be issued under the Plan. Options covering a maximum of 500,000 shares may be granted to a single individual in any one fiscal year. These amounts are subject to adjustment to reflect changes in the capital structure of the Company, stock splits, recapitalizations, mergers and reorganizations. If an option expires, terminates or is canceled, the unissued shares of Common Stock subject to the option will again be available under the Plan.

Terms of Stock Options

Under the Plan, options granted to employees may be in the form of incentive stock options or non-qualified stock options. Options granted to consultants or non-employee directors may only be non-qualified stock options. The committee that administers the plan (see "Administration" below) (the "Committee") will determine the number of shares subject to each option, the term of each option (which may not exceed ten years or, in the case of an incentive stock option granted to a ten percent shareholder, five years), the exercise price per share of stock subject to each option, the vesting schedule (if any) and the other material terms of the option. No incentive stock option may have an exercise price less than 100% of the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a ten percent shareholder, 110% of fair market value). The exercise price of a non-qualified stock option will be determined by the Committee.

The option price upon exercise may be paid in cash, or, if so determined by the Committee, in shares of Common Stock, by a reduction in the number of shares of Common Stock issuable upon exercise of the option or by such other method as the Committee determines. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may at any time offer to buy an option previously granted on such terms and conditions as the Committee establishes. At the discretion of the Committee, options may provide for "reloads" (i.e., a new option is granted for the same number of shares as the number used by the holder to pay the option price upon exercise).

Subject to limited exceptions, options are forfeited upon termination of employment or service. Options are not assignable (except by will or the laws of descent and distribution).

Options may not be granted after the tenth anniversary of the Plan's adoption, but options granted prior to that date may extend beyond that date.

Change in Control

Unless otherwise determined by the Committee at the time of grant, upon a Change in Control (as defined in the Plan), all options automatically will become fully exercisable. However, unless otherwise determined by the Committee at the time of grant, no acceleration of exercisability of an option will occur, if the Committee determines prior to a Change in Control that the option will be honored or assumed or new rights substituted immediately following the Change in Control.

Amendments

The Plan may be amended by the board of directors, except that shareholder approval of amendments will be required, among other things, (a) to the extent shareholder approval is required by Rule 16b-3 under the Exchange Act and (b) to (i) increase the maximum number of shares subject to options granted in any fiscal year, (ii) change the classification of employees eligible to receive awards, (iii) extend the maximum option period under the Plan or (iv) increase the number of shares that may be issued under the Plan.

Administration

The Plan will be administered by a committee of the board (the "Committee"), which will include two or more "non-employee" and "outside" directors. However, with respect to option grants to non-employee directors and any action under the Plan relating to options held by non-employee directors, the Committee will consist of the entire board of directors. The Committee will determine the individuals who will receive options and the terms of the options, which will be reflected in written agreements with the holders.

Certain U.S. Federal Income Tax Consequences

Under current federal income tax laws, the grant of an incentive stock option can be made solely to employees and generally has no income tax consequences for the optionee or the Company. In general, no taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the incentive stock option exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise of the incentive stock option, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. The Company will not be entitled to a tax deduction upon the exercise of an incentive stock option, nor upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of that holding period, the Company is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

In general, an optionee will realize no taxable income upon the grant of a non-qualified option, and the Company generally will not receive a deduction at the time of grant. Upon exercise of a non-qualified option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the stock. Subject to the possible application of section 162(m) of the Internal Revenue Code, the Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

Any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, including section 162(m) of the Internal Revenue Code regarding a $1 million limitation on deductible compensation. In addition, if the exercisability of an option is accelerated because of a change in control, payments relating to the options, either alone or together with certain other payments, may constitute parachute payments under section 280G of the Internal Revenue Code, which may be subject to excise tax.

Approval of the 2005 Cicero, Inc. Employee Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE CICERO, INC. EMPLOYEE STOCK OPTION PLAN (PROPOSAL 2).

PROPOSAL III - ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR

THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS ACTION OF THE DIRECTORS, RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

Additional Information Concerning the Board of Directors and Director Nominees

Set forth below with respect to each nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company, when applicable.

Anthony C. Pizi
Director since August 2000.   Age: 45

Mr. Pizi has served as Chairman of the Board of Directors and as Chief Technology Officer since December 1, 2000. He has served as Chief Executive Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

Nicholas Hatalski
Director since September 2002.   Age: 42

Mr. Hatalski has been a director of Level 8 since September 2002. Prior to his retirement and since January 2004, Mr. Hatalski has served as the Vice President of Business Development and Product Strategy at MedSeek, Inc., a company dedicated to providing web-based solutions to the healthcare sector. Since December 2000, he was the Senior Vice President of the iServices Group of Park City Solutions, Inc. Prior to joining PCS, he was the Practice Manager for Technology Consulting at Siemens Health Services. His tenure at Siemens (and their acquisition Shared Medical Systems) was 1984-2000.

Bruce W. Hasenyager
Director since October 2002.   Age: 62

Mr. Hasenyager has been a director of Level 8 since October 2002. Since April 2002, Mr. Hasenyager has served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University. Prior to that, Mr. Hasenyager served as Senior Vice President and CTO of Technology and Operations at MobilStar Network Corporation since April 1996.

Kenneth W. Nielsen
Director since October 2002.   Age: 44

Mr. Nielsen has been a director of Level 8 since October 2002. Since December 1998, Mr. Nielsen has served as President and CEO of Nielsen Personnel Services, inc., a personal staffing firm. Prior to that, Mr. Nielsen was District Operations Manager for Outsource International, Inc.

Jay R. Kingley
Director since November 2002.   Age: 44

Mr. Kingley has been a director of Level 8 since November 2002. Mr. Kingley is currently the CEO of Kingley Institute LLC, a medical wellness company. Prior to that, Mr. Kingley served as CEO of Warren Partners, LLC, a software development and consulting company.  Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of November 15, 2004 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company’s directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

The named person has furnished stock ownership information to the Company. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before November 15, 2004 upon the exercise of stock options as well as exercise of warrants. The chart is based on 43,327,631 outstanding as of December 31, 2004. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Class
Brown Simpson Partners I, Ltd. (1)	5,936,921 (2)	13.7%
Mark and Carolyn P. Landis (3)	10,404,575 (4)	24.0%
Anthony C. Pizi	3,707,468 (5)	5.5%
John P. Broderick	732,510 (6)	1.7%
Nicholas Hatalski	256,250 (7)	*
Kenneth W. Nielsen	100,000 (8)	*
Bruce W. Hasenyager	100,000 (8)	*
Jay R. Kingley	100,000 (8)	*
All current directors and executive officers as a group (6 persons)	4,996,228 (9)	11.5%
* Represents less than one percent of the outstanding shares.

(1)	The address of Brown Simpson Partners I, is c/o Xmark Asset Mgmt. LLC, 152 West 57th, 1st Floor, New York, New York 10019

(2)
Includes 1,197,032 shares of common stock issuable upon conversion of Series B-3 Preferred Stock, 460,526 shares of common stock issuable upon conversion of Series C Preferred Stock, Also owns 4,009,093 shares issuable upon the exercise of warrants. The exercise price of 115,132 warrants is $0.38 per share of common stock. The exercise price of 270,270 warrants is $0.37 per share of common stock. The exercise price of 3,623,691 warrants is $0.40 per share of common stock. Also includes 270,270 shares of common stock. Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of such shares of common stock.

(3)	The address of Mark and Carolyn P. Landis is 251 Crandon Blvd., Key Biscayne, Fl. 33149

(4)
Includes 263,158 shares of common stock issuable upon the conversion of Series C Preferred Stock. Also owns 5,220,273 shares of common stock issuable upon the exercise of warrants. The exercise price of 1,875,000 shares is $0.08 per share of common stock, 2,000,000 shares is $0.10 per share of common stock, 781,250 shares is $0.16 per share of common stock, 446,429 shares is $0.28 per share of common stock, and 117,594 shares exercisable at $0.37 per share of common stock. Also owns 446,429 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on February 1, 2004 at a conversion price of $0.28, 781,250 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on June 30, 2004 at a conversion price of $0.16, 1,000,000 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued October 12, 2004, and 1,875,000 shares of common stock issuable upon conversion of $150,000 principal amount of convertible promissory note, issued November 11, 2004. Also includes 818,465 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(5)
Includes 1,333,271 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock. Also owns 835,742 shares of common stock issuable upon the exercise of warrants. The exercise price of 90,118 shares is $0.17 per share of common stock, the exercise price of 560,000 shares is $0.20 per share of common stock, and the exercise price of 185,624 shares is $0.32 per share of common stock. Also owns 270,270 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued on April 12, 2004 at a conversion price of $0.37, 560,000 shares of common stock issuable upon conversion of $112,000 principal amount of convertible promissory note, issued on June 11, 2004 at a conversion price of $0.20, and 90,118 shares of common stock issuable upon conversion of $15,320 principal amount of convertible promissory note, issued on June 14, 2004 at a conversion price of $0.17. Also includes 223,330 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

(6)  Consists of 732,510 shares subject to stock options exercisable within sixty (60) days.

(7)  Includes 78,125 shares of common stock issuable upon exercise of warrants at an exercise price of $0.32 per share and 78,125 shares of common stock issuable upon conversion of $25,000 principal amount of convertible promissory note, issued on May 6, 2004 at a conversion price of $0.32.
    Also includes 100,000 shares subject to stock options exercisable within sixty (60) days.

(8)  Consists of 100,000 shares subject to stock options exercisable within sixty (60) days.

(9)  Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 5-8.

CONVERTIBLE NOTES AND WARRANTS

In March 2004, we converted a promissory note into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125,000. Under the terms of the agreement, the loan is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years.

From time to time during 2003, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chairman and Chief Executive Officer for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At December 31, 2003, the Company was indebted to Mr. Pizi in the amount of $85. In January 2004, the Company repaid Mr. Pizi $75. On April 12, 2004, the Company entered into a short-term note payable with Mr. Pizi. The note, in the face amount of $100,000 bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15, which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16. The warrants expire in three years.

On October 12, 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $100. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years.

On November 12, 2004, the Company entered into another convertible loan agreement with Mark and Carolyn Landis, in the amount of $150. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 3,750,000 shares of the Company’s common stock exercisable at $0.08. The warrants expire in three years.

STOCK PERFORMANCE GRAPH
ASSUMES $100 INVESTED ON DEC. 31, 1998
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2003

CORPORATE GOVERNANCE

COMMITTEES OF OUR BOARD OF DIRECTORS

To assist the board of directors in carrying out their responsibility, the board has delegated certain authority to several committees. Information concerning these committees follows.

Messrs. Hatalski, Kingley and Nielsen presently serve on the Compensation Committee of the board of directors. Mr. Artale also served on the Committee until his resignation from the board in January 2004. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Level 8 1997 Stock Option Plan and the Outside Director Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee met two times during fiscal 2003.

Messrs. Nielsen and Hasenyager presently serve on the Audit Committee of the board of directors. The Audit Committee recommends to the board of directors the independent public accountants to be selected to audit the Company’s annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company’s internal accounting staff. The Audit Committee met five times during fiscal 2003.

The board of directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Until his resignation in January 2004, Mr. Frank Artale was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. To date, the Company has not named anyone to the position.

Mr. Hasenyager presently serves on the Nominating Committee of the board of directors. The Nominating Committee is responsible for proposing nominees to fill vacancies on the board of directors. The Nominating Committee does not consider stockholder recommendations for directors.

The board of directors may from time to time establish certain other committees to facilitate the management of the Company.

ATTENDANCE AT BOARD, COMMITTEE, AND STOCKHOLDER MEETINGS

The board of directors is responsible for the overall affairs of the Company. The board of directors held 25 meetings in 2003. Each director attended over 75% of the meetings of the Board and any committees on which he served in fiscal 2003.

COMPENSATION OF DIRECTORS

In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the board of directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 24,000. These options vest over a three-year period in equal increments upon the eligible Director’s election to the Board, with the initial increment vesting on the date of grant. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the board of directors. In addition, the plan permits the board of directors to grant discretionary awards to eligible directors under the plan. None of the Company’s Directors received additional monetary compensation for serving on the board of directors of the Company in 2001, other than reimbursement of reasonable expenses incurred in attending meetings.

In October 2002, the board of directors approved an amendment to the stock incentive plan for all non-management directors. Under the amendment, each non-management director will receive 100,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation. Under the amendment, there will be no additional compensation awarded for committee participation. The shares allocated to the board of directors are being issued out of the Level 8 Systems, Inc. 1997 Employee Stock Plan.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Messrs. Hatalski, Kingley and Neilsen. Mr. Artale also served on the Committee until his resignation from the Board in January 2004. None of the current members of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Hatalski, Kingley and Neilsen have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

OUR CODE OF CONDUCT AND ETHICS

Our board of directors has adopted a code of ethics and a code of conduct that applies to all of our directors, Chief Executive Officer, Chief Financial Officer, and employees. We will provide copies of our code of conduct and code of ethics without charge upon request. To obtain a copy of the code of ethics or code of conduct, please send your written request to Level 8 Systems, Suite 542, 8000 Regency Pkwy, Cary, North Carolina 27511, Attn: Corporate Secretary. The code of ethics is also available on the Company’s website at www.level8.com.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders may communicate with the Chairman of the Board, the Directors as a group, the non-management Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Level 8 Systems, Inc., 1433 Highway 34, Building C, Farmingdale, NJ 07727.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in its oversight of the Company’s accounting, reporting practices and financial reports. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was filed as Exhibit A to the proxy statement for the 2001 Annual Meeting. Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors, Margolis & Company, P.C., are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reports as follows with respect to the audit of the Company’s 2003 audited financial statements:

•	The Committee reviewed and discussed the Company’s 2003 audited financial statements with its management,

•
The Committee discussed with the independent auditors, Margolis & Company, P.C. the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements,

•
The Committee received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and discussed with the auditors their independence from the Company, and

•
Based on review and discussions of the Company’s 2003 audited financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the board of directors that the Company’s 2003 audited financial statements be included in its Annual Report on Form 10-K.

Submitted by:  THE AUDIT COMMITTEE
Kenneth Nielsen
Bruce Hasenyager

Audit Committee Charter

The board of directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to the Proxy Statement for the 2001 Annual Meeting of Stockholders. The board of directors reviews and approves changes to the Audit Committee Charter annually. The Audit Committee Charter was not amended in 2001, 2002 or 2003.

Independence of Audit Committee Members

The board of directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Until his resignation in January 2004, Mr. Frank Artale was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Following the resignation of Mr. Artale in January 2004, the Company has not appointed a replacement “audit committee financial expert” and continues to look for a candidate to fill this role on the Board or Directors and the Audit Committee.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the board of directors approves all policies under which compensation is paid or awarded to the Company’s executive officers. The Committee is currently comprised of Messrs. Hatalski and Kingley. Mr. Rampel served on the Compensation Committee until his resignation in May 2003 and was President of the Company until June 2002. Messrs. Hatalski and Kingley are not employees of the Company.

OVERALL COMPENSATION POLICIES
Compensation Philosophy
The Company’s executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company’s stockholders by basing a significant portion of an executive’s compensation on the Company’s performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company’s executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company’s employees.

Each year, the Committee reviews the Company’s executive compensation program. In its review, the Committee studies the compensation packages for executives of a peer group of the Company’s most direct publicly held competitors for executive talent, assesses the competitiveness of the Company’s executive compensation program and reviews the Company’s financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company’s overall performance objectives.

Each element of the Company’s executive compensation program is discussed below.

Base Salaries
The Committee annually reviews the base salaries of the Company’s executive officers. The base salaries for the Company’s executive officers for fiscal 2002 are reflected in the Summary Compensation Table and were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company’s executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company’s historic and recent financial performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to the Company’s success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation
Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company’s financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based on relatively equal measures upon the Committee’s subjective assessment of the Company’s projected revenues and other operational and individual performance factors and may adjust these targets during the year. Bonuses for 2002 were determined by evaluations of individual performance and by the success of the Company.

Long-Term Incentive Compensation
The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company’s stock option plans. The Committee believes that placing a portion of executives’ total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company’s executives directly with those of the Company’s stockholders, gives executives a significant long-term interest in the Company’s success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive’s past performance and the degree to which an incentive for long-term performance would benefit the Company. The size of option grants is comparable to grants by other corporations within the Company’s industry that are comparable in size to the Company.

Benefits
The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer
Mr. Pizi has served as Chief Executive Officer of the Company since February 1, 2000, and was compensated in accordance with the terms of his employment agreement with the Company. See “Executive Compensation-Employment Agreements, Termination of Employment and Change-In-Control Arrangements.”

Submitted by:	THE COMPENSATION COMMITTEE

Frank Artale
Nicholas Hatalski
Jay Kingley (as of June 2003)

EXECUTIVE OFFICERS

The Company’s current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

Anthony C. Pizi    Age: 45

Mr. Pizi currently serves as the Chairman of the Board, Chief Executive Officer and Chief Technology Officer of the Company, and has held all such offices since February 1, 2001. Prior to joining the Company, Mr. Pizi was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

John P. Broderick   Age: 55

Mr. Broderick has served as the Chief Operating Officer of the Company since June 2002, as the Chief Financial Officer of the Company since April 2001, and as Corporate Secretary since August 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.S. in accounting from Villanova University.

2003 Executive Compensation
The following summary compensation table sets forth the compensation earned by all persons serving as the Company’s executive officers during fiscal year 2003, serving or having served at the end of fiscal 2003 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2003. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2003, see “Option Grants in Fiscal 2003.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary		Bonus		Securities Underlying Options	All Other Annual Compensation
Anthony C. Pizi Chief Executive Officer, Chief Technology Officer and Chairman (1)	2003 2002 2001	$ $ $	200,000(2) 337,500(3) 527,038	$ $ $	100,000 -- --	500,000 500,000 500,000	$ $ $	-- -- --
John P. Broderick Chief Operating and Financial Officer, Corporate Secretary	2003 2002 2001	$ $ $	200,000(4) 200,000 146,788	$ $ $	60,000 40,000 40,000	500,000 100,000 165,900	$ $ $	-- -- --

(1)	Mr. Pizi began his service as Chief Executive Officer of the Company in February 2001.

(2)	Mr. Pizi’s base salary for fiscal 2003 was $200,000. Mr. Pizi had voluntarily elected to defer $31,250 of salary from 2003. During 2003, a salary deferral of $37,500 from 2002 was repaid to Mr. Pizi.

(3)	Mr. Pizi’s base salary for fiscal 2002 was $300,000. Mr. Pizi had voluntarily elected to defer $75,000 of salary from 2001, which was paid in 2002, and to defer $37,500 of 2002 salary.

(4)	Mr. Broderick’s base salary for 2003 was $200,000. Mr. Broderick voluntarily elected to defer $31,250 of salary from 2003.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements
Under the employment agreement between the Company and Mr. Pizi effective January 1, 2004, the Company is to pay Mr. Pizi an annual base salary of $200, and a performance bonus in cash of up to $400 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Pizi. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi five hundred thousand (500,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2004, the Company pays Mr. Broderick a base salary of $200, and a performance bonus of cash up to $100 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of the Company, in its discretion. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to provide Mr. Broderick with salary continuation of six months of Mr. Broderick's then base salary beginning on the first payday after the date of termination. In the event there occurs a substantial change in Mr. Broderick's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to pay Mr. Broderick (a) a lump sum payment of one year of Mr.

Broderick’s then base salary within thirty (30) days of termination and (b) two hundred fifty thousand (250,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Broderick. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement. If Mr. Broderick's employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

OPTION GRANTS IN 2003

The following table sets forth information regarding each grant of stock options to each of the Named Executives during fiscal 2003. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights (“SARs”) during fiscal 2003.

Option Grants in Fiscal 2003 Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Appreciation for Option Term 5% ($) 10% ($)
Anthony C. Pizi	500,000	19.48%	$0.26	04/17/13	81,756	207,187
John P. Broderick	500,000	19.48%	$0.26	04/17/13	81,756	207,187

The following table sets forth information concerning the options exercised during fiscal 2003 and held at December 31, 2003 by the Named Executives.

Fiscal 2003 Year-End Option Holdings and Values
			Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony C. Pizi	--	--	666,616	833,384	43,329	86,671
John P. Broderick	--	--	310,571	455,329	43,329	86,671

(1) Based on $0.35 per share, the December 31, 2003, closing price as quoted on the OTC Bulletin Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2003, about shares of Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan. All of the Company’s Equity Compensation Plans were approved by the Company’s stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	5,625,878	$2.43	4,111,065
Equity compensation plans not approved by stockholders (1)	--	--	--
Total	5,625,878	$2.43	4,111,065

(1) The Company does not have any Equity Compensation Plans that were not approved by stockholders.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations all Section 16(a) reports were filed in a timely manner.

PROPOSAL IV - RATIFICATION OF MARGOLIS APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will be asked to vote for a proposal to ratify the appointment of Margolis and Company P.C. as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2004. If the stockholders do not approve this appointment, the Audit Committee of the board of directors will reconsider its action and select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal 3.

On November 24, 2003, Deloitte & Touche LLP resigned as the Company’s Independent Registered Public Accounting Firm. During the two most recent fiscal years preceding such resignation, neither of Deloitte & Touche’s reports on our financial statements contained an adverse opinion or a disclaimer of opinion, however, both reports contained qualifications as to uncertainty. During this same period, there were no qualifications as to audit scope or accounting principles, nor were there disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. There were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Company has provided Deloitte & Touche with a copy of the foregoing disclosures and Deloitte & Touche has furnished the Company with a letter addressed to the SEC indicating agreement with the statements provided therein.

On February 2, 2004, Level 8 Systems appointed Margolis & Company P.C. as the Company’s new Independent Registered Public Accounting Firm.

A representative of Margolis and Company P.C. is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

Accountants Fees and Expenses

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2003 and December 31, 2002 by Margolis and Company P.C. and Deloitte & Touche LLP. The table includes audit and tax fees of $31,937 to Price Waterhouse Coopers, Australia.

	December 31, 2003	December 31, 2002
Audit fees (1)	$103,026	$121,255
Audit-related fees (2)	11,000	133,487
Tax fees (3)	--	83,578
All other fees (4)	15,728	10,000
Total fees	$129,754	$348,320

(1)
Includes fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s annual report on Form 10-K for the fiscal years ended 2003 and 2002 and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2003 and 2002.

(2)	Includes fees for professional services rendered in fiscal 2003 and 2002, in connection with SEC registration statements.

(3)	Includes fees for professional services rendered in fiscal 2003 and 2002, in connection with tax compliance.

(4)    Includes fees for 401K audit.

The Audit Committee has adopted policies and procedures regarding procurement of audit services and non-audit services that are compatible with maintaining independence of our Independent Registered Public Accounting Firm.

The scope of our external services is classified into the following categories:

Permitted Services

Audit Services/Audit Related
These services generally are highly correlated with the role of an Independent Registered Public Accounting Firm. Such services include matters such as analysis and interpretation of accounting principles and their application, support for financings and similar transactions, and other services that have bearing on the Company’s financial statements on which the external auditor provides their opinion. These services must be pre-approved annually by the Audit Committee.

Tax Services
These services are expressly allowed under this policy and do not impact the auditors independence. It is in the best interest of the Company to utilize the best service provider available particularly where knowledge of the Company is deemed highly advantageous, provided independence is not impaired. These services must be approved annually by the Audit Committee.

Specific Approval
These services are allowed under the policy and do not affect the auditor’s independence, but do require the pre-approval of the Audit Committee prior to the engagement.

Restricted Services
Restricted services are those services that may not be provided by external auditors as they are considered by statute or in the Company’s opinion to be incompatible with the role of an independent auditor. Any questions or interpretations of such matters should be addressed by the Chief Financial Officer.

This policy applies to the Company and all corporations, subsidiaries, branches and other entities directly or indirectly owned by the Company that are included in the Company’s consolidated financial statements.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATIONOF THE APPOINTMENT OF MARGOLIS AND COMPANY P.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

INDEX TO FINANCIAL STATEMENTS

Independent Registered Public Accounting Firms' Reports	F-2 & F-3
Financial Statements:
Audited Consolidated Financial Statements as of December 2002 and 2003 and for the years ended December 31, 2001, 2002, and 2003	F-4

Notes to Consolidated Financial Statements	F-11

Unaudited Consolidated Financial Statements as of September 30, 2003 and 2004 and for the nine months ended September 30, 2003 and 2004	F-33

Notes to Unaudited Consolidated Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC  ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.
Princeton, New Jersey

We have audited the accompanying consolidated balance sheet of Level 8 Systems, Inc. and subsidiaries (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss for the year then ended. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Level 8 Systems, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Margolis & Company P.C.

Bala Cynwyd, PA
February 12, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.
Princeton, New Jersey

We have audited the accompanying consolidated balance sheet of Level 8 Systems, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Level 8 Systems, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 28, 2003

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$19	$199
Cash held in escrow	776	--
Assets of operations to be abandoned	149	453
Trade accounts receivable, net	12	1,291
Receivable from related party	--	73
Notes receivable, net	--	867
Prepaid expenses and other current assets	270	731
Total current assets	1,226	3,614
Property and equipment, net	26	162
Software product technology, net	4,063	7,996
Other assets	47	80
Total assets	$5,362	$11,852
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short term debt	$2,625	$2,893
Accounts payable	2,545	3,537
Accrued expenses:
Salaries, wages, and related items	508	107
Restructuring	--	772
Other	1,613	1,332
Liabilities of operations to be abandoned	451	916
Deferred revenue	39	311
Total current liabilities	7,781	9,868
Long-term debt	131	--
Warrant liability	198	331
Senior convertible redeemable preferred stock	3,355	--
Commitments and contingencies (Notes 19 and 20)
Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, 10,000,000 shares authorized.
Series A3 - 10,070 shares issued and 4,070 and 10,070 shares outstanding at December 31, 2003 and 2002, respectively, $1,000 per share liquidation preference (aggregate liquidation value of $4,070)
Series B3 - 30,000 shares issued and outstanding, $1,000 per share liquidation preference (aggregate liquidation value of $30,000)
Series C - 1,590 shares issued and 1,340 and 1,590 outstanding at December 31, 2003 and 2002, respectively, $1,000 per share liquidation preference (aggregate liquidation value of $1,340)
	-- -- --	-- -- --
Common stock, $0.001 par value, 85,000,000 and 60,000,000 shares authorized at December 31, 2003 and 2002, respectively; 26,645,062 and 19,202,763 issued and outstanding at December 31, 2003 and 2002, respectively	27	19
Additional paid-in-capital	206,149	202,916
Accumulated other comprehensive loss	(6)	(717)
Accumulated deficit	(212,273)	(200,565)
Total stockholders' equity (deficit)	(6,103)	1,653
Total liabilities and stockholders' equity (deficit)	$5,362	$11,852

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Year Ended December 31,
	2003	2002	2001
Revenue:
Software	$102	$1,491	$1,658
Maintenance	316	571	9,262
Services	112	1,039	6,437
Total operating revenue	530	3,101	17,357
Cost of revenue:
Software	4,152	7,396	14,800
Maintenance	373	181	3,249
Services	908	900	5,487
Total cost of revenue	5,433	8,477	23,536
Gross margin (loss)	(4,903)	(5,376)	(6,179)
Operating expenses:
Sales and marketing	1,680	2,808	11,042
Research and product development	1,017	1,902	5,365
General and administrative	2,558	3,935	9,630
Amortization of intangible assets	-	-	6,259
Impairment of intangible assets	-	-	7,929
(Gain)/loss on disposal of assets	415	461	(6,345)
Restructuring, net	(834)	1,300	8,650
Total operating expenses	4,836	10,406	42,530
Loss from operations	(9,739)	(15,782)	(48,709)
Other income (charges):
Interest income	33	180	820
Interest expense	(196)	(471)	(4,346)
Other-than-temporary decline in fair value of marketable securities	-	-	(3,845)
Change in fair value of warrant liability	133	2,947	(885)
Other expense	(105)	(171)	(594)
	(135)	2,485	(8,850)
Loss before provision for income taxes	(9,874)	(13,297)	(57,559)
Income tax provision (benefit)	-	(155)	501
Loss from continuing operations	(9,874)	(13,142)	(58,060)
Loss from discontinued operations	(132)	(5,040)	(47,075)
Net loss	$(10,006)	$(18,182)	$(105,135)
Preferred dividends	-	-	926
Accretion of preferred stock and deemed dividends	1,702	995	-
Net loss applicable to common stockholders	$(11,708)	$(19,177)	$(106,061)
Loss per share:
Loss from continuing operations - basic and diluted	$(0.54)	$(0.75)	$(3.70)
Loss from discontinued operations - basic and diluted	-	(0.27)	(2.95)
Net loss applicable to common stockholders - basic and diluted	$(0.54)	$(1.02)	$(6.65)

Weighted average common shares outstanding - basic and diluted	21,463	18,877	15,958
The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)
	Common Stock Shares Amount		Preferred Stock Shares Amount		Additional Paid-in Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2000	15,786	$16	42	$--	$196,944	$(75,327)	$(3,903)	$117,730
Shares issued as compensation	369	--			1,199			1,199
Preferred stock dividend						(926)		(926)
Reclassification of warrant liability					(2,100)			(2,100)
Foreign currency translation adjustment							(287)	(287)
Reclassification of unrealized loss included in income-other than temporary decline							3,765	3,765
Unrealized losses on marketable securities							(353)	(353)
Net loss						(105,135)		(105,135)
Balance at December 31, 2001	16,155	16	42	--	196,043	(181,388)	(778)	13,893
Shares issued as compensation	108	--			139			139
Shares issued in private placement of common stock	2,382	3			3,571			3,574
Shares issued for litigation settlement	142	--			270			270
Shares issued for Cicero license agreement	250	--			622			622
Shares forfeited for repayment of notes receivable	(15)	--			(21)			(21)
Shares issued in private placement of series C preferred		--	2		1,590			1,590
Conversion of preferred shares to common	181	--	(2)		--			--
Warrants issued for financing					373	(373)		--
Accretion of preferred stock					329	(329)		--
Deemed dividend						(293)		(293)
Foreign currency translation adjustment							61	61
Net loss						(18,182)		(18,182)
Balance at December 31, 2002	19,203	19	42	--	202,916	(200,565)	(717)	1,653
Conversion of preferred shares to common	1,378	1	(6)		--			1
Shares issued as compensation	95	--			48			48
Shares issued for bank guarantee	150	--			51			51
Exercises of stock options	27	--			6			6
Conversion of warrants	3,352	4			402			406
Conversion of senior convertible redeemable preferred stock	546	1			174			175
Accretion of preferred stock					640	(640)		--
Shares issued in private placement of common stock	1,894	2			850			852
Deemed dividend					1,062	(1,062)		--
Foreign currency translation adjustment .							(6)	(6)
Reclassification of unrealized loss included in income							717	717
Net loss						(10,006)		(10,006)
Balance at December 31, 2003	26,645	$27	36	$--	$206,149	$(212,273)	$(6)	$(6,103)

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2003	2002	2001

Net loss	$(10,006)	$(18,182)	$(105,135)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(6)	(199)	(287)
Reclassification of accumulated foreign currency translation adjustments for dissolved subsidiaries	-	260	-
Unrealized loss on available-for-sale securities	-	-	(353)
Reclassification of unrealized loss included in income - other than temporary decline	717	-	3,765
Comprehensive losss	$(9,295)	$(18,121)	$(102,010)

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	2003	2002	2001

Cash flows from operating activities:
Net loss	($10,006)	($18,182)	($105,135)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	3,116	8,042	27,758
Change in fair value of warrant liability	(133)	(2,947)	885
Stock compensation expense	48	139	1,199
Unrealized loss on marketable securities-other than temporary decline	--	--	3,845
Impairment of intangible assets and software product technology	993	--	46,923
Provision for doubtful accounts	(52)	(477)	3,812
(Gain) loss on disposal of assets	(23)	461	(6,346)
Other	--	98	(188)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable and related party receivables	1,404	352	10,454
Assets and liabilities held for sale - systems integration	--	6,409	--
Assets and liabilities of operations to be abandoned	101	473	--
Due from Liraz	--	(56)	(3)
Prepaid expenses and other assets	420	803	834
Accounts payable and accrued expenses	(351)	(2,181)	(5,284)
Merger-related and restructuring	--	--	952
Deferred revenue	(273)	(122)	657
Net cash (used in) operating activities	(4,756)	(7,188)	(19,637)
Cash flows from investing activities:
Proceeds from sale of available for sale securities	--	175	--
Purchases of property and equipment	(36)	(11)	(198)
Cash payments secured through notes receivable	--	--	(77)
Repayment of note receivable	867	2,460	675
Cash received from sale of property	--	--	2,236
Cash received from sale of line of business assets	--	1,300	19,900
Additions to software product technology	--	--	(2,310)
Net cash provided by investing activities	831	3,924	20,226
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	859	1,974	--
Proceeds from issuance of preferred shares, net of issuance costs	--	1,380	--
Proceeds from issuance of convertible redeemable stock, less escrow of $776	2,754	--	--
Proceeds from exercise of warrants	406	--	--
Dividends paid for preferred shares	--	--	(1,345)
Bank note guarantee	--	--	1,600
Payments under capital lease obligations and other liabilities	--	--	(133)
Net borrowings on line of credit	--	--	245
Borrowings under credit facility, term loans and notes payable	980	381	--
Repayments of term loans, credit facility and notes payable	(1,248)	(583)	(24,000)
Net cash provided by (used in) financing activities	3,751	3,152	(23,633)
Effect of exchange rate changes on cash	(6)	(199)	(302)
Net (decrease) in cash and cash equivalents	(180)	(311)	(23,346)
Cash and cash equivalents at beginning of year	199	510	23,856
Cash and cash equivalents at end of year	$19	$199	$510

Cash paid (refunds) during the year for:
Income taxes	$(18)	$117	$280
Interest	$218	$274	$1,339
The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
(dollar amounts in thousands, except share and per share amounts)

Non-Cash Investing and Financing Activities

2003

During 2003, the Company issued 161,438 shares of common stock to vendors for outstanding liabilities valued at $73. Of this total, 66,667 shares or $25, were issued as part of the 1,894,444 shares issued in the October 2003 private placement.

In November 2003, the Company issued 150,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $51.

During 2003, the Company issued 546,875 shares of Level 8 Systems common stock upon conversion of 175 shares of Series D Convertible Redeemable Preferred Stock.

In October 2003, the Company issued 3,048,782 warrants to holders of the Series A3 Convertible Redeemable Preferred Stock and Series B3 Convertible Redeemable Preferred Stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A3 Preferred Stock and Series B3 Preferred Stock agreements. The warrants have a strike price of $0.40 valued at $1,062. (See Note 11.)

In April 2003, the Company agreed to exchange the warrants issued in the January 2002 private placement priced at $2.50 each for new warrants priced at $0.60 each and has extended the expiration date to until March 2007. This exchange was made as a result of a waiver by such warrant holders of certain terms and conditions that would trigger payments by the Company if the Company did not keep such shares registered under the Securities Act of 1933, as amended.

2002

During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The bonus was valued at $92. (See Note 11.)

In January 2002, the Company extended the exclusive, perpetual license to develop and sell the Cicero application integration software and obtain ownership of the registered trademark from Merrill Lynch in exchange for 250,000 shares of common stock. Total consideration was valued at $622. (See Note 6.)

In June 2002, the Company issued 141,658 shares of common stock to a former reseller of the Company as part of a settlement agreement. The settlement agreement was valued at $270.

In August 2002, as part of the Series C Convertible Redeemable Preferred Stock offering, (“Series C Preferred Stock”) the Company exchanged approximately $150 of indebtedness to Anthony Pizi, the Chairman of the Company, for Series C Preferred Stock.

In August 2002, the Company completed an exchange of 11,570 shares of Series A1 Convertible Redeemable Preferred Stock (“Series A1 Preferred Stock”) and 30,000 shares of Series B1 Convertible Redeemable Preferred Stock ("Series B1 Preferred Stock") for 11,570 shares of Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”) and 30,000 shares of Series B2 Convertible Preferred Stock (“Series B2 Preferred Stock”), respectively. (See Note 11.)

In October 2002, the Company completed an exchange of all of the outstanding shares of Series A2 Convertible Redeemable Preferred Stock (“Series A2 Preferred Stock”) and Series B2 Convertible Redeemable Preferred Stock (“Series B2 Preferred Stock”) and related warrants for an equal number of shares of newly created Series A3

Convertible Redeemable Preferred Stock (“Series A3 Preferred Stock”) and Series B3 Convertible Redeemable Preferred Stock (“Series B3 Preferred Stock”) and related warrants. This exchange was affected to correct a deficiency in the conversion price from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants. (See Note 11.)

In December 2002, the Company issued 1,462,801 warrants to holders of the Series A3 Convertible Redeemable Preferred Stock and Series B3 Convertible Redeemable Preferred Stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A3 Preferred Stock and Series B3 Preferred Stock agreements. The warrants have a strike price of $0.40. (See Note 11.)

In December 2002, the Company received $744 and $617 in notes receivable related to the sale of assets related to Systems Integration segment products. (See Note 2.)

2001

During 2001, the Company issued 369,591 shares of common stock to employees for retention bonuses, severance and consulting. These amounts were valued at $1,199. (See Note 11.)

In September and October 2001, the Company received $400 and $1,000 in notes receivable related to the sale of Message Queuing/XIPC and AppBuilder assets, respectively. (See Note 2.)

During 2001, the Company recorded a $3,765 unrealized loss on marketable securities related to an other-than-temporary decline in fair value.

During 2001, the Company performed consulting services valued at $750 in exchange for common shares of a strategic partner.

In September 2001, the Company retired a note receivable from a related party, (director and officer) totaling $495 in exchange for the forfeiture of certain retirement benefits.

On October 16, 2001, the Company completed an exchange of 11,570 shares of Series A 4% Convertible Redeemable Preferred Stock (“Series A Preferred Stock”) and 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock ("Series B Preferred Stock") for 11,570 shares of Series A1 Preferred Stock and 30,000 shares of Series B1 Preferred Stock, respectively. (See Note 11.)

LEVEL 8 SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)
NOTE 1.	SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Level 8 Systems, Inc. (''Level 8'' or the ''Company'') is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $10,006 for the year ended December 31, 2003 and has experienced negative cash flows from operations for each of the years ended December 31, 2003, 2002 and 2001. At December 31, 2003, the Company had a working capital deficiency of approximately $6555. The Company’s future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Level 8 be unable to continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero-related product line and continues to negotiate with significant customers that have begun or finalized the “proof of concept” stage with the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources, although the Company has not experienced significant success to date with this approach. In January 2004, the Company completed a private placement of its common stock wherein it raised approximately $1,247 of new capital. Management expects that it will be able to raise additional capital and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. See Note 2 regarding the sales of subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented.

All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Financial Instruments:

The carrying amount of the Company’s financial instruments, representing accounts receivable, notes receivable, accounts payable and debt approximate their fair value.

Foreign Currency Translation:

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments with maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents in the United States may be in excess of FDIC insurance limits.

Property and Equipment:

Property and equipment purchased in the normal course of business is stated at cost, and property and equipment acquired in business combinations is stated at its fair market value at the acquisition date. All property and equipment is depreciated using the straight-line method over estimated useful lives.

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

Software Development Costs:

The Company capitalizes certain software costs after technological feasibility of the product has been established. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense.

Additionally, the Company has recorded software development costs for its purchases of developed technology through acquisitions. (See Note 6.)

Capitalized software costs are amortized over related sales on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product. (See Note 6.)

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

Long-Lived Assets:

The Company reviews the recoverability of long-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation is based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate impairment, the Company would record an impairment based on the fair value of the assets at the date of the impairment. Effective January 1, 2002, the Company accounts for impairments under the Financial Accounting Standards Board ("FSAB") Statement of Financial Accounting Standards ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Prior to the adoption of this standard, impairments were accounted for using SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” which was superseded by SFAS No. 144. During 2003, the Company recorded impairments associated with its Cicero technology. During 2002, the Company recorded impairments associated with the sale of the Geneva and Star SQL and CTRC operations. (See Note 6.)

Revenue Recognition:

The Company recognizes license revenue from end-users and third party resellers in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, “Software Revenue Recognition”, as amended by SOP 98-9, ''Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions''. The Company reviews each contract to identify elements included in the software arrangement. SOP 97-2 and SOP 98-9 require that an entity recognize revenue for multiple element arrangements by means of the ''residual method'' when (1) there is vendor-specific objective evidence (''VSOE'') of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. VSOE of the fair value of undelivered elements is established on the price charged for that element when sold separately. Software customers are given no rights of return and a short-term warranty that the products will comply with the written documentation. The Company has not experienced any product warranty returns.

Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue. Any unearned receipts from service contracts result in deferred revenue.

Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue:

The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Advertising Expenses:

The Company expenses advertising costs as incurred. Advertising expenses were approximately $9, $53, and $1,198 for the years ended December 31, 2003, 2002 and 2001, respectively.

Research and Product Development:

Research and product development costs are expensed as incurred.

Income Taxes:

The Company uses SFAS No. 109, ''Accounting for Income Taxes'', to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events, other than enactments of changes in the tax law or rates, are generally considered. A valuation allowance is recorded when it is ''more likely than not'' that recorded deferred tax assets will not be realized. (See Note 9.)

Discontinued Operations:

During the third quarter of 2002, the Company made a decision to dispose of the Systems Integration segment and entered into negotiations with potential buyers. The Systems Integration segment qualified for treatment as a discontinued operation in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and the Company reclassified the results of operations for the Systems Integration segment in 2002 and 2001 to "loss from discontinued operations" in the Consolidated Statements of Operations. The Consolidated Statements of Cash Flows for 2001 has not been restated to reflect the discontinued operations as the information is not available and is impractical to obtain. The sale of the Systems Integration segment was completed in December 2002. (See Note 2.)

Loss Per Share:

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted loss per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 2003, 2002, and 2001, potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock.

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

	Year Ended December 31,
	2003	2002	2001
Stock options	5,625,878	3,834,379	4,366,153
Warrants	10,926,706	5,315,939	2,568,634
Preferred stock	16,893,174	7,812,464	3,782,519
	33,445,758	16,962,782	10,717,306

In 2003 and 2002, no dividends were declared on preferred stock. In 2001, dividends totaled $926, and were included in the loss per share calculations.

Stock-Based Compensation:

The Company has adopted the disclosure provisions of SFAS 123, “Accounting for Stock-Based Compensation”, and has applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the method required by SFAS No. 123, the Company’s net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

	2003	2002	2001
Net loss applicable to common stockholders, as reported	$(11,708)	$(19,177)	$(106,061)
Less: Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(1,016)	(3,387)	(2,735)

Pro forma loss applicable to common stockholders	$(12,724)	$(22,564)	$(108,796)

Loss per share:
Basic and diluted, as reported	$(0.54)	$(1.02)	$(6.65)
Basic and diluted, pro forma	$(0.59)	$(1.20)	$(6.82)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

	2003	2002	2001

Expected life (in years)	8.33 years	10 years	5 years
Expected volatility	126%	96%	90%
Risk free interest rate	4.00%	4.25%	4.50%
Expected dividend yield	0%	0%	0%

Warrants Liability:

The Company has issued warrants to Series A3 and Series B3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of the Company. The fair value of the warrants are accounted for as a liability and are re-measured through the Consolidated Statements of Operations at each balance sheet date.

Reclassifications:

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2003 presentation. Such reclassifications had no effect on previously reported net income or stockholder’s equity.

Recent Accounting Pronouncements:

In January 2003, the FASB issued Interpretation No. 46 or FIN 46“Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. In October 2003, the FASB issued FASB Staff Position FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” deferring the effective date for applying the provisions of FIN 46 for public entities’ interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company’s consolidated financial position or results of operations might be materially impacted.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The adoption of this statement did not have a material impact on the Company’s results of operations and financial condition.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies having a year-end after December 15, 2002 follow the prescribed format and provide the additional disclosures in their annual reports. The adoption of this statement did not have a material impact on the Company’s results of operations and financial condition.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material impact on our results of operations and financial condition.

NOTE 2. DISPOSITIONS

Sale of Geneva:

Effective October 1, 2002, the Company sold its Systems Integration software business to EM Software Solutions, Inc. Under the terms of the agreement, EM Software Solutions, Inc. acquired all rights, title and interest to the Geneva Enterprise Integrator and Geneva Business Process Automator products along with certain receivables, deferred revenue, maintenance contracts, fixed assets and certain liabilities. The Company had identified these assets as being held for sale during the third quarter of 2002 and, as such, reclassified the results of operations to “income/loss from discontinued operations”. The Company received total proceeds of $1,637; $276 in cash, a short-term note in the amount of $744 and a five-year note payable monthly in the aggregate amount of $617. The short-term note was due by February 13, 2003 and was repaid subsequent to December 31, 2002. The five-year note was recorded net of an allowance of $494. The carrying value of the assets sold was approximately $374 resulting in a loss on the disposal of discontinued operations of $769. Revenues for the Systems Integration segment were $3,700 in 2002 and $5,700 in 2001. (See Note 6.)

Sale of Star SQL and CTRC:

In June 2002, the Company entered into an Asset Purchase Agreement with StarQuest Ventures, Inc., a California company and an affiliate of Paul Rampel, a former member of the board of directors of Level 8 Systems and a former executive officer. Under the terms of the Asset Purchase Agreement, Level 8 sold its Star SQL and CTRC products and certain fixed assets to StarQuest Ventures for $365 and the assumption of certain maintenance liabilities. The Company received $300 in cash and a note receivable of $65. The loss on sale of the assets was $74. The Company used $150 from the proceeds to repay borrowings from Mr. Rampel.

Sale of AppBuilder Assets:

On October 1, 2001, the Company sold its Geneva AppBuilder software business to BluePhoenix Solutions, a wholly owned subsidiary of Liraz Systems Ltd. Under the terms of the agreement, the Company sold the rights, title and interest in the AppBuilder product and certain receivables, unbilled, deferred revenue, maintenance contracts, fixed assets and certain liabilities. The AppBuilder product accounted for approximately 99% of total revenues for the year and approximately 85% of total revenues within the messaging and application engineering segment. The Company received total proceeds of $20,350; $19,000 in cash, a note receivable for $1,000 due February 2002 and a cash payment for the net assets. The carrying value of the net assets sold was approximately $15,450. The resulting gain of approximately $4,900 was recorded in the gain on disposal of asset. The Company subsequently repaid $22,000 of its short-term debt using the proceeds received and cash on hand. In March 2002, the $1,000 note was repaid with cash of $825 and settlement of other liabilities. At December 31, 2001, the $1,000 note was recorded as note receivable from related party and $863, including $57 classified as assets to be abandoned, was recorded as a receivable from a related party representing amounts due to the Company from BluePhoenix Solutions for the net asset amount noted above and the reimbursement for certain general and administrative expenses performed by the Company.

Sale of Message Queuing and XIPC Assets:

Also during the quarter ended September 30, 2001, the Company sold two of its messaging products - Geneva Message Queuing and Geneva XIPC to Envoy Technologies, Inc. Under the terms of the agreement, Envoy acquired all rights, title and interest to the products along with all customer and maintenance contracts. The Company retained all accounts receivable, received $50 in cash and a note receivable for $400. The resulting gain of $342 has been recorded in the gain on disposal of assets.

Assets and Liabilities to be Abandoned:

At December 31, 2002, the Company had made the decision to close its remaining foreign subsidiaries.

In December 2002, the Company received notification of the finalization of the bankruptcy proceeding in France and recorded a gain on the closure of the subsidiary of $332 in Gain (loss) on disposal of assets.

In March 2003, the Company received notification of the finalization of the bankruptcy proceeding in the United Kingdom and recorded a gain on the closure of the subsidiary of $216 in Gain (loss) on disposal of assets.

In December 2003, the Company received notification of the liquidation of the Denmark subsidiary and the Company recorded a gain on the closure of the subsidiary of $62 in Gain (loss) on disposal of assets.

NOTE 3. ACCOUNTS RECEIVABLE

Trade accounts receivable was composed of the following at December 31:

	2003	2002
Current trade accounts receivable	$20	$1,434
Less: allowance for doubtful accounts	(8)	(143)
	$12	$1,291

Approximately $0 and $9 of current trade receivables were unbilled at December 31, 2003 and 2002, respectively.

The (credit) provision for uncollectible amounts was ($623), ($477) and $3,812 for the years ended December 31, 2003, 2002 and 2001 respectively. Write-offs (net of recoveries) of accounts receivable were ($488), ($437) and $6,047 for the years ended December 31, 2003, 2002 and 2001, respectively. Included in the write-offs for 2001 was approximately $3,800 from one customer who filed for Chapter 11 Protection under the U.S. Bankruptcy laws.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment was composed of the following at December 31:

	2003	2002
Computer equipment	$242	$206
Furniture and fixtures	8	8
Office equipment	138	138
	388	352
Less: accumulated depreciation and amortization	(362)	(190)

	$26	$162

Depreciation and amortization expense of property and equipment was $167, $402 and $945 for the years ended December 31, 2003, 2002, and 2001, respectively.
NOTE 5. NOTES RECEIVABLE

As discussed in Note 2, in 2002 the Company disposed of the remaining assets of the Systems Integration segment through a sale to EM Software Solutions, Inc. As part of the proceeds, the Company received two notes receivable from the purchaser. The first note was due on February 13, 2003 in the amount of $744 and bore interest at prime plus 2.25%. This note was repaid in February 2003. The second note was in the principal amount of $617 and bears interest at prime plus 1%. Principal and interest is payable monthly and the note matures in 2007. Due to the uncertainty of the collection of the note at the time, the Company recorded the note net of an allowance of $494.

As more fully discussed in Note 20, the Company had been party to litigation for breach of a real estate lease. That case was settled in August 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable due from EM Software Solutions, with recourse equal to the unpaid portion of the Note should the Note obligor default on future payments. The principal balance outstanding on the Note at the time of assignment was $545. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131. In addition, the Company wrote off the unreserved portion of the Note or $51.

In conjunction with the sale of Profit Key on April 6, 1998, the Company received a note receivable from the purchaser for $2,000. The remaining balance on the note totaled $1,000 and was due in equal annual installments beginning on March 31, 2001. The note bore interest at 9% per annum. In 2002, the Company sold its remaining interest in the note to a group of investors including Nicholas Hatalski and Paul Rampel, both members of the Company's board of directors at the time, and Anthony Pizi, the Company's Chairman for $400, and recorded a loss on the sale of $100.

NOTE 6. SOFTWARE PRODUCT TECHNOLOGY

As of December 31, 2003, all of the Company’s software product technology relates to the Cicero technology. Effective July 2002, the Company determined that the estimated asset life of the Cicero technology has been extended as a result of the January 2002 amended license agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) wherein the exclusive right to modify, commercialize, and distribute the technology was extended in perpetuity. Accordingly, the Company reassessed the estimated life of the technology and extended it from three years to five years. The effect of the change in the estimated life resulted in a reduction of $4,608 and $2,407 of amortization expense for the years ended December 31, 2003 and 2002, respectively. The impact on the net loss applicable to common stockholders - basic and diluted was $(0.21) per share for December 31, 2003 and $(0.13) per share for December 31, 2002.

In accordance with FASB 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology as of September 30, 2003 and again at December 31, 2003. This assessment was completed due to the Company’s continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve months. Currently, the Company is in negotiations with numerous customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the unamortized book value of the technology in excess of the expected net realizable value as of December 31, 2003. This impairment charge, in the amount of $993, has been recorded in cost of software revenue.

During the third quarter of 2001, the Company reduced its carrying value by $3,070 of the capitalized software cost recorded as part of the StarQuest acquisition to its fair value based upon an evaluation of its net realizable value. In May 2002, based upon the potential sale of the assets to a third party, the Company determined that an additional impairment had occurred in the amount of $1,564, which was recorded as software amortization. The Company has been assessing its assets to determine which assets if any are to be considered non-strategic and, in May 2002, the Company received an unsolicited offer to purchase the Star/SQL and CTRC products. In June 2002, the Company sold the Star/SQL and CTRC asset. (See Note 2.)

During the years ended December 31, 2003, 2002 and 2001, the Company recognized $3,933 of which $993 is an impairment charge, and $7,375 and $11,600, respectively, of expense related to the amortization of these costs, which is recorded as cost of software revenue in the consolidated statements of operations. Accumulated amortization of capitalized software costs was $20,436 and $16,503 at December 31, 2003 and 2002, respectively.

NOTE 7. IDENTIFIABLE AND UNIDENTIFIABLE INTANGIBLE ASSETS

Identifiable and unidentifiable intangible assets primarily included goodwill, existing customer base, assembled workforce and trademarks recorded in connection with the Company’s previous acquisitions. At December 31, 2003 and 2002, the Company had no identifiable and unidentifiable intangible assets. Pro forma net loss applicable to common stockholders as if the provisions of SFAS 142, "Goodwill and Other Intangible Assets", had been adopted for the year ended December 31, 2001 would have been ($98,023).

Sale of Seer Technologies Assets (AppBuilder):

As described in Note 2, Sale of AppBuilder Assets, the Company sold the intangible assets acquired from Seer Technologies to BluePhoenix Solutions (a wholly-owned subsidiary of Liraz Systems Ltd.) in October 2001, which resulted in a net reduction of $11,052 in intangible assets.

Asset Impairments:

During the quarter ended September 30, 2001, the Company was notified by one of its resellers that they would no longer engage in re-sales of the Company’s CTRC products acquired from StarQuest. This reseller accounted for substantially all of the product sales and as a result, the Company performed an assessment of the recoverability of the Message Application Engineering Segment. The results of the Company’s analysis of undiscounted cash flows indicated that an impairment had occurred. The Company estimated the fair market value of the related assets through a discounted future cash flow valuation technique. The results of this analysis indicated that the carrying value of these intangible assets exceeded their fair market values. The Company has reduced the carrying value of these intangible assets by approximately $10,999 as of September 30, 2001, of which $3,070 was recorded as software amortization costs. (See Note 6.)

NOTE 8. SHORT TERM DEBT

Short-term debt was composed of the following at December 31:
	2003	2002
Term loan (a)	$1,971	$2,512
Note payable; related party (b)	85	--
Notes payable (c)	444	381
Short term convertible note (d)	125	--
	$2,625	$2,893

(a)
The Company has a $1,971 term loan bearing interest at LIBOR plus 1% (approximately 2.13% at December 31, 2003). Interest is payable quarterly. There are no financial covenants and the term loan is guaranteed by Liraz Systems Ltd., the Company’s former principal shareholder. The loan matures on November 8, 2004. (See Note 16.)

(b)	In December 2003, the Company entered into a promissory note with the Company's Chairman. The Note bears interest at 12% per annum.

(c)
The Company is attempting to secure a revolving credit facility and on an interim basis and from time to time has issued a series of short term promissory notes with private lenders, which provides for short term borrowings both unsecured and secured by accounts receivable. The Notes bear interest at 12% per annum.

(d)
In December 2003, the Company entered into a promissory note with a private lender. The Note bears interest at 12% per annum and allows for the conversion of the principal amount due into common stock of the Company. The Note is convertible at $0.28 per share.

NOTE 9. INCOME TAXES

Income tax expense were composed of the following for the years ended December 31:
	2003	2002	2001
Federal - current	$--	$--	$--
State and local - current	--	--	--

Foreign taxes (benefit) and withholdings	--	(155)	501
Current taxes	--	(155)	501

Federal - deferred	--	--	--
State and local - deferred	--	--	--
Deferred taxes	--	--	--

Total income tax provision (benefit)	$--	$(155)	$501

A reconciliation of expected income tax at the statutory federal rate with the actual income tax provision is as follows for the years ended December 31:

	2003	2002	2001
Expected income tax benefit at statutory rate (34%)	$(3,402)	$(6,235)	$(35,200)
State taxes, net of federal tax benefit	(405)	(358)	(5,158)
Effect of foreign operations including withholding taxes	(31)	(68)	801
Effect of change in valuation allowance	3,769	6,362	37,076
Amortization and write-off of non-deductible goodwill	--	--	1,906
Non-deductible expenses	69	144	1,076
Total	$--	$(155)	$501

Significant components of the net deferred tax asset (liability) at December 31 were as follows:

	2003	2002
Current assets:
Allowance for doubtful accounts	$85	$41
Accrued expenses, non-tax deductible	200	200
Noncurrent assets:
Loss carry forwards	74,517	71,448
Depreciation and amortization	5,709	4,486
	80,511	76,175

Less: valuation allowance	(80,511)	(76,175)

	$--	$--

At December 31, 2003, the Company had net operating loss carryforwards of approximately $186,293, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2023. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid-in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $21,177.

The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to reinvest such undistributed earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 2003 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 10. SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Preferred Stock (“Series D Preferred Stock”), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share (“Series D-1 Warrants”). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003, because the Company failed to report $6,000 in gross revenues for the nine month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company’s capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in an allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement require that the Company place $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds was released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. The Company and the lead investor have mutually agreed to extend the escrow release provisions until April 15, 2004.

Another condition of the financing requires the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch, providing for the sale of all right, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter, $390 of escrowed funds was released. In addition, the Company and the lead investor agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

NOTE 11. STOCKHOLDERS’ EQUITY

Common Stock:

In October 2003, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell 1,894,444 shares of its common stock and issue 473,611 warrants to purchase the Company’s common stock at a price of $0.45 per share for a total of $853 in proceeds. This offering closed on October 15, 2003. The warrants expire in three years from the date of grant. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

In January 2002, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell up to 3,000,000 shares of its common stock and warrants. The common stock was valued at $1.50 per share and warrants to purchase additional shares were issued with an exercise price of $2.75 per share. This offering closed on January 16, 2002. Of the 3,000,000 shares, the Company sold 2,381,952 shares of common stock for a total of $3,574 and granted 476,396 warrants to purchase the Company’s common stock at an exercise price of $2.75 per share. The warrants expire in three years from the date of grant and have a call feature that forces exercise if the Company’s common stock exceeds $5.50 per share. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering. Under this Private Placement, the Company had agreed to certain terms and conditions that would trigger payments by the Company if the Company did not keep such shares registered under the Securities Act of 1933, as amended. In April 2003, in exchange for a waiver of such provisions the Company agreed to exchange the warrants from the January 2002 Private Placement priced at $2.50 for new warrants priced at $0.60 and has extended the expiration date until March 2007. Each participant is required to execute a waiver prior to receiving the repriced warrants.

Stock Grants:

During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The grants represented compensation for services previously performed and were valued and recorded based on the fair market value of the stock on the date of grant, which totaled $92. During 2003, no stock awards were made to employees.

Stock Options:

The Company maintains two stock option plans, the 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. In July 2003, stockholders approved a proposal to increase the number of shares reserved within these plans to a combined total of 10,900,000 shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the board of directors. The Company also has a stock incentive plan for outside directors and the Company has set aside 120,000 shares of common stock for issuance under this plan.

Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the board of directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

Activity for stock options issued under these plans for the fiscal years ending December 31, 2003, 2002 and 2001 was as follows:

	Plan Activity	Option Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2000	3,857,517	1.37 - 39.31	15.83

Granted	3,037,581	1.74 - 6.13	3.60
Forfeited	(2,528,945)	1.37 - 39.31	16.38
Balance at December 31, 2001	4,366,153	1.37 - 39.31	6.92

Granted	1,942,242	0.34 - 1.70	0.58
Forfeited	(2,474,016)	0.39 -39.31	6.76
Balance at December 31, 2002	3,834,379	0.34 -39.31	3.81

Granted	2,566,126	0.22 - 0.57	0.24
Exercised	(121,434)	0.22 - 0.22	0.22
Forfeited	(653,193)	0.22 - 39.31	2.60
Balance at December 31, 2003	5,625,878	0.20 - 39.31	2.43

The weighted average grant date fair value of options issued during the years ended December 31, 2003, 2002, and 2001 was equal to $0.24, $0.58, and $2.59 per share, respectively. There were no option grants issued below fair market value during 2003, 2002 or 2001.

At December 31, 2003, 2002 and 2001, options to purchase approximately 2,770,126, 1,409,461, and 1,313,826 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $0.22 to $39.32. The following table summarizes information about stock options outstanding at December 31, 2003:

EXERCISE PRICE	NUMBER OUTSTANDING	REMAINING CONTRACTUAL LIFE FOR OPTIONS OUTSTANDING	NUMBER EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE

$ 0.22 - 3.93	4,514,878	8.8	1,870,153	$0.62
3.94 -7.86	846,650	5.4	635,623	6.27
7.87-11.79	93,650	4.3	93,650	8.92
11.80-15.72	40,000	0.5	40,000	12.29
15.73-19.66	7,500	6.6	7,500	18.81
19.67-23.59	3,000	6.5	3,000	20.00
23.60-27.52	0	0.0	0	0.00
27.53-31.45	3,000	6.0	3,000	30.25
31.46-35.38	0	0.0	0	0.00
35.39-39.32	117,200	1.0	117,200	38.03

	5,625,878	8.0	2,770,126	$4.05

Preferred Stock:

In connection with the sale of Series D Preferred Stock, the holders of the Company’s Series A-3 Preferred Stock and Series B-3 Preferred Stock (collectively, the “Existing Preferred Stockholders”), entered into an agreement whereby the Existing Preferred Stockholders have agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, the Company is also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900 following the sale of the Series D Preferred Stock. Additionally, the Existing Preferred Stockholders have also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of the Company’s delisting from Nasdaq. As consideration for the waiver agreement, the Company has agreed to issue on a pro rata basis up to 1,000 warrants to all the Existing Preferred Stockholders on a pro rata basis at such time and from time to time as the Company closes financing transactions that represent proceeds in excess of $2,900, excluding the proceeds from the Series D Preferred Stock transaction. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company’s financing or loan transaction that exceeds the $2,900 threshold.

On August 14, 2002, the Company completed a $1,600 private placement of Series C Convertible Preferred Stock (“Series C Preferred Stock”), convertible at a conversion ratio of $0.38 per share of common stock into an aggregate of 4,184,211 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 1,046,053 shares of common stock at an exercise price of $0.38 per share. As consideration for the $1,600 private placement, the Company received approximately $1,400 in cash and allowed certain debt holders to convert approximately $150 of debt and $50 accounts payable to equity. The Chairman and CEO of the Company, Anthony Pizi, converted $150 of debt owed to him into shares of Series C Preferred Stock and warrants. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. The Company allocated the proceeds received from the sale of the Series C Preferred Stock and warrants to the preferred stock and the detachable warrants on a relative fair value basis, resulting in the allocation $1,271 to the Series C Preferred Stock and $329 to the detachable warrants. Based on the allocation of the proceeds, the Company determined that the effective conversion price of the Series C Preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. As a result, the Company recorded a beneficial conversion feature in the amount of $329 based on the difference between the fair market value of the Company’s common stock on the closing date of the transaction and the effective conversion price of the Series C Preferred Stock. The beneficial conversion feature was recorded as a discount on the value of the Series C Preferred Stock and an increase in additional paid-in capital. Because the Series C Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

In connection with the sale of Series C Preferred Stock, the Company agreed with the existing holders of its Series A1 Convertible Preferred Stock (the “Series A1 Preferred Stock”) and the Series B1 Convertible Preferred Stock (the “Series B1 Preferred Stock”), in exchange for their waiver of certain anti-dilution provisions, to reprice an aggregate of 1,801,022 warrants to purchase common stock from an exercise price of $1.77 to $0.38. The Company entered into an Exchange Agreement with such holders providing for the issuance of 11,570 shares of Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”) and 30,000 Series B2 Convertible Preferred Stock (“Series B2 Preferred Stock”), respectively. Series A2 Preferred Stock and Series B2 Preferred Stock are convertible into an aggregate of 1,388,456 and 2,394,063 shares of the Company’s common stock at $8.33 and $12.53 per share, respectively. The exchange is being undertaken in consideration of the temporary release of the anti-dilution provisions of the Series A1 Preferred Stockholders and Series B1 Preferred Stockholders. Based on a valuation performed by an independent valuation firm, the Company recorded a deemed dividend of $293, to reflect the increase in the fair value of the preferred stock and warrants as a result of the exchange. (See “Stock Warrants” for fair value assumptions.) The dividend increased the fair value of the warrant liability. As of December 31, 2003, no warrants had been exercised.

On October 25, 2002, the Company effected an exchange of all of our outstanding shares of Series A2 Convertible Redeemable Preferred Stock (“Series A2 Preferred Stock”) and Series B2 Convertible Redeemable Preferred Stock (“Series B2 Preferred Stock”) and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock (“Series A-3 Preferred Stock”) and Series B3 Convertible Redeemable Preferred Stock (“Series B-3 Preferred Stock”) and related warrants. This exchange was made to correct a deficiency in the conversion price from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants on August 29, 2002. The conversion price for the Series A3 Preferred Stock and the conversion price for the Series B3 Preferred Stock remain the same as the previously issued Series A1 and A2 Preferred Stock and Series B1 and B2 Preferred Stock, at $8.33 and $12.53, respectively. The exercise price for the aggregate 753,640 warrants relating to the Series A-3 Preferred Stock (“Series A3 Warrants”) was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series A1 Preferred Stock. The exercise price for the aggregate 1,047,382 warrants relating to the Series B-3 Preferred Stock (“Series B3 Warrants”) was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series B1 Preferred Stock. The adjusted exercise price was based on the closing price of the Company’s Series C Convertible Redeemable Preferred Stock and warrants on August 14, 2002, plus $0.02, to reflect accurate current market value according to relevant Nasdaq rules. This adjustment was made as part of the agreement under which the holders of the Company’s Preferred Stock agreed to waive their price-protection anti-dilution protections to allow the Company to issue the Series C Preferred Stock and warrants without triggering the price-protection anti-dilution provisions and excessively diluting its common stock. The Company may cause the redemption of the Series A-3 Preferred Stock warrants and the Series B-3 Preferred Stock warrants for $.0001 at any time if the closing price of the Company’s common stock over 20 consecutive trading days is greater than $5.00 and $7.50 per share, respectively. The holders of the Series A3 and Series B3 Warrants may cause the warrants to be redeemed for cash at the difference between the exercise price and the fair market value immediately preceding a redemption event as defined in the contract. As such, the fair value of the warrants at issuance has been classified as a warrant liability in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”. As of December 31, 2003, no warrants have been exercised and the fair value of the liability is $198.

Under the terms of the agreement, the Company is authorized to issue equity securities in a single or series of financing transactions representing aggregate gross proceeds to the Company of approximately $5,000, or up to an aggregate 17,500 shares of common stock, without triggering the price-protection anti-dilution provisions in the Series A3 Preferred Stock and B3 Preferred Stock and related warrants. In exchange for the waiver of these price-protection anti-dilution provisions, the Company repriced the warrants as described above and have agreed to issue on a pro rata basis up to 4,600 warrants to the holders of Series A3 Preferred Stock and Series B3 Preferred Stock at such time and from time to time as the Company closes subsequent financing transactions up to the $5,000 issuance cap or the 17,500 share issuance cap. As a result of the Series C Preferred Stock financing, which represented approximately $1,600 of the Company’s $5,000 in allowable equity issuances, the Company is obligated to issue an aggregate of 1,462,801 warrants at an exercise price of $0.40 per share to the existing preferred stockholders. The warrants were issued on December 31, 2002 and had a fair value of $373, which was recorded as a dividend to, Preferred stockholders. As a result of the Series D preferred Stock financing which represented approximately $3,500 against the allowable equity issuances, the Company was obligated to issue an aggregate of 3,048,782 warrants at an exercise price of $0.40 per share to the existing Series A3 and Series B3 preferred shareholders. The warrants were issued on October 8, 2003 and had a fair value of $1,062, which was recorded as a deemed dividend to preferred stockholders. Additionally, the Company has agreed to issue a warrant to purchase common stock to the existing preferred stockholders on a pro rata basis for each warrant to purchase common stock that the Company issues to a third-party lender in connection with the closing of a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company’s subsequent financing or loan transaction or $0.40, whichever is greater. These warrants are not classified as a liability under EITF 00-19.

During 2003 and 2002 there were 6,250 shares of preferred stock converted into 1,377,921 shares of the Company's common stock and 1,500 shares of preferred stock converted into 180,007 shares of the Company’s common stock, respectively. There were 4,070 shares of the Series A3 Preferred Stock and 30,000 shares of Series B3 Preferred Stock, 1,340 shares of Series C Preferred Stock, and 3,355 shares of Series D Preferred Stock outstanding at December 31, 2003.

Stock Warrants:

The Company values warrants based on the Black-Scholes pricing model. Warrants granted in 2003, 2002, and 2001were valued using the following assumptions:

	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Expected Dividend	Fair Value of Common Stock

December 2000 Commercial Lender Warrants	4	87%	5%	None	$6.19
Preferred Series A3 and B3 Warrants	4	108%	4%	None	$1.89
2002-2003 Financing Warrants	5	97%	2%	None	$0.40
Preferred Series C Warrants	5	117%	3%	None	$0.38
Preferred Series D-1 Warrants	5	117%	3%	None	$0.07
Preferred Series D-2 Warrants	5	102%	3%	None	$0.20
Private Placement	3	102%	3%	None	$0.45

During December 2000, the Company issued a commercial lender rights to purchase up to 172,751 shares of the Company's common stock at an exercise price of $4.34 in connection with a new credit facility. The warrants were valued at $775 or $4.49 per share and are exercisable until December 28, 2004. As of December 31, 2003, no warrants have been exercised.

Increase in Capital Stock:

In July 2003, the stockholders approved a proposal to amend the Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 85,000,000.

NOTE 12. EMPLOYEE BENEFIT PLANS

As of January 1, 2001, the Company sponsored one defined contribution plan for its U.S. employees - the Level 8 Systems 401(k). On December 31, 2000, the Company amended the Level 8 Systems 401(k) plan to provide a 50% matching contribution up to 6% of an employee’s salary. Participants must be eligible Level 8 plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions to the Plan included in the Consolidated Statement of Operations totaled $14, $7, and $7 for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company also had employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. There was $0, $12, and $260 in expense recognized under these plans for the years ended December 31, 2003, 2002, and 2001, respectively. The Company no longer maintains foreign subsidiaries.

NOTE 13. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

In 2003, three customers accounted for 42.1%, 19.5% and 12.7% of operating revenues. In 2002, two customers accounted for 38.7% and 26.7% of operating revenues.

NOTE 14. FOREIGN CURRENCIES

As of December 31, 2003, the Company had $0 and $8 of U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

As of December 31, 2002, the Company had $73 and $87 of U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies. The Company’s net foreign currency transaction losses were $31, $171, and $198 for the years ended 2003, 2002 and 2001, respectively.

The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

	2003	2002
Euro	41.2%	4.0%
Pound Sterling	-	2.1%

NOTE 15. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

During the first quarter of 2001, management reassessed how the Company would be managed and how resources would be allocated. Management now makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: (1) Desktop Integration segment, and (2) Messaging and Application Engineering segment. The Company previously had three reportable segments but the Company has reported the Systems Integration segment as discontinued operations.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment are Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC, Geneva AppBuilder, CTRC and Star/SQL. During 2001, the Company sold three of its messaging products, Geneva Message Queuing, Geneva XIPC and AppBuilder. During 2002, the Company sold its CTRC and Star/SQL products.

Segment data includes a charge allocating all corporate headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. During 2002, the Company reported the operations of its Systems Integration segment as discontinued operations and has reallocated the corporate overhead for the Systems Integration segment in 2002 and 2001. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, in-process research and development, and restructuring.

The table below presents information about reported segments for the twelve months ended December 31, 2003 and 2002:

	Desktop Integration	Messaging/Application Engineering	TOTAL
2003:
Total revenue	$466	$64	$530
Total cost of revenue	5,371	62	5,433
Gross margin (loss)	(4,905)	2	(4,903)
Total operating expenses	4,999	256	5,255
Segment profitability (loss)	$(9,904)	$(254)	$(10,158)

2002:
Total revenue	$2,148	$953	$3,101
Total cost of revenue	6,527	1,950	8,477
Gross margin (loss)	(4,379)	(997)	(5,376)
Total operating expenses	8,211	434	8,645
Segment profitability (loss)	$(12,590)	$(1,431)	$(14,021)

2001:
Total revenue	$134	$17,223	$17,357
Total cost of revenue	9,427	14,109	23,536
Gross margin (loss)	(9,293)	3,114	(6,179)
Total operating expenses	18,858	7,179	26,037
Segment profitability (loss)	$(28,151)	$(4,065)	$(32,216)

A reconciliation of segment operating expenses to total operating expense follows:

	2003	2002	2001
Segment operating expenses	$5,255	$8,645	$26,037
Amortization of intangible assets	--	--	6,259
Write-off of intangible assets	--	--	7,929
(Gain)Loss on disposal of assets	415	461	(6,345)
Restructuring, net	(834)	1,300	8,650
Total operating expenses	$4,836	$10,406	$42,530

A reconciliation of total segment profitability to net loss for the fiscal years ended December 31:

	2003	2002	2001
Total segment profitability (loss)	$(10,158)	$(14,021)	$(32,216)
Amortization of intangible assets	--	--	(6,259)
Impairment of intangible assets	--	--	(7,929)
Gain/(loss) on disposal of assets	(415)	(461)	6,345
Restructuring	834	(1,300)	(8,650)
Interest and other income/(expense), net	(135)	2,485	(8,850)
Net loss before provision for income taxes	$(9,874)	$(13,297)	$(57,559)

The following table presents a summary of long-lived assets by segment as of December 31:

	2003	2002
Desktop Integration	$4,089	$8,096
Messaging/Application Engineering	-	62

Total assets	$4,089	$8,158

The following table presents a summary of revenue by geographic region for the years ended December 31:

	2003	2002	2001
Australia	$-	$-	$141
Denmark	32	20	2,333
France	-	7	30
Germany	-	35	757
Israel	-	4	659
Italy	18	32	813
Norway	-	1	491
Switzerland	-	-	667
United Kingdom	-	13	1,929
USA	476	2,989	6,402
Other	4	-	3,135

	$530	$3,101	$17,357

Presentation of revenue by region is based on the country in which the customer is domiciled. As of December 31, 2003 and 2002, all of the long-lived assets of the Company are located in the United States. The Company reimburses the Company’s foreign subsidiaries for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 16. RELATED PARTY INFORMATION

Liraz Systems Ltd. guarantees certain debt obligations of the Company. In November 2003, the Company and Liraz agreed to extend the guarantee and with the approval of the lender, agreed to extend the maturity of the debt obligation until November 8, 2004. The Company issued 150,000 shares of common stock to Liraz in exchange for this debt extension and will issue additional stock on March 31, 2004, June 30, 2004 and September 30, 2004 unless the debt is repaid before those dates. (See Note 8.)

From time to time during 2003, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Notes bear interest at 1% per month and are unsecured. At December 31, 2003, the Company was indebted to Mr. Pizi in the amount of $85. In January 2004, the Company repaid Mr. Pizi $75.

On December 26, 2003, the Company entered into a short term note payable with Mark Landis who is related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The note, in the amount of $125, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.32 per share.

In October 2001, the Company sold its AppBuilder assets to BluePhoenix (a wholly owned subsidiary of Liraz) for $19,000 cash, a note receivable of $1,000 and of payment for net assets of $350. See Note 2.

Liraz paid the salaries and expenses of certain company employees and was reimbursed by the Company. Salaries and expenses paid by Liraz amounted to $67 during 2001.

NOTE 17. RESTRUCTURING CHARGES

As part of the Company’s plan to focus on the emerging desktop integration marketplace with its new Cicero product, the Company completed substantial restructurings in 2002 and 2001. At December 31, 2002, the Company’s accrual for restructuring was $772, which was primarily comprised of excess facility costs. As more fully discussed in Note 20 Contingencies, subsequent to September 30, 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance, as of September 30, 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 2 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $545 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

During the second quarter of 2002, the Company announced an additional round of restructurings to further reduce its operating costs and streamline its operations. The Company recorded a restructuring charge in the amount of $1,300, which encompassed the cost associated with the closure of the Company’s Berkeley, California facility as well as a significant reduction in the Company’s European personnel.

During the first quarter of 2001, the Company announced and began implementation of an initial operational restructuring. The Company recorded restructuring charges of $6,650 during the quarter ended March 31, 2001 and an additional charge of $2,000 for the quarter ended June 30, 2001. Restructuring charges have been classified in “Restructuring” on the consolidated statements of operations. These operational restructurings involved the reduction of employee staff throughout the Company in all geographical regions in sales, marketing, services, development and all administrative functions.

The overall restructuring plan included the termination of 236 employees. The plan included a reduction of 107 personnel in the European operations and 129 personnel in the US operations. Employee termination costs were comprised of severance-related payments for all employees terminated in connection with the operational restructuring. Termination benefits did not include any amounts for employment-related services prior to termination.

NOTE 18. FUNDED RESEARCH AND DEVELOPMENT

In July 2001, the Company and a significant customer entered into a multi-year agreement to fund the development of the next generation of Level 8’s Geneva Enterprise Integrator and Geneva Business Process Automator software. The terms of the agreement provided $6,500 in funding for research and development for 18 months in exchange for a future fully paid and discounted licensing arrangement. In May 2002, the Company and Amdocs Ltd. agreed to terminate the funded development agreement and enter into a non-exclusive license to develop and sell its Geneva J2EE technology. Under the terms of the agreement to terminate the funded research and development program, Amdocs Ltd. assumed full responsibility for the development team of professionals located in the Company’s Dulles, Virginia facility. The Geneva products comprised the Systems Integration segment and were subsequently identified as being held for sale. Accordingly, the Company reclassified the Systems Integration segment to discontinued operations. The business was eventually sold to EM Software Solutions, Inc, in December 2002.

NOTE 19. LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003 were as follows:
Lease Commitments
2004	$214
2005	221
2006	84
$519

Rent expense for the years ended December 31, 2003, 2002 and 2001 was $586, $2,980 and $1,835, respectively. Sublease income was $241, $2,487 and $221 for the fiscal years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003, the Company had no sublease arrangements.

NOTE 20. CONTINGENCIES

Various lawsuits and claims have been brought against the Company in the normal course of business. In January 2003, an action was brought against the Company in the Circuit Court of Loudon County Virginia for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, the Company agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note being transferred was $545 and matures in December 2007. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131.

In October 2003, the Company was served with a summons and complaint regarding unpaid invoices for services rendered to the Company by one of its vendors. The amount in dispute is approximately $200 and is included in accounts payable.

Subsequent to 2003, the Company has been served with an additional summons and complaint regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. The Company disagrees with this allegation although it has reserved for this contingency.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 21.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003:
Net revenues	$143	$177	$113	$97
Gross profit/(loss)	(1,037)	(968)	(1,734)	(1,164)
Net loss from continuing operations	(2,974)	(2,424)	(2,468)	(2,008)
Net loss discontinued operations	(46)	(20)	(58)	(8)
Net loss	(3,020)	(2,444)	(2,526)	(2,016)
Net loss/share continued operations - basic and diluted	$(0.19)	$(0.12)	$(0.12)	$(0.11)
Net loss/share discontinued operations -- basic and diluted	--	--	--	--
Net loss/share -basic and diluted	$(0.19)	$(0.12)	$(0.12)	$(0.11)

2002:
Net revenues	$446	$630	$823	$1,202
Gross profit/(loss)	(3,548)	(1,749)	(422)	343
Net loss from continuing operations	(5,409)	(5,062)	(1,948)	(723)
Net loss discontinued operations	(676)	(5,481)	484	633
Net loss	(6,085)	(10,543)	(1,464)	(90)
Net loss/share continued operations - basic and diluted	$(0.29)	$(0.26)	$(0.12)	$(0.07)
Net loss/share discontinued operations -- basic and diluted	$(0.04)	$(0.29)	$0.03	$0.03
Net loss/share -basic and diluted	$(0.33)	$(0.55)	$(0.09)	$(0.04)

NOTE 22. SUBSEQUENT EVENTS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets and certain liabilities being acquired was $750 and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a common stock financing round wherein it raised $1,247 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. The Company sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. The Company also agreed to register the common stock and the warrants for resale under the Securities Act of 1933, as amended.

FINANCIAL STATEMENT FOR THE QUARTERS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003
LEVEL 8 SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$37	$19
Cash held in escrow	779	776
Assets of operations to be abandoned	143	149
Trade accounts receivable, net	37	12
Prepaid expenses and other current assets	133	270
Total current assets	1,129	1,226
Property and equipment, net	18	26
Software product technology, net	--	4,063
Other assets	--	47
Total assets	$1,147	$5,362
LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)
Current liabilities:
Short-term debt	$3,991	$2,625
Accounts payable	2,443	2,545
Accrued expenses:
Salaries, wages, and related items	920	508
Other	1,968	1,613
Liabilities of operations to be abandoned	504	451
Deferred revenue	167	39
Total current liabilities	9,993	7,781
Long-term debt	167	131
Warrant liability	--	198
Senior convertible redeemable preferred stock	2,692	3,355
Stockholders' equity (deficit):
Preferred Stock	--	--
Common Stock	37	27
Additional paid-in-capital	209,177	206,149
Accumulated other comprehensive loss	(5)	(6)
Accumulated deficit	(220,914)	(212,273)
Total stockholders' equity (deficit)	(11,705)	(6,103)
Total liabilities and stockholders' equity (deficit)	$1,147	$5,362

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Software	$9	$9	$117	$88
Maintenance	76	80	222	247
Services	88	24	167	98
Total operating revenue	173	113	506	433

Cost of revenue:
Software	65	1,553	4,473	3,235
Maintenance	90	99	288	294
Services	235	195	801	643
Total cost of revenue	390	1,847	5,562	4,172

Gross margin (loss)	(217)	(1,734)	(5,056)	(3,739)

Operating expenses:
Sales and marketing	258	371	940	1,430
Research and product development	283	265	882	773
General and administrative	349	647	1,265	1,959
(Gain) on disposal of assets	(3)	(6)	(3)	(19)
Restructuring, net	--	(834)	--	(834)
Impairment of intangible assets	--	--	587	--
Total operating expenses	887	443	3,671	3,309
Loss from operations	(1,104)	(2,177)	(8,727)	(7,048)

Other income (expense):
Interest income	1	6	3	32
Interest expense	(75)	(53)	(164)	(155)
Change in fair value of warrant liability	--	(242)	198	(135)
(Loss) on closure of subsidiaries	--	--	--	(499)
Other income/(expense)	(26)	(2)	72	(61)
Loss before provision for income taxes	(1,204)	(2,468)	(8,618)	(7,866)
Income tax provision	--	--	--	--

Loss from continuing operations	(1,204)	(2,468)	(8,618)	(7,866)
Loss from discontinued operations	(7)	(58)	(23)	(124)
Net loss	$(1,211)	$(2,526)	$(8,641)	$(7,990)

Loss per share from continuing operations - basic and diluted	(0.03)	(0.12)	(0.25)	(0.42)
Loss per share from discontinued operations - basic and diluted	(0.00)	(0.00)	(0.00)	(0.01)
Net loss per share applicable to common shareholders - basic and diluted	$(0.03)	$(0.12)	$(0.25)	$(0.43)

Weighted average common shares outstanding - basic and diluted	37,253	21,371	34,334	20,104

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(8,641)	$(7,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,284	2,388
Change in fair value of warrant liability	(198)	135
Stock compensation expense	162	53
Impairment of software product technology	--	745
Impairment of intangible assets	587	--
Provision for doubtful accounts	(13)	(43)
(Gain) on disposal of assets	--	(19)
Other	(3)	--
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable and related party receivables	(19)	1,404
Assets and liabilities - discontinued operations	59	189
Prepaid expenses and other assets	256	270
Accounts payable and accrued expenses	829	(598)
Deferred revenue	128	(207)
Net cash used in operating activities	(2,569)	(3,673)
Cash flows from investing activities:
Repayment of note receivable	--	867
Net cash provided by investing activities	--	867
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	1,247	5
Proceeds from convertible redeemable preferred stock, net of cash held in escrow of 776	--	2,755
Proceeds from exercise of warrants	112	243
Borrowings under credit facility, term loans, notes payable	1,575	--
Repayments of term loans, credit facility and notes payable	(348)	(323)
Net cash provided by financing activities	2,586	2,680
Effect of exchange rate changes on cash	1	(3)
Net increase (decrease) in cash and cash equivalents	18	(129)
Cash and cash equivalents:
Beginning of period	19	199
End of period	$37	$70

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss	$(1,211)	$(2,526)	$(8,641)	$(7,990)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	9	(3)	(5)	(5)
Comprehensive loss	$(1,202)	$(2,529)	$(8,646)	$(7,995)

The accompanying notes are an integral part of the consolidated financial statements.
.

LEVEL 8 SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
(unaudited)

NOTE 1. INTERIM FINANCIAL STATEMENTS

The accompanying financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles of the United States of America have been condensed or omitted pursuant to those rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Level 8 Systems, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 2003. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly owned for the periods presented.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $10,006 and $18,182 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the nine months ended September 30, 2004, the Company incurred a loss of $8,641 and had a working capital deficiency of $8,864. The Company’s future revenues are largely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero related product line and continues to negotiate with customers that have expressed an interest in the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources although the Company has not experienced significant success to date with this approach. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity. There can be no assurance that management will be successful in executing these strategies as anticipated or in a timely manner or that increased revenues will reduce further operating losses. If the Company is unable to significantly increase cash flow or obtain additional financing, it will likely be unable to generate sufficient capital to fund operations for the next twelve months and may be required to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As discussed in Notes 3 and 8, the Company recently completed a private placement of its common stock wherein it raised $1,247 of new capital. Management expects that it will be able to raise additional capital and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method required by SFAS No. 123, the Company’s net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss applicable to common stockholders	$(1,211)	$(2,526)	$(8,641)	$(7,990)
Accretion of preferred stock	--	--	--	(640)
Less: Total stock based employee compensation expense under fair value based method for all awards, net of related tax effects	(121)	(90)	(556)	(328)
Pro forma loss applicable to common stockholders	$(1,332)	$(2,616)	$(9,197)	$(8,958)
Loss per share:
Basic and diluted, as reported	$(0.03)	$(0.12)	$(0.25)	$(0.43)
Basic and diluted, pro forma	$(0.04)	$(0.12)	$(0.27)	$(0.45)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions for the quarter and nine months ended September 30, 2004 as follows:

Expected life (in years)	4.23 years
Expected volatility	101.44%
Risk free interest rate	4.75%
Expected dividend yield	0%

The following table sets forth certain information as of September 30, 2004, about shares of Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan. The Company’s stockholders approved all of the Company’s Equity Compensation Plans.

Shares
Outstanding on January 1, 2004	5,625,878
Granted	2,667,754
Exercised	(47,754)
Forfeited	(757,239)
Outstanding on September 30, 2004	7,488,639

Weighted average exercise price of outstanding options	$1.62
Shares available for future grants on September 30, 2004	2,200,550

NOTE 2. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46 or FIN 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. In October 2003, the FASB issued FASB Staff Position FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” deferring the effective date for applying the provisions of FIN 46 for public entities’ interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company’s consolidated financial position or results of operations might be materially impacted.

NOTE 3. ACQUISITIONS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets being acquired plus certain liabilities assumed was $750, and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill and charged to the Statement of Operations for the period ended March 31, 2004.

NOTE 4. SOFTWARE PRODUCT TECHNOLOGY

In accordance with FASB 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology, as of June 30, 2004. This assessment was performed due to the Company’s continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. Currently, the Company is in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $2,844, was recorded as software amortization for the period ended June 30, 2004.

Also in accordance with FASB 86,  the Company completed an assessment of the recoverability of the Ensuredmail product technology, as of June 30, 2004. This assessment was completed due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $154, was recorded as software amortization for the period ended June 30, 2004.

NOTE 5. RESTRUCTURING CHARGES

As of August 2003, the Company settled litigation relating to excess facility costs which represented the Company’s accrual for restructuring. Accordingly, the Company reversed the restructuring balance during the third quarter of 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of its Geneva software technology to EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $401 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

NOTE 6. SHORT TERM CONVERTIBLE NOTES

During the quarter ended September 30, 2004, the Company entered into a series of secured promissory notes with certain warrant holders. The Notes bear interest at 12% per annum, are secured by certain intellectual property of the Company and mature on or about December 31, 2004. Total secured promissory notes outstanding as of September 30, 2004 is $768.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month, and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of the Company’s common stock exercisable at $0.28. The warrants expire in three years.

Also in March 2004, the Company entered into convertible loan agreements with two other individual investors, each in the face amount of $50. Under the terms of the agreement, each loan bears interest at 1% per month and is convertible into 135,135 shares of our common stock and warrants to purchase 135,135 shares of our common stock at $0.37 per share. The warrants expire in three years. In May 2004, one of the note holders exercised their conversion right and converted the debt obligation into 135,135 shares of common stock of the Company.

On April 12, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In May 2004, the Company entered into convertible loans aggregating $185 from several investors including a member of the Company’s Board of Directors. Under the terms of the agreements the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of the Company’s common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16. The warrants expire in three years.

These obligations are included in Short-term debt on the Company’s Balance Sheet as of September 30, 2004.

NOTE 7. SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Redeemable Preferred Stock (“Series D Preferred Stock”), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share (“Series D-1 Warrants”). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003 because the Company failed to report $6,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company’s capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement required that the Company deposit $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds was released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. On October 21, 2004, the Company received notification from the lead investors of their intent to redeem the escrow balance and surrender the equivalent amount of Series D preferred shares.

Another condition of the financing required the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch providing for the sale of all rights, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter of 2003, $390 of escrowed funds was released. In addition, the Company and the lead investors agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

NOTE 8. STOCKHOLDERS’ EQUITY

As described in Note 3, Acquisitions, in January 2004, the Company acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37 per share. The total purchase price of the assets acquired and liabilities assumed, was $750 and has been accounted for by the purchase method of accounting.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a Securities Purchase Agreement with several new investors as well as certain investors of Critical Mass Mail, Inc., wherein the Company raised $1,247 through the sale of 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant.

In October 2003, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell 1,894,444 shares of its common stock and issue 473,611 warrants to purchase the Company’s common stock at a price of $0.45 per share for a total of $853 in proceeds. This offering closed on October 15, 2003. The warrants expire in three years from the date of grant.

NOTE 9. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first and second quarters of fiscal year 2004 or 2003. Because of the Company's recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

NOTE 10. LOSS PER SHARE

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities outstanding during the periods presented include stock options, warrants and preferred stock.

The following table sets forth the reconciliation of net loss to loss available to common stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss, as reported	$(1,211)	$(2,526)	$(8,641)	$(7,990)
Accretion of preferred stock	--	--	--	(640)
Loss applicable to common stockholders, as adjusted	$(1,211)	$(2,526)	$(8,641)	$(8,630)

Basic and diluted loss per share:
Loss per share from continuing operations	$(0.03)	$(0.12)	$(0.25)	$(0.43)
Loss per share from discontinued operations	--	--	--	--
Net loss per share applicable to common shareholders	$(0.03)	$(0.12)	$(0.25)	$(0.43)

Weighted common shares outstanding - basic and diluted	37,253	21,371	34,334	20,104

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

	September 30,
	2004	2003
Stock options, common share equivalent	7,488,639	5,742,544
Warrants, common share equivalent	18,482,625	6,880,418
Preferred stock, common share equivalent	14,062,137	16,893,174
	40,033,401	29,516,136

Accretion of the preferred stock arises as a result of the beneficial conversion feature realized in the sale of preferred stock.

NOTE 11. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Management makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: Desktop Integration segment and Messaging and Application Engineering segment.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment is Geneva Integration Broker and the encryption technology products, Email Encryption Gateway, Software Development Kit (SDK), Digital Signature Module, Business Desktop, and Personal Desktop.

Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, and in-process research and development.

While segment profitability should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Segment profitability is not necessarily a measure of our ability to fund our cash needs. The non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.

The table below presents information about reported segments for the three months and nine months ended September 30, 2004 and 2003:
	Desktop Integration		Messaging and Application Engineering		Total
	September 30, 2004		September 30, 2004		September 30, 2004
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
Total revenue	$164	$469	$9	$37	$173	$506
Total cost of revenue	390	5,348	--	214	390	5,562
Gross margin (loss)	(226)	(4,879)	9	(177)	(217)	(5,056)
Total operating expenses	812	2,771	78	316	890	3,087
Segment profitability (loss)	$(1,038)	$(7,650)	$(69)	$(493)	$(1,107)	$(8,143)

	Desktop Integration		Messaging and Application Engineering		Total
	September 30, 2003		September 30, 2003		September 30, 2003
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
Total revenue	$100	$375	$13	$58	$113	$433
Total cost of revenue	1,847	4,099	--	73	1,847	4,172
Gross margin (loss)	(1,747)	(3,724)	13	(15)	(1,734)	(3,739)
Total operating expenses	1,220	3,956	63	206	1,283	4,162
Segment profitability (loss)	$(2,967)	$(7,680)	$(50)	$(221)	$(3,017)	$(7,901)

A reconciliation of total segment operating expenses to total operating expenses for the quarters ended September 30:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total segment operating expenses	$890	$1,283	$3,087	$4,162
(Gain) on disposal of assets	(3)	(6)	(3)	(19)
Impairment of intangible assets	--	--	587	--
Restructuring	--	(834)	--	(834)
Total operating expenses	$887	$443	$3,671	$3,309

A reconciliation of total segment (loss) to loss before provision for income taxes for the quarters ended September 30:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total segment loss	$(1,107)	$(3,017)	$(8,143)	$(7,901)
Change in fair value of warrant liability	--	(242)	198	(135)
Gain on disposal of assets	3	6	3	19
Impairment of intangible assets	--	--	(587)	--
Restructuring	--	834	--	834
(Loss) on closure of subsidiaries	--	--	--	(499)
Interest and other income/(expense), net	(100)	(49)	(89)	(184)
Total loss before income taxes	$(1,204)	$(2,468)	$(8,618)	$(7,866)
The following table presents a summary of assets by segment:

	Nine Months Ended September 30,
	2004	2003
Desktop Integration	$18	$5,025
Messaging and Application Engineering	--	--
Total assets	$18	$5,025

NOTE 12. CONTINGENCIES

Litigation. Various lawsuits and claims have been brought against the Company in the normal course of business. In October 2003, the Company was served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered to the Company by one of its vendors. The amount in dispute is approximately $200 and is included in accounts payable. On May 12, 2004, this litigation was settled. Under the terms of the settlement agreement, the Company agreed to pay a total of $189 plus interest over a twenty-month period ending December 15, 2005. The current portion of this Note in the amount of $116 is included in Short Term Debt on the accompanying balance sheet.

In March 2004, the Company was served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. In October 2004, the Company settled this litigation. Under the terms of the settlement agreement the Company agreed to pay a total of $160 in equal installments over the next 24 months.

On August 5, 2004, the Company was notified that it was in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. The Company does not plan on curing the default and has vacated the premises. In September, the Company reached a settlement agreement in which it agreed to pay a total of $200 in equal installments over the next twenty months. The Company has secured approximately 1,300 square feet of new office space located at 1433 State Highway 34, Farmingdale, New Jersey under a short term lease.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 13. SUBSEQUENT EVENTS

On October 12, 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $100. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years.

On October 28, 2004, the Company entered into a loan agreement with Anthony Pizi, the Company’s Chairman and Chief Executive Officer in the amount of $200. Under the terms of the agreement, the loan bears interest at 1% per month and is due December 15, 2004.

On November 12, 2004, the Company entered into another convertible loan agreement with Mark and Carolyn Landis, in the amount of $150. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 3,750,000 shares of the Company’s common stock exercisable at $0.08. The warrants expire in three years.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEVEL 8 SYSTEMS., INC.

By: /s/ Anthony C. Pizi
Anthony C. Pizi
Chairman of the Board and Chief Executive Officer
Date: February 14, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons on behalf of the Registrant and in the capacities and on the dates indicated have signed this Report below.

Signature	Title	Date
/s/ Anthony C. Pizi Anthony C. Pizi	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 14, 2005
/s/ John P Broderick John P. Broderick	Chief Financial and Operating Officer (Principal Chief Accounting Officer)	February 14, 2005
/s/ Nicholas Hatalski Nicholas Hatalski	Director	February 14, 2005
/s/ Bruce Hasenyager Bruce Hasenyager	Director	February 14, 2005
/s/ Kenneth Neilsen Kenneth Neilsen	Director	February 14, 2005
/s/ Jay Kingley Jay Kingley	Director	February 14, 2005

EXHIBIT INDEX
Exhibit Number	Description
1.1	Form of Agreement
2.1
Asset Purchase Agreement, dated as of December 13, 2002, by and among Level 8 Systems, Inc., Level 8 Technologies, Inc. and EMSoftware Solutions, Inc. (exhibits and schedules omitted but will be furnished supplementally to the Securities and Exchange Commission upon request) (incorporated by reference to exhibit 2.1 to Level 8’s Form 8-K filed December 30, 2002).

3.1	Certificate of Incorporation of Cicero, Inc., a Delaware corporation.
3.2	Bylaws of Cicero, Inc. a Delaware corporation.
3.3	Certificate of Designation relating to Cicero, Inc. Series A1 Convertible Redeemable Preferred Stock.
3.4	Certificate of Incorporation of Level 8 Systems, Inc., a Delaware corporation, as amended August 4, 2003 (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-K filed March 30, 2004).
3.5	Bylaws of Level 8 Systems, Inc., a Delaware corporation (incorporated by reference to exhibit 3.2 to Level 8’s Form 10-K filed April 2, 2002).
3.6
Certificate of Designations, Preferences and Rights dated March 19, 2003 relating to Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8's Form 8-K, filed March 31, 2003).

3.7	Certificate of Designation relating to Series A3 Convertible Redeemable Preferred Stock. (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-Q filed November 15, 2002).
3.8	Certificate of Designation relating to Series B3 Convertible Redeemable Preferred Stock. (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-Q filed November 15, 2002).
3.9	Certificate of Designation relating to Series C Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8’s Form 8-K filed August 27, 2002).
4.1	Form of term sheet dated October 6, 2004.
4.2	Form of Note Purchase Agreement.

4.3	Form of Promissory Note
4.4
Registration Rights Agreement dated as of March 19, 2003 by and among Level 8 Systems, Inc. and the Purchasers listed on Schedule I thereto relating to the Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8’s Form 8-K, filed March 31, 2003).

4.5
Registration Rights Agreement dated as of October 15, 2003 by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement listed on schedule I thereto (incorporated by reference to exhibit 4.2 to Level 8’s Form 10-K filed March 30, 2004).

4.6
Registration Rights Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement listed on Schedule I thereto (incorporated by reference to exhibit 4.1 to Level 8's Report on Form 8-K, filed January 25, 2002).

4.7
Registration Rights Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and MLBC, Inc. (incorporated by reference to exhibit 4.1 to Level 8's Report on Form 8-K, filed January 11, 2002).

4.8
Registration Rights Agreement, dated as of August 29, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8’s Form 8-K filed August 30, 2002).

4.8A
First Amendment to Registration Rights Agreement, dated as of October 25, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8’s Form 10-Q filed November 15, 2002).

4.9
Registration Rights Agreement, dated as of August 14, 2002, entered into by and between Level 8 Systems, Inc. and the investors in Series C Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8’s Form 8-K filed August 27, 2002).

4.10	Form of Registration Rights Agreement issued to Purchasers in the January 2004 Private Placement (incorporated by reference to exhibit 4.1 to Level 8’s Form 10-Q filed May 12, 2004).
4.11	Form of Registration Rights Agreement issued to Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 4.2 to Level 8’s Form 10-Q filed May 12, 2004).
4.12	Form of Stock Purchase Warrant issued to Purchasers in the January 2004 Private Placement (incorporated by reference to exhibit 4.3 to Level 8’s Form 10-Q filed May 12, 2004).
4.13	Form of Stock Purchase Warrant issued to Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 4.4 to Level 8’s Form 10-Q filed May 12, 2004).
4.14	Form of Warrant issued to the Purchasers in the Series D Preferred Stock transaction dated as of March 19, 2003 (incorporated by reference to exhibit 4.2 to Level 8's Form 8-K, filed March 31, 2003).
4.14A	Form of Warrant issued to the Purchasers in the Series D Preferred Stock transaction dated as of March 19, 2003 (incorporated by reference to exhibit 4.2 to Level 8's Form 8-K, filed March 31, 2003).
4.15	Form of Stock Purchase Warrant issued to Purchasers in the October 2003 Private Placement (incorporated by reference to exhibit 4.9 to Level 8’s Form 10-K filed March 30, 2004).
4.16	Form of Stock Purchase Warrant issued to the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.2 to Level 8's Report on Form 8-K, filed January 25, 2002).
4.17	Form of Series A3 Stock Purchase Warrant (incorporated by reference to exhibit 10.2 of Level 8’s Form 10-Q filed November 15, 2002).
4.18	Form of Series B3 Stock Purchase Warrant (incorporated by reference to exhibit 10.3 of Level 8’s Form 10-Q filed November 15, 2002).
4.19	Form of Series C Stock Purchase Warrant (incorporated by reference to exhibit 10.2 to Level 8’s Form 8-K filed August 27, 2002).
5.1	Legal Opinion of Lemery Greisler LLC regarding legality of the securities being registered

5.2	Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP (incorporated by reference to exhibit 5.1 to Level 8’s form S-1/A filed September 13, 2004).

10.1
Form of Promissory Note dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.3 to Level 8’s Form 10-Q filed May 12, 2004).

10.2
Form of Securities Purchase Agreement dated January 2004 by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.1 to Level 8’s Form 10-Q filed May 12, 2004).

10.3
Form of Securities Purchase Agreement dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.2 to Level 8’s Form 10-Q filed May 12, 2004).

10.4
Form of Convertible Promissory Note dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.3 to Level 8’s Form 10-Q filed May 12, 2004).

10.4	Securities Purchase Agreement dated as of March 19, 2003 by and among Level 8 Systems, Inc. and the Purchasers (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K, filed March 31, 2003).
10.5
Securities Purchase Agreement dated as of October 15, 2003 by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement (incorporated by reference to exhibit 10.2 to Level 8’s Form 10-K filed March 30, 2004).

10.6
Securities Purchase Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.1 to Level 8's Report on Form 8-K, filed January 25, 2002).

10.7
Securities Purchase Agreement, dated as of August 14, 2002, by and among Level 8 Systems, Inc. and the purchasers of the Series C Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8’s Form 8-K filed August 27, 2002).

10.8
Agreement by and among Level 8 Systems, Inc. and the holders of Series A1/A2/A3 and B1/B2/B3 Preferred Stock, dated as of August 14, 2002 (incorporated by reference to exhibit 10.3 to Level 8’s Form 8-K filed August 27, 2002).

10.9
Exchange Agreement among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I, dated as of August 29, 2002 (incorporated by reference to exhibit 10.1 to Level 8’s Form 8-K filed August 30, 2002).

10.9A
First Amendment to Exchange Agreement, dated as of October 25, 2002, among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I to that certain Exchange Agreement, dated as of August 29, 2002 (incorporated by reference to exhibit 10.1 to Level 8’s Form 10-Q filed November 15, 2002).

10.9B
Securities Purchase Agreement, dated as of June 29, 1999, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series A Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K filed July 23, 1999).

10.9C
Securities Purchase Agreement, dated as of July 20, 2000, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series B Preferred Stock (incorporated by reference to Exhibit 10.1 to Level 8's Report on Form 8-K filed July 31, 2000).

10.10
Amended PCA Shell License Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8's Form 8-K, filed January 11, 2002).

10.10A
PCA Shell License Agreement between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8’s Report on Form 8-K, filed September 11, 2000).

10.11
Promissory Note of Level 8 Systems, Inc., dated as of September 28, 2001, among Level 8 Systems, Inc. and Bank Hapoalim (incorporated by reference to exhibit 10.2 to Level 8’s Form 10-K filed April 2, 2002).

10.11 A
Amendment to Promissory Note of Level 8 Systems, Inc., dated as of November 15,2003 among Level 8 Systems, Inc. and Bank Hapoalim (incorporated by reference to exhibit 10.10A to Level 8’s Form 10-K filed March 30, 2004).

10.12	Employment Agreement between Anthony Pizi and the Company effective January 1, 2004, incorporated by reference to exhibit 10.12 to Level 8’s Form S-1/A filed September 13, 2004).*
10.13	Employment Agreement between John P. Broderick and the Company effective January 1, 2004, (incorporated by reference to exhibit 10.13 to Level 8’s Form S-1/A filed September 13, 2004).*
10.14
Level 8 Systems Inc. 1997 Stock Option Plan, as Amended and Restated (incorporated by reference to exhibit 10.2 to Level 8’s Registration Statement of Form S-1/A, filed September 22, 2000, File No. 333-44588).*

10.14A	Seventh Amendment to Level 8 Systems Inc. 1997 Stock Option Plan (incorporated by reference to exhibit 10.14B to Level 8’s Form 10-K filed March 30, 2004).*
10.15
Level 8's February 2, 1995 Non-Qualified Option Plan (incorporated by reference to exhibit 10.1 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995, File No. 33-92230).*

10.16
Lease Agreement for Cary, N.C. offices, dated November 7, 2003, between Level 8 Systems, Inc. and Regency Park Corporation (incorporated by reference to exhibit 10.17 to Level 8’s Form 10-K filed March 30, 2004).

10.17
Lease Agreement, dated February 23, 2001, between Level 8 Systems, Inc. and Carnegie 214 Associates Limited Partnership (incorporated by reference to exhibit 10.15 to Level 8's Annual Report on Form 10-K, filed March 29, 2001).

16.1	Letter from Deloitte & Touche LLP regarding change of accountant (incorporated by reference to Exhibit 16 to Level 8’s Current Report on Form 8-K, filed November 26, 2003).
21.1	List of subsidiaries of the Company (incorporated by reference to exhibit 21.1 to Level 8’s Form S-1/A, filed September 13, 2004).
23.1	Consent of Margolis & Company LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Lemery Greisler LLC.
24.1	Power of Attorney (included on signature page).
99.1	Form of Proxy Card
* Management contract or compensatory agreement.